UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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PRECISION CASTPARTS CORP.

(Name of Registrant as Specified In Its Charter)

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PRECISION CASTPARTS CORP.

4650 SW Macadam Avenue, Suite 400

Portland, Oregon 97239

October 13, 2015

Dear Shareholder:

A special meeting of shareholders of Precision Castparts Corp., an Oregon corporation (“PCC” or the “Company”), will be held on November 19, 2015 at 9:00 a.m. local time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. You are cordially invited to attend.

On August 8, 2015, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), and NW Merger Sub Inc., an Oregon corporation and a wholly owned subsidiary of Berkshire (“Merger Sub”), providing for, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, the acquisition of the Company by Berkshire at a price of $235 per share in cash. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Berkshire. At the special meeting, the shareholders of the Company will vote on the approval of the merger agreement.

At the effective time of the merger, each share of the Company’s common stock, without par value (“Company common stock”), issued and outstanding immediately prior to the effective time, other than shares owned by Berkshire and shares owned by wholly owned subsidiaries of Berkshire that Berkshire has elected to be cancelled, will be converted into the right to receive $235 in cash, without interest and less any applicable withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board approved the merger agreement, deemed the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company, directed that the approval of the merger agreement be submitted to the shareholders of the Company and recommended that the shareholders of the Company vote their shares to approve the merger agreement at a meeting of the shareholders of the Company. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement.

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is approved by shareholders holding at least a majority of the outstanding shares of Company common stock. The failure to vote will have the same effect as a vote against the proposal to approve the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares by promptly voting electronically or telephonically as described in the accompanying proxy statement, or, if you received a paper copy of the proxy card, by completing, dating, signing and returning your proxy card, or attending our special meeting of shareholders in person. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated toll-free at (877) 800-5187.

I look forward to seeing you at our special meeting.

Very truly yours,

/s/ Mark Donegan
Mark Donegan
Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated October 13, 2015 and is first being mailed to our shareholders on or about October 15, 2015.

PRECISION CASTPARTS CORP.

4650 SW Macadam Avenue, Suite 400

Portland, Oregon 97239

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date:	9:00 a.m. local time, on November 19, 2015

Place:	The Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon

Purpose:

1.     To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of August 8, 2015 (the “merger agreement”), by and among Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), NW Merger Sub Inc., an Oregon corporation and a wholly owned subsidiary of Berkshire (“Merger Sub”), and Precision Castparts Corp., an Oregon corporation (“PCC” or the “Company”).

2.     To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this nonbinding, advisory proposal relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Berkshire or, following the merger, the surviving corporation and its subsidiaries), which we refer to as the “nonbinding compensation proposal”.

Record Date:	Only shareholders of record as of the close of business on October 9, 2015 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

General:

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board approved the merger agreement, declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company, directed that the approval of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company and recommended that the shareholders of the Company vote for approval of the merger agreement.

The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and “FOR” the nonbinding compensation proposal.

Please vote telephonically or electronically for the matters before our shareholders as described in the accompanying proxy statement, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

By Order of the Board of Directors,

/s/ Ruth A. Beyer
Ruth A. Beyer
Senior Vice President, General Counsel and Secretary

Portland, Oregon

October 13, 2015

i

Annex A	Agreement and Plan of Merger, dated as of August 8, 2015	A-1
Annex B	Opinion of Credit Suisse Securities (USA) LLC	B-1

ii

PRECISION CASTPARTS CORP.

4650 SW Macadam Avenue, Suite 400

Portland, Oregon 97239

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 19, 2015

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of shareholders of Precision Castparts Corp., which we refer to as “PCC”, the “Company”, “we”, “us” or “our”. The special meeting will be held on November 19, 2015, at 9:00 a.m. local time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. We are furnishing this proxy statement to shareholders of the Company as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the “Board”, for use at the special meeting and at any adjournments or postponements thereof. This proxy statement is dated October 13, 2015 and is first being mailed to our shareholders on or about October 15, 2015.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 79.

The Parties

(page 16)

PCC is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is a market leader in manufacturing complex structural investment castings and forged components for aerospace markets, machined airframe components, and highly engineered, critical fasteners for aerospace applications, and in manufacturing airfoil castings for the aerospace and industrial gas turbine markets. PCC also is a leading producer of titanium and nickel superalloy melted and mill products for the aerospace, chemical processing, oil and gas, and pollution control industries, and manufactures extruded seamless pipe, fittings, and forgings for power generation and oil and gas applications. PCC’s common stock is listed on the New York Stock Exchange, which we refer to as “the NYSE”, trading symbol “PCP”. PCC’s principal executive office is located at 4650 SW Macadam Avenue, Suite 400, Portland, Oregon and its telephone number is (503) 946-4800.

Berkshire Hathaway Inc., which we refer to as “Berkshire”, and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Berkshire common stock is listed on the NYSE, trading symbols BRK.A and BRK.B. Berkshire’s principal executive office is located at 3555 Farnam Street, Suite 1440, Omaha, Nebraska 68131 and its telephone number is (402) 346-1400.

NW Merger Sub Inc., which we refer to as “Merger Sub”, was formed by Berkshire solely for the purpose of completing the merger. Upon the consummation of the merger, Merger Sub will cease to exist. Merger Sub’s principal executive office is located at 3555 Farnam Street, Suite 1440, Omaha, Nebraska 68131 and its telephone number is (402) 346-1400.

The Merger

(page 24)

The Company, Berkshire and Merger Sub entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement”, on August 8, 2015. A copy of the merger agreement is included as Annex A to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into the Company, which we refer to as the “merger”. The Company will survive the merger as a wholly owned subsidiary of Berkshire (the “surviving corporation”).

Upon the consummation of the merger, each share of the Company’s common stock, without par value, which we refer to as “Company common stock”, that is issued and outstanding immediately prior to the effective time (defined below under “The Merger Agreement—Closing and Effective Time of the Merger”) of the merger, other than shares owned by Berkshire and shares owned by wholly owned subsidiaries of Berkshire that Berkshire has elected to be cancelled, will be converted into the right to receive $235 in cash (the “merger consideration”), without interest and less any applicable withholding taxes.

The Special Meeting

(page 17)

The special meeting will be held on November 19, 2015, at 9:00 a.m. local time. At the special meeting, you will be asked to, among other things, vote for the approval of the merger agreement. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.

Shareholders Entitled to Vote; Vote Required to Approve the Merger Agreement

(page 18)

You may vote at the special meeting if you owned any shares of Company common stock at the close of business on October 9, 2015, the record date for the special meeting. As of the close of business on the record date, there were 137,581,145 shares of Company common stock outstanding and entitled to vote, held by 746 shareholders of record. You may cast one vote for each share of Company common stock that you held on the record date. The approval of the merger agreement by the Company’s shareholders requires the affirmative vote of shareholders holding at least a majority of the outstanding shares of Company common stock as of the close of business on the record date.

Recommendation of the Board; Reasons for Recommending the Approval of the Merger Agreement

(page 17)

After careful consideration, the Board determined to approve the merger agreement and recommend the approval of the merger agreement by the Company’s shareholders. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal (as described below under “Questions and Answers about the Special Meeting and the Merger—What proposals will be considered at the special meeting?”).

The Board believes that the merger agreement and the merger are advisable and in the best interests of the Company’s shareholders. For a discussion of the material factors that the Board considered in determining to recommend the approval of the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Approval of the Merger Agreement” beginning on page 27.

Opinion of Credit Suisse, Financial Advisor to the Company

(page 34)

On August 8, 2015, Credit Suisse Securities (USA) LLC, which is referred to as “Credit Suisse”, rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of August 8, 2015, the fairness, from a financial point of view, to the holders of Company common stock, other than Berkshire and its affiliates, of the merger consideration to be received by such shareholders other than Berkshire and its affiliates in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the Board, and only addressed, as of August 8, 2015, the fairness, from a financial point of view, to the holders of Company common stock, other than Berkshire and its affiliates, of the merger consideration to be received by such shareholders other than Berkshire and its affiliates in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any shareholder as to how such holder should act or vote with respect to any matter relating to the merger. Credit Suisse will receive a transaction fee equal to $32 million contingent upon the consummation of the merger.

Certain Effects of the Merger

(page 38)

Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly owned subsidiary of Berkshire.

Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market, and the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Effects on the Company if the Merger is not Completed

(page 39)

In the event that the proposal to approve the merger agreement does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and shareholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Berkshire a termination fee. Please see the sections of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 71.

Treatment of Equity and Equity-Based Awards

(page 58)

At the effective time of the merger:

•	each outstanding deferred stock unit held by a non-employee director, which we refer to as a “DSU”, will be converted into the right to receive an amount in cash equal to the merger consideration, less any required withholding taxes, with respect to each share of Company common stock subject to such DSU;

•	each outstanding option to purchase shares of Company common stock, which we refer to as a “stock option”, will be converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Company common stock underlying such stock option and (y) the excess (if any) of the merger consideration over the exercise price per share of such stock option, which amount we refer to as the “stock option consideration”, less any required withholding taxes, except that each outstanding stock option that has an exercise price that is greater than or equal to the per share merger consideration will be canceled for no consideration; and

•	each account balance credited to an account deemed a “Phantom Stock Fund” under the Company’s Nonemployee Directors’ Deferred Compensation Plan, 2005 Restatement, as amended, or the Company’s Executive Deferred Compensation Plan, 2005 Restatement, as amended, (together, the “Deferred Compensation Plans”), which we refer to as a “phantom share”, will be converted into the right to receive an amount in cash equal to the merger consideration, less any required withholding taxes, with respect to each share of Company common stock deemed invested in or referenced by such phantom share except that cash amounts in respect of phantom shares credited in respect of participant elections made on or prior to December 31, 2008, which we refer to as a “pre-2009 phantom share”, will only become payable at the time provided for under the applicable Deferred Compensation Plan and, prior to such payment time, will be deemed invested in one or more performance options other than the “Phantom Stock Fund” option under such Deferred Compensation Plan.

In addition, the merger agreement provides that, if the closing date of the merger should occur before the scheduled purchase date during the then current purchase period under the Company’s 2008 Employee Stock Purchase Plan, which we refer to as the “ESPP”, then a special interim purchase date will be set immediately before the closing date, which will be the final purchase date under the ESPP (such interim purchase date or the closing date, as applicable, the “final purchase date”). On the final purchase date, each participant’s accumulated payroll deductions under the ESPP will be used to purchase Company common stock (with any payroll deductions not applied to the purchase of shares of Company common stock returned to the participant), and all such shares of Company common stock will be treated, upon the effective time of the merger, in the same manner as shares of Company common stock held by all other Company shareholders. The ESPP will be terminated as of immediately prior to the effective time. Prior to the final purchase date, the ESPP will otherwise continue in effect, but no person will be permitted to begin participating in the ESPP and no participant in the ESPP will be permitted to increase his or her payroll elections under the ESPP or make additional non-payroll contributions to the ESPP.

See “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 58.

Interests of the Company’s Directors and Executive Officers in the Merger

(page 39)

Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company, and in recommending that the Company’s shareholders vote for the approval of the merger agreement. For a quantification of the aggregate amounts that the Company’s directors and officers may receive in respect of these interests, see the tables entitled “Aggregate Value of Amounts Payable Upon or Following the Merger in Respect of the Interests of Directors” and “Aggregate Value of Amounts Payable Upon or Following the Merger in Respect of the Interests of Executive Officers” in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 39.

Financing of the Merger

(page 39)

The merger is not subject to a financing condition. Berkshire plans to use approximately $23 billion of its own cash to finance the transaction and plans to borrow the remainder of the purchase price.

Conditions of the Merger

(page 69)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver (if permissible under applicable law), on or prior to the closing date of the merger, which we refer to as the “closing date”, of the following conditions:

•	the approval of the merger agreement by the holders of a majority of the outstanding shares of Company common stock;

•	(i) the waiting period (including any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) will have expired or been terminated and (ii) with respect to certain non-U.S. jurisdictions, all notifications and filings have been made, all appropriate waiting periods (including extensions thereof) have expired or been terminated and all clearances and approvals have been granted (or deemed granted in accordance with relevant law) by the governmental entities in the European Community, Brazil, Canada, China, Israel, Japan, South Korea, Switzerland, and Turkey (the “non-U.S. jurisdiction governmental approvals”);

•	no order or law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other governmental entity, or other legal restraint or prohibition (collectively, “restraints”) shall be in effect preventing the consummation of the merger or the other transactions contemplated by the merger agreement; provided, however, that each of the parties to the merger agreement will have used its reasonable best efforts to prevent the entry of any such restraints and to appeal as promptly as possible any such restraints that may be entered to the extent required by the merger agreement; and

Each party’s obligation to consummate the merger is also subject to certain additional conditions, including:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties of the other party; and

•	performance in all material respects by the other party of its obligations under the merger agreement.

In addition, Berkshire’s obligation to consummate the merger is also subject to the following condition:

•	no order or law shall have been promulgated, entered, enforced, enacted, issued or made applicable to the merger by any governmental entity which imposes any restriction on Berkshire or its subsidiaries (including Merger Sub, and, after the closing, the surviving corporation and its subsidiaries), other than restrictions with respect to the surviving corporation and its subsidiaries, individually or in the aggregate with all other such restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the merger, would not exceed $250 million.

The consummation of the merger is not conditioned upon Berkshire’s receipt of financing.

Before the closing, each of the Company and Berkshire may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Regulatory Approvals

(page 56)

The consummation of the merger is subject to review under the HSR Act and the receipt of the non-U.S. jurisdiction governmental approvals. As described above in the section entitled “—Conditions of the Merger”, the obligations of Berkshire and the Company to effect the merger are subject to the expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act and the receipt of the non-U.S. jurisdiction governmental approvals. The applicable waiting period under the HSR Act expired on October 5, 2015.

The merger agreement generally requires each party to use reasonable best efforts to resolve objections that may be asserted under any antitrust law with respect to the transactions contemplated by the merger agreement, subject to certain exceptions (as described under “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations”).

In the event the merger is not consummated on or before March 8, 2016 (the “outside date”) by reason of the fact that expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act or the receipt of the non-U.S. jurisdiction governmental approvals has not occurred, but all other closing conditions have been fulfilled or are capable of being fulfilled, then the outside date will be automatically extended day-by-day until August 8, 2016.

No Solicitation; Board Recommendation

(page 63)

The merger agreement generally restricts the Company’s ability to solicit takeover proposals (as defined below under “The Merger Agreement—No Solicitation; Board Recommendation”) from (including by furnishing information to) third parties, or participate in discussions or negotiations with third parties regarding any takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited takeover proposal that is a superior proposal (as defined below under “The Merger Agreement—No Solicitation; Board Recommendation”) or is reasonably likely to lead to a superior proposal that the Board determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties. Under certain circumstances, the Company is permitted to terminate the merger agreement prior to the approval of the merger agreement by the Company’s shareholders, in order to accept an unsolicited takeover proposal that constitutes a superior proposal, upon payment by the Company of a $600 million termination fee to Berkshire.

Termination

(page 70)

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:

•	by mutual written consent of the Company, Merger Sub and Berkshire;

•	by either Berkshire or the Company, if:

•	the merger is not consummated by the outside date (as it may be extended as described above under “—Regulatory Approvals”), provided that the right to so terminate the merger agreement will not be available to a party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated on or before the outside date;

•

a permanent injunction or other order which is final and nonappealable has been issued or taken, which restrains or otherwise prohibits consummation of the merger or any of the other transactions contemplated by the merger agreement; provided that the party seeking to so terminate the merger agreement has used all reasonable best efforts to prevent the entry of such permanent injunction or other order to the extent required by and subject to the merger agreement; or

•	our shareholders fail to approve the merger agreement at the special meeting (including any adjournments and postponements thereof);

•	by Berkshire:

•	in the event of certain breaches of the merger agreement by the Company; or

•	if our Board or any committee thereof has withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Berkshire, the approval, determination of advisability or recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or proposed publicly to approve, determine to be advisable or recommend, any takeover proposal, or our Board or any committee thereof has resolved to take any of the foregoing actions; or

•	by the Company:

•	in the event of certain breaches of the merger agreement by Berkshire or Merger Sub; or

•	prior to the approval of the merger agreement by our shareholders at the special meeting, in order to concurrently enter into a definitive agreement with respect to a superior proposal, subject to our compliance with the non-solicitation provisions of the merger agreement and payment of the related termination fee (as described below under “The Merger Agreement—Termination Fee”).

Termination Fee

(page 71)

If the merger agreement is terminated under certain specified circumstances, the Company will be required to pay Berkshire a termination fee of $600 million.

No Dissenters’ Rights

(page 58)

Under Oregon law, the holders of Company common stock are not entitled to any dissenters’ rights or rights of appraisal in connection with the merger.

Litigation Relating to the Merger

(page 56)

The Company, the Company’s directors, Berkshire and Merger Sub are named as defendants in purported class action lawsuits relating to the proposed transaction that are pending in the Circuit Court of the State of Oregon for Multnomah County: McIlduff v. Precision Castparts Corp., et al.; Shaev v. Precision Castparts Corp., et al.; Bud and Sue Frashier Family Trust v. Donegan, et al.; Neumann v. Precision Castparts Corp., et al.; Huang v. Precision Castparts Corp., et al.; Laborers Local 235 Pension Fund v. Precision Castparts Corp., et al.; Lohmann v. Precision Castparts Corp., et al. and NECA-IBEW Pension Trust Fund v. Precision Castparts Corp. et al. The lawsuits, which have been brought by alleged shareholders of the Company, generally allege that the Company’s directors breached their fiduciary duties to Company shareholders by, among other things, agreeing to enter into the transaction for an allegedly unfair price and as the result of an allegedly unfair process. The lawsuits also allege that the Company, Berkshire and/or Merger Sub aided and abetted the alleged breaches by the Company’s directors. The lawsuits seek various remedies, including enjoining the merger from being consummated in accordance with the agreed-upon terms. The Company and its directors believe that these lawsuits lack merit and intend to defend against them vigorously.

Material U.S. Federal Income Tax Consequences

(page 53)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the shares of Company common stock converted into cash in the merger. If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 53 for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Additional Information

(page 79)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See “Where You Can Find Additional Information” beginning on page 79.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On August 8, 2015, the Company entered into the merger agreement with Berkshire and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger agreement and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?”

Q:	As a shareholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $235 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that you own immediately prior to the effective time of the merger.

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 53 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	What will happen to outstanding Company equity compensation awards in the merger?

A:	For information regarding the treatment of the Company’s equity awards, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 58.

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting will be held on November 19, 2015, at 9:00 a.m. local time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Company common stock as of the close of business on October 9, 2015, the record date for the special meeting, are entitled to vote the shares of Company common stock they held on the record date at the special meeting. As of the close of business on the record date, there were 137,581,145 shares of Company common stock outstanding and entitled to vote, held by 746 shareholders of record. Each shareholder is entitled to one vote for each share of Company common stock held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to approve the merger agreement; and

•	a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this nonbinding, advisory proposal relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Berkshire or, following the merger, the surviving corporation and its subsidiaries), which we refer to as the “nonbinding compensation proposal”.

Q:	What constitutes a quorum for purposes of the special meeting?

A:	A majority of all the issued and outstanding shares of Company common stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at any meeting of the Company’s shareholders. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” (as described under “The Special Meeting—Quorum”) will not be counted for purposes of determining the presence of a quorum unless the broker, bank, trust, custodian or other nominee (we refer to those organizations collectively as “broker”) has been instructed to vote on at least one of the proposals presented in this proxy statement.

Q:	What vote of our shareholders is required to approve each of the proposals?

A:	The approval of the merger agreement by our shareholders requires the affirmative vote of shareholders holding at least a majority of the outstanding shares of Company common stock as of the close of business on the record date. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

The approval of the nonbinding compensation proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement and “FOR” the nonbinding compensation proposal.

For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Approval of the Merger Agreement” beginning on page 27. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s shareholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 39.

Q:	How do the Company’s directors and executive officers intend to vote?

A:	The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. As of the close of business on October 9, 2015, the record date for the special meeting, the Company’s directors and executive officers owned, in the aggregate, 338,267 shares of Company common stock, or collectively approximately 0.25% of the outstanding shares of Company common stock.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a shareholder?

A:	In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company, and in recommending that the Company’s shareholders vote for the approval of the merger agreement. These interests include:

•	the accelerated vesting and cash-out of equity and equity-based awards held by directors and executive officers in connection with the merger in accordance with the terms of the applicable award agreements and the merger agreement (as described above in “Treatment of Equity and Equity-Based Awards”);

•	the conversion of phantom shares held by directors and officers into the right to receive the merger consideration, and the accelerated payment with respect to phantom shares other than pre-2009 phantom shares, in connection with the merger in accordance with the terms of the applicable Deferred Compensation Plan and the merger agreement (as described above in “Treatment of Equity and Equity-Based Awards”);

•	the accelerated payment of account balances under the Deferred Compensation Plans (other than account balances in respect of phantom shares) upon the effective time of the merger, except that amounts deferred in respect of participant elections made on or before December 31, 2004, which we call “pre-2005 deferrals”, will only accelerate payment upon certain qualifying terminations of employment following the effective time of the merger;

•	the accelerated vesting and payment of executive officers’ accrued benefits under the Company’s Supplemental Executive Retirement Program-Level One Plan-Ongoing, as amended, and the Company’s Supplemental Executive Retirement Program-Level Two Plan-Ongoing, as amended, (together, the “SERPs”) and accelerated vesting of accrued benefits under the Company Retirement Plan, in each case, upon the effective time of the merger;

•	certain financial and tax return preparation services provided to executive officers for the year in which the effective time of the merger occurs; and

•	certain contractual severance payments and benefits in the event an executive officer experiences a qualifying termination of employment.

The Company’s directors and executive officers also have the right to indemnification following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 39.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting. If you own shares of Company common stock on the record date, but transfer your shares after the record date but before the effective time of the merger, you will retain your right to vote such shares at the special meeting, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q:	How do I cast my vote if I am a shareholder of record?

A:	If you are a shareholder with shares registered in your name, you may vote in person at the special meeting or by submitting a proxy for the special meeting via the internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 18.

If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement and the nonbinding compensation proposal.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker?

A:	If you are a shareholder with shares held in “street name”, which means your shares are held in an account at a broker, you must follow the instructions from your broker in order to vote. Without following those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder with shares registered in your name, once you have given your proxy vote for the matters before our shareholders as described in this proxy statement, you may revoke it at any time prior to the time it is voted, by filing with the Secretary of the Company an instrument revoking the proxy, by submitting a new proxy bearing a later date by using the telephone or internet proxy submission procedures described under “The Special Meeting—Voting Procedures” or by completing, signing, dating and returning a new proxy card by mail to the Company, or by attending the special meeting and voting in person. Merely attending the special meeting will not, by itself, revoke a proxy. Please note, however, that only your last-dated proxy will count. Please note that if you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the special meeting.

If you are a shareholder with shares held in “street name”, you should follow the instructions of your broker regarding the revocation of proxies. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone or by mail.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a shareholder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that all your shares are voted.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Promptly after the effective time of the merger, each holder of record of (i) a certificate representing any Company common stock or (ii) shares of Company common stock in non-certificated book-entry form, in each case that have been converted into the right to receive the merger consideration, will be sent a letter of transmittal describing the procedure for surrendering such certificate in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. If you hold shares of Company common stock in non-certificated book-entry form, you will not be required to deliver a stock certificate, and you will receive your cash payment after the paying agent received the documents requested in the instructions.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:	No. Holders of Company common stock will not be entitled to any dissenters’ rights or rights of appraisal in connection with the merger.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as promptly as possible. We currently anticipate the merger to close during the first calendar quarter of 2016, but we cannot be certain when or if the conditions of the merger will be satisfied or (if permissible under applicable law) waived. The merger cannot be completed until the conditions to closing are satisfied, including the approval of the merger agreement by the Company’s shareholders at the special meeting and the receipt of certain regulatory approvals.

Q:	What effect will the merger have on the Company?

A:	If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly owned subsidiary of Berkshire. Following such consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market, and the registration of shares of Company common stock under the Exchange Act will be terminated.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Company common stock pursuant to the merger agreement. Instead, we will remain as a public company and the Company common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Berkshire a termination fee. Please see the sections of this proxy statement entitled “The Merger Agreement—Termination Fee” and beginning on page 71.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of certain disclosure documents to shareholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to

Investor Relations by phone at (503) 946-4700, by mail to Precision Castparts Corp., Investor Relations, 4650 SW Macadam Ave., Portland, OR 97239, or by e-mail to investor_relations@precastcorp.com. We will promptly send additional copies of this proxy statement upon receipt of such request.

Q:	Who can help answer my questions?

A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (877) 800-5187. Brokers may call collect at (212) 750-5833.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement regarding the proposed merger, the expected timetable for completing the proposed merger, future financial and operating results, future capital structure and liquidity, benefits and synergies of the proposed merger, future opportunities for the combined company, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets,” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory approval without conditions, the ability to obtain shareholder approval, and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s Annual Report on Form 10-K for the year ended March 29, 2015 and subsequent reports on Form 10-Q and 8-K filed with the SEC, all of which are or may in the future be incorporated by reference into this proxy statement. The Company disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

THE PARTIES

Precision Castparts Corp.

PCC is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is a market leader in manufacturing complex structural investment castings and forged components for aerospace markets, machined airframe components, and highly engineered, critical fasteners for aerospace applications, and in manufacturing airfoil castings for the aerospace and industrial gas turbine markets. PCC also is a leading producer of titanium and nickel superalloy melted and mill products for the aerospace, chemical processing, oil and gas, and pollution control industries, and manufactures extruded seamless pipe, fittings, and forgings for power generation and oil and gas applications. PCC’s common stock is listed on the NYSE, trading symbol “PCP”. PCC’s principal executive office is located at 4650 SW Macadam Avenue, Suite 400, Portland, Oregon and its telephone number is (503) 946-4800.

Berkshire Hathaway Inc.

Berkshire and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Berkshire common stock is listed on the NYSE, trading symbols BRK.A and BRK.B. Berkshire’s principal executive office is located at 3555 Farnam Street, Suite 1440, Omaha, Nebraska 68131 and its telephone number is (402) 346-1400.

NW Merger Sub Inc.

Merger Sub was formed on August 7, 2015 by Berkshire solely for the purpose of completing the merger. Merger Sub is wholly owned by Berkshire and has not engaged in any business except for activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement. Upon the consummation of the merger, Merger Sub will cease to exist. Merger Sub’s principal executive office is located at 3555 Farnam Street, Suite 1440, Omaha, Nebraska 68131 and its telephone number is (402) 346-1400.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place

The special meeting will be held on November 19, 2015, at 9:00 a.m. local time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon.

If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are a representative of an institutional investor, professional evidence showing your representative capacity for such entity, in each case to be verified against our shareholder list as of the record date for the meeting. In addition, if your shares are held in the name of a broker, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on a proposal to approve the merger agreement (see the section of this proxy statement entitled “The Merger Agreement” beginning on page 57); and

•	to consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this nonbinding, advisory proposal relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Berkshire or, following the merger, the surviving corporation and its subsidiaries), which we refer to as the “nonbinding compensation proposal” (see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 39).

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board approved the merger agreement, declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company, directed that the approval of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company and recommended that the shareholders of the Company vote for approval of the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Approval of the Merger Agreement” beginning on page 27.

The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal.

Record Date and Shareholders Entitled to Vote

Only holders of record of Company common stock as of the close of business on October 9, 2015, the record date for the special meeting, are entitled to vote the shares of Company common stock they held on the record date at the special meeting. As of the close of business on the record date, there were 137,581,145 shares of Company common stock outstanding and entitled to vote, held by 746 shareholders of record. Each shareholder is entitled to one vote for each share of Company common stock held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Quorum

A majority of all the issued and outstanding shares of Company common stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at any meeting of the Company’s shareholders. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” will not be counted for purposes of determining the presence of a quorum unless the broker has been instructed to vote on at least one of the proposals presented in this proxy statement.

A “broker non-vote” occurs when (i) your shares are held by a broker, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) and (ii) a broker submits a proxy card for your shares of Company common stock held in “street name”, but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. You must follow instructions from your broker to authorize it to vote with respect to the proposal to approve the merger agreement or the nonbinding compensation proposal.

In the event that a quorum is not present at the special meeting, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Approval of the Merger Agreement

The approval of the merger agreement by our shareholders requires the affirmative vote of shareholders holding at least a majority of the outstanding shares of Company common stock as of the close of business on the record date. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger.

The failure to vote your shares of Company common stock, abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Approval of the Nonbinding Compensation Proposal

The approval of the nonbinding compensation proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.

To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person, using one of the following three methods:

•	Vote via the Internet. Go to the web address www.proxyvote.com and follow the instructions for internet voting shown on the proxy card mailed to you. If you vote via the internet, you should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your internet access providers and telephone companies, for which you will be responsible.

•	Vote by Telephone. Dial 1-800-690-6903 and follow the instructions for telephone voting shown on the proxy card mailed to you.

•	Vote by Proxy Card. If you do not wish to vote by the internet or by telephone, please complete, sign, date and mail the enclosed proxy card in the envelope provided. If you vote via the internet or by telephone, please do not mail your proxy card.

The internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares for the matters before our shareholders as described in this proxy statement and confirm that your voting instructions have been properly recorded.

Votes submitted by telephone or via the internet for the matters before our shareholders as described in this proxy statement must be received by 11:59 p.m., Eastern Time, on November 18, 2015.

If you are a shareholder with shares held in “street name”, which means your shares are held in an account at a broker, you must follow the instructions from your broker in order to vote. Without following those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (877) 800-5187. Brokers may call collect at (212) 750-5833.

How Proxies Are Voted

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement and the nonbinding compensation proposal.

Revocation of Proxies

If you are a shareholder with shares registered in your name, once you have given your proxy vote for the matters before our shareholders as described in this proxy statement, you may revoke it at any time prior to the time it is voted, by filing with the Secretary of the Company an instrument revoking the proxy, by submitting a new proxy bearing a later date, by using the telephone or internet proxy submission procedures described above or by completing, signing, dating and returning a new proxy card by mail to the Company, or by attending the special meeting and voting in person. Merely attending the special meeting will not, by itself, revoke a proxy. Please note, however, that only your last-dated proxy will count. Please note that if you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the special meeting.

If you are a shareholder with shares held in “street name”, you should follow the instructions of your broker regarding the revocation of proxies. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone or by mail. Please note that if your shares are held in the name of a broker, you must obtain and bring to the special meeting a proxy card issued in your name from the broker to be able to vote at the special meeting.

Voting in Person

If you plan to attend the special meeting and vote in person, you will be given a ballot at the special meeting. Please note that admission to the special meeting is limited to the Company’s shareholders.

For shareholders of record, upon your arrival at the meeting location, you will need to present identification to be admitted to the meeting. If you are a shareholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date shareholder list.

For shareholders holding shares in “street name”, in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Otherwise, you will not be permitted to vote at or attend the special meeting.

No Dissenters’ Rights

No dissenters’ rights are available to holders of Company common stock in connection with the merger. The shareholders of PCC would have dissenters’ rights in the merger only if dissenters’ rights were required by the Oregon Business Corporations Act (the “OBCA”). Under the OBCA, as long as Company common stock is listed on the NYSE on the record date for determining the shareholders eligible to vote on the merger, holders of Company common stock would not be entitled to dissenters’ rights, unless the articles of incorporation provided otherwise. The Company’s Restated Articles of Incorporation do not provide for dissenters’ or appraisal rights. PCC expects that its common stock will continue to be listed on the NYSE through the record date for the shareholders meeting to approve the merger agreement and the plan of merger and, accordingly, that shareholders will not be entitled to dissenters’ rights.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers who have Company common stock registered in their names and will reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to solicit shareholder proxies at a total cost to the Company of approximately $25,000, plus reimbursement of reasonable out-of-pocket expenses.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. An adjournment of the special meeting may be made by the chairman of the Board.

If the time, date and place of an adjourned meeting are announced at the original convening of the special meeting, no notice of an adjourned meeting need be given unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. At any subsequent reconvening of the special meeting at which a quorum is present in person or represented by proxy, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.

Voting by Company Directors, Executive Officers and Principal Securityholders

As of the close of business on October 9, 2015, the record date for the special meeting, the Company’s directors and executive officers owned, in the aggregate, 338,267 shares of Company common stock, or collectively approximately 0.25% of the outstanding shares of Company common stock. The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 39.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (877) 800-5187. Brokers may call collect at (212) 750-5833.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, our shareholders will consider and vote on a proposal to approve the merger agreement. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger, including the information set forth under the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

The Board unanimously recommends a vote “FOR” the approval of the merger agreement.

PROPOSAL 2: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED

EXECUTIVE COMPENSATION ARRANGEMENTS

In accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast a nonbinding advisory vote on the compensation that may be payable to its named executive officers in connection with the merger. As required by those rules, the Company is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table entitled “Potential Change of Control Payments to Executive Officers”, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote to approve the merger and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the nonbinding compensation proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal.

The Board unanimously recommends a vote “FOR” the approval of the nonbinding compensation proposal.

THE MERGER

Overview

The Company is seeking the approval by its shareholders of the merger agreement the Company entered into on August 8, 2015 with Berkshire and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Berkshire. The Board has unanimously approved the merger agreement and unanimously recommends that the Company’s shareholders vote to approve the merger agreement.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, other than shares owned by Berkshire and shares owned by wholly owned subsidiaries of Berkshire that Berkshire has elected to be cancelled, will be converted into the right to receive $235 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

In August 2012, Berkshire first purchased shares of the Company on the open market. Berkshire engaged in additional open market purchases of shares of the Company over time. At the time the merger agreement was signed, subsidiaries of Berkshire owned 2,695,109 shares, or approximately 2.0% of the outstanding shares, and pension funds of Berkshire subsidiaries owned 1,505,683 shares, or approximately 1.1% of the outstanding shares. In mid-March 2015, the Company’s head of Investor Relations received a request from Mr. Todd Combs, an investment manager at Berkshire, to have an introductory conversation with Mr. Mark Donegan, the Company’s Chairman and Chief Executive Officer. When Mr. Combs and Mr. Donegan spoke on March 16, 2015, they discussed the Company’s business, and Mr. Combs asked that the Company keep Berkshire in mind when scheduling trips to visit investors.

In May 2015, as part of its regular investor outreach, Company management scheduled a number of conversations and meetings with various significant investors in the Company, including Berkshire.

The meeting with Berkshire occurred on July 1, 2015, as part of a trip that included a meeting with another investor. At the Berkshire meeting, Mr. Donegan together with the Company’s Chief Financial Officer and the Company’s head of Investor Relations met with Mr. Combs, at Berkshire’s offices in Omaha, Nebraska. Mr. Warren E. Buffett, Chairman and Chief Executive Officer of Berkshire, joined for the second half of the meeting. They discussed the Company’s performance, end markets and financial guidance but not any potential acquisition of the Company.

On July 2, 2015, Mr. Combs called Mr. Donegan to inform him that he and Mr. Buffett had discussed the Company extensively following their meeting and that Berkshire would be interested in making a proposal to acquire the Company if the Company were willing to receive it. Mr. Donegan responded that the Company had not been considering a sale and that he would have to discuss the matter with the Board. Mr. Combs said that he understood and that he would wait to hear back from Mr. Donegan.

On July 6, 2015, the Board met telephonically to discuss how to respond to Berkshire. After reviewing those discussions with the advice and assistance of representatives of Cravath, Swaine & Moore LLP (“Cravath”) and Credit Suisse, each of whom had previously been retained by the Company in connection with general corporate matters, the Board concluded that it would be in the best interest of the Company to learn what Berkshire might propose. Accordingly, the Board authorized Mr. Donegan to call Mr. Combs to ask him what proposal Berkshire might wish to convey.

On July 7, 2015, Mr. Donegan called Mr. Combs, and Mr. Combs said he would return his call shortly. Mr. Buffett then called Mr. Donegan and stated that he preferred to meet with Mr. Donegan in person to convey Berkshire’s proposal.

On July 9, 2015, Mr. Donegan met with Mr. Buffett in Sun Valley, Idaho. Mr. Buffett conveyed Berkshire’s interest in acquiring the Company at a price of $235 per share in cash. He stated that Berkshire’s offer was subject neither to its due diligence nor to any financing condition or any meaningful regulatory risks. Mr. Buffett noted that a transaction with Berkshire would therefore provide a very high degree of closing certainty. He also noted that Berkshire’s interest in pursuing a transaction was contingent upon Mr. Donegan’s commitment to remaining with the Company. Mr. Donegan said that he was there to listen and not to negotiate and that he would convey Mr. Buffett’s proposal to the Board. He added that he could not discuss his continued employment unless the Board made a decision to pursue the proposed transaction.

On July 11, 2015, the Board met telephonically to discuss Berkshire’s proposal. At the meeting, Mr. Donegan provided a report on his July 9 meeting with Mr. Buffett. A representative of Cravath reviewed the directors’ fiduciary duties in light of the proposal from Berkshire and other legal matters. After reviewing and discussing the proposal with the advice and assistance of representatives of Cravath and Credit Suisse, the Board concluded that it should consider Berkshire’s proposal further after receiving additional information, including an update of the Company’s multi-year forecast that had been provided to the Board at its May meeting.

On July 21, 2015, the Board met telephonically to further discuss Berkshire’s proposal. Representatives of Cravath reviewed the directors’ fiduciary duties and other legal matters in connection with the Board’s evaluation of the proposed transaction. Representatives of Cravath also reviewed with the Board information regarding certain relationships that Credit Suisse had with Berkshire and its affiliates, as more fully described on page 38. Company management presented an update of the Company’s multi-year forecast. At the request of the Board, representatives of Credit Suisse reviewed with the Board their preliminary financial analysis regarding the Company and the proposed transaction. Representatives of Cravath and Credit Suisse also reviewed considerations relating to conditionality and closing certainty in the context of an M&A transaction and in the proposal under consideration, as well as Berkshire’s history in this regard. Representatives of Credit Suisse also reviewed with the Board other parties who might be interested in making a proposal for the Company. After discussion, the Board concluded that the price and high degree of closing certainty offered by Berkshire merited further engagement, and that Mr. Donegan should meet with Mr. Buffett to see if Berkshire would increase the value of its proposal and authorized him to do so.

On July 25, 2015, Mr. Donegan met with Mr. Buffett in Omaha, Nebraska. Mr. Donegan engaged Mr. Buffett in a discussion regarding the Company and its prospects, at the conclusion of which he asked Mr. Buffett to increase the value of Berkshire’s proposal. After further discussion, Mr. Buffett indicated that $235 per share in cash was his final offer and represented an EBITDA multiple well in excess of any acquisition Berkshire had undertaken in the past. Mr. Buffett reemphasized that his offer was not subject to due diligence and that his track record was unmatched in terms of providing closing certainty.

On July 26, 2015, Mr. Donegan updated the Board by telephone on his conversation with Mr. Buffett.

On July 30, 2015, the Board met to discuss how to respond to Berkshire’s proposal. A representative of Cravath reviewed the directors’ fiduciary duties and other legal matters in connection with the Board’s evaluation of the proposed transaction. Company management provided additional information relating to the Company’s multi-year forecast which had been requested by the Board following review of such forecast at the July 21 Board meeting. Among the risks discussed were the potential impact of a slowdown in China and in key markets, the potential impact of depressed oil prices on the Company’s business and future growth prospects, both in terms of equipment demand in the oil and gas industry and more broadly in the aerospace industry where high oil prices had previously driven demand for and development of more fuel-efficient aircraft engines, the duration of the current aerospace upcycle and how it compared to previous cycles and the implications of a downward shift in the cycle, and a potential slowdown in the market for industrial gas turbine engines. The opportunities discussed include the potential end of destocking by an aerospace engine customer, the potential for share gains with current customers, and the potential for an increase in demand from aerospace customers. Representatives of Credit Suisse also reviewed with the Board some additional information relating to recent transactions in the aerospace sector and provided a perspective on global macroeconomic trends.

At the Board’s request, representatives of Credit Suisse reviewed other parties who might be interested in making a proposal for the Company. The representatives of Credit Suisse and Cravath provided their views on the potential commercial, regulatory approval and/or financing challenges such parties could face, which, among other things, could adversely affect the level of closing certainty as compared to the Berkshire proposal. The Board then considered the merits and risks of contacting other potential acquirors, including consideration of the lack of other potential acquirors for the Company that did not face commercial, regulatory or financial hurdles, the risk of a leak from such outreach and the impact that such a leak would have on customers and employees of the Company and the risk that Berkshire, in light of Mr. Buffett’s statements that Berkshire avoids auction processes and his track record of not participating in auctions, would withdraw its proposal, as well as the effectiveness of the Company’s ability to consider superior proposals after the announcement of a transaction with Berkshire, given the Company’s size and profile. After this discussion, the Board decided that the potential benefit of contacting other potential acquirors was outweighed by the risks and that relying on the Company’s ability to consider superior proposals after the announcement of a transaction with Berkshire would be the appropriate path to pursue in the Company’s circumstances, with a focus on minimizing the size of the termination fee that would be payable by an alternative acquiror who emerged post-signing.

The Board considered the benefits and costs to shareholders of capturing and monetizing the value of the business through Berkshire’s all cash proposal, versus the risks and opportunities of continuing on a standalone basis, including those described above, and how those factors affected their perspective on the upside potential versus downside risk for the Company’s business prospects. The Board also considered the risks and opportunities associated with the Company’s regular ongoing succession planning, pursuant to which the Board has been working to identify candidates for key leadership positions, including identifying one or more candidates who could ultimately succeed Mr. Donegan.

After discussion, including in executive session without management present, the Board concluded that it would be in the best interests of the Company and its shareholders to secure the benefits of the proposed transaction with Berkshire, while retaining the ability to pursue and accept a superior proposal following announcement of a transaction with Berkshire. The Board noted that obtaining a relatively low termination fee would be important. Accordingly, the Board authorized Mr. Donegan to meet with Mr. Buffett to convey that the Board had authorized him to pursue the possible acquisition of the Company by Berkshire for a purchase price of $235 per share on an expedited timetable. The Board also authorized Mr. Donegan to respond to Mr. Buffett’s request to discuss the basis on which Mr. Donegan would commit to remaining with the Company after closing, noting that Mr. Buffett had stated that this would be a precondition to Berkshire’s willingness to pursue the transaction.

Later in the day on July 30, 2015, Mr. Donegan met with Mr. Buffett in Omaha, Nebraska. Mr. Donegan conveyed to Mr. Buffett the Board’s willingness to move forward with pursuing a transaction and indicated Mr. Donegan’s own willingness to stay on after the proposed transaction.

On August 1, 2015, Berkshire and the Company executed a confidentiality agreement, and Munger, Tolles & Olson LLP (“Munger”), outside counsel to Berkshire, circulated a draft merger agreement to Cravath.

On August 3, 2015, Cravath sent a revised merger agreement to Munger. Cravath and Munger continued to discuss and negotiate the merger agreement until it was finalized on the evening of August 7, 2015.

On August 4, 2015, the Board met telephonically to review and discuss the proposed merger agreement and its terms. Representatives of Cravath noted that the draft proposed a termination fee of $1 billion, which was approximately 3.1% of the Company’s equity value and that, in accordance with the Board’s instructions at the July 30 meeting to seek a low termination fee, the Company had countered with a $158 million termination fee, representing approximately 0.5% of the Company’s equity value. Representatives of Cravath also noted that representatives of Berkshire had indicated that Berkshire would not be willing to proceed with such a low termination fee, particularly in light of the significant amount of capital that Berkshire would have to commit upon entering into the merger agreement.

On August 7, 2015, Mr. Donegan met with Mr. Buffett in Omaha, Nebraska to negotiate the amount of the termination fee. Mr. Donegan noted that the Board would not proceed with a $1 billion termination fee and Mr. Buffett ultimately agreed to proceed with a termination fee of $600 million, or approximately 1.9% of the Company’s equity value. During the evening of August 7th, Cravath and Munger finalized the other open points in the merger agreement.

On the morning of August 8, 2015, the Wall Street Journal published a story speculating that Berkshire was close to announcing an acquisition of the Company, and speculating that the transaction value would be over $30 billion.

Later that day, the Board met telephonically to discuss the terms of the proposed transaction. Representatives of Cravath reviewed the directors’ fiduciary duties and other legal matters in connection with the Board’s consideration of the proposed merger agreement and reviewed with the Board the terms of the proposed merger agreement. Representatives of Credit Suisse then reviewed and discussed its financial analyses with respect to the Company and the proposed merger. Thereafter, at the request of the Board, Credit Suisse rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of August 8, 2015, the fairness, from a financial point of view, to the holders of Company common stock, other than Berkshire and its affiliates, of the merger consideration to be received by such shareholders in the merger pursuant to the merger agreement.

The Board also considered the terms of the merger agreement that would allow the Company to entertain certain third-party proposals following the execution and announcement of the merger agreement, including the relatively low termination fee that would be payable in the event the Board were to pursue an alternative proposal that was superior to the merger with Berkshire.

After engaging in discussion, the Board unanimously approved the merger agreement as being in the best interests of the Company and unanimously authorized the execution and delivery of the merger agreement.

That evening, the Company and Berkshire executed the merger agreement.

On the morning of August 10, 2015, prior to the commencement of trading on the NYSE, the Company and Berkshire issued a joint press release announcing the transaction and their execution of a definitive merger agreement.

Recommendation of the Board

At the special meeting of the Board on August 8, 2015, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, the Board unanimously:

•	approved the merger agreement;

•	deemed the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company;

•	directed that the approval of the merger agreement be submitted to a vote at a meeting of the shareholders of the Company; and

•	recommended that the shareholders of the Company vote their shares to approve the merger agreement.

Reasons for Recommending the Approval of the Merger Agreement

As described above in the section entitled “—Background of the Merger”, prior to and in reaching its determination, the Board consulted with and received the advice of its financial advisor and outside counsel, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger, including the following material factors:

•	the $235 per share price to be paid in cash in respect of each share of Company common stock, which represented a premium of approximately 21.2% over the closing price of the Company common stock on August 7, 2015 (the last trading day prior to the Board’s approval of the merger agreement) and a valuation of the Company at a multiple of 12.3 times the Company’s EBITDA for the 12-month period ended June 28, 2015 pro forma for the impact of recently announced acquisitions;

•	the Board’s understanding of the Company’s business, operations, financial condition, earnings, prospects, competitive position and the nature and cyclicality of the industry in which the Company competes, including the risks, uncertainties and challenges facing the Company and such industry, including those resulting from a potential slowdown in China and in key markets, depressed oil prices (including the impact on demand for equipment in the oil and gas industry and more broadly in the aerospace industry where high oil prices had previously driven demand for and development of more fuel-efficient aircraft engines), a potential downward shift in the aerospace business cycle and a potential slowdown in the market for industrial gas turbine engines;

•	the financial analyses reviewed and discussed with the Board by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Board on August 8, 2015 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of August 8, 2015, the fairness, from a financial point of view, to the holders of Company common stock, other than Berkshire and its affiliates, of the merger consideration to be received by such shareholders other than Berkshire and its affiliates in the merger pursuant to the merger agreement, as more fully described below in the section entitled “—Opinion of Credit Suisse”;

•	the Board’s assessment, taking into account the foregoing factors, of the Company’s value on a standalone basis relative to the $235 per share in cash to be paid in the merger;

•	the risks and opportunities inherent in the Company’s succession plan and the impact that may have on the Company’s future performance;

•	whether there were other potential parties that might have an interest in, and be financially capable of, engaging in a strategic transaction with the Company at a value higher than Berkshire’s proposal and the potential regulatory, commercial and financing issues that might arise in connection with pursuing such a transaction;

•	the fact that the consideration to be paid by Berkshire is all cash, which provides certainty of value and liquidity to the Company’s shareholders immediately upon the closing of the merger;

•	the fact that the price and the all-cash consideration Berkshire will pay to the Company’s shareholders was the result of negotiations, as described above in the section entitled “—Background of the Merger”;

•	the fact that the merger is not subject to approval by Berkshire’s shareholders;

•	Berkshire’s track record in successfully acquiring other companies, Berkshire’s market capitalization and financial strength, the absence of a financing condition in the merger agreement, the fact that Berkshire has the financial capacity to consummate the merger and the Company’s ability to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•	the provisions of the merger agreement that permit the Company to explore an unsolicited superior proposal, including:

•	the Company’s ability to furnish information to and engage in negotiations with third parties that have made an unsolicited takeover proposal that is a superior proposal or is reasonably likely to lead to a superior proposal, as more fully described in “The Merger Agreement—No Solicitation; Board Recommendation” beginning on page 63;

•	the Board’s ability to consider, and under certain conditions, to accept, an unsolicited superior proposal in order to comply with the Board’s fiduciary duties, and the Company’s corresponding right to terminate the merger agreement upon the payment of a termination fee of $600 million to Berkshire in order to enter into a definitive agreement providing for such superior proposal; and

•	the $600 million termination fee, which the Board believed, after consultation with the Company’s advisors, was reasonable and not likely to preclude a superior proposal for a business combination with the Company;

•	the belief that the terms of the merger agreement, taken as a whole, provide protection against the risk that the consummation of the merger is delayed or that the merger cannot be completed due to required regulatory approvals, based on, among other things:

•	the covenants contained in the merger agreement obligating each of the parties to use reasonable best efforts to cause the merger to be consummated and to take certain actions to resolve objections under any antitrust laws; and

•	the provision of the merger agreement that allows the end date for completing the merger to be extended to August 8, 2016, if the merger has not been completed by the initial March 8, 2016 deadline because (i) the expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act has not occurred or, (ii) with respect to certain non-U.S. jurisdictions, not all notifications and filings have been made, not all appropriate waiting periods have expired or been terminated or not all clearances and approvals have been granted by the relevant governmental entity;

•	the belief that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the fact that a vote of the Company’s shareholders is required under Oregon law to approve the merger agreement; and

•	Berkshire’s reputation for preserving jobs and employment and allowing its acquired companies to continue to be headquartered and operated in a manner consistent with how they were operated prior to their acquisition.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:

•	the possibility that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by antitrust regulatory authorities;

•	the risks and costs to the Company if the merger does not close in a timely manner or at all, including the potential negative impact on the Company’s ability to retain key employees, the diversion of management and employee attention and the potential disruptive effect on the Company’s day-to-day operations and the Company’s relationships with customers, suppliers and other third parties;

•	the fact that the shareholders of the Company will have no ongoing equity interest in the surviving corporation following the merger, meaning that the shareholders will not participate in Berkshire’s or the Company’s future earnings or growth, including any growth resulting from the potential end of destocking by an aerospace engine customer, any share gains with current customers, and any increase in demand from aerospace customers;

•	the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of the Company;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

•	the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and that require the Company to negotiate with Berkshire (if Berkshire desires to negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal;

•	the possibility that the Company’s obligation to pay Berkshire a termination fee of $600 million upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire the Company;

•	the significant costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with any litigation that may result from the announcement or pendency of the merger, and the fact that if the merger is not consummated the Company may be required to bear such costs; and

•	the fact that an all-cash transaction would be taxable to the Company’s shareholders that are U.S. holders for U.S. federal income tax purposes.

In addition to considering the factors described above, the Board also identified and considered a variety of other factors, including the following:

•	the prior relationships between Credit Suisse and Berkshire, including the fact that Credit Suisse disclosed to the Board information regarding such relationships; and

•	the fact that the Company’s executive officers have financial interests in the merger that may be different from, or in addition to, those of the Company’s shareholders generally, including those interests that are a result of employment and compensation arrangements with the Company, as described more fully below in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger”.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board collectively reached the conclusion to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement, to be advisable and in the best interests of the Company, in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and the financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.

This explanation of the Board’s reasons for recommending the approval of the merger agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15.

Prospective Financial Information

In response to requests from certain of the Company’s investors for greater visibility into the expected future performance of the Company, in January 2013 the Company provided a high level financial outlook for the 2016 fiscal year, and more recently continued to further develop its long-term forecasting capabilities. As part of announcing the Company’s results for the fourth quarter of the 2015 fiscal year on May 13, 2015, the Company began providing annual financial guidance to its investors. In connection with preparing this financial guidance in May 2015, the Company’s management prepared and the Board reviewed a set of forecasts (the “May Forecasts”). In July 2015, Company management updated the May Forecasts in order to provide the Board with its current view of the future financial performance of the Company and to assist the Board in evaluating the proposal from Berkshire (the “Company Forecasts”). Neither the May Forecasts nor the Company Forecasts were made available to Berkshire, and both the May Forecasts and the Company Forecasts were provided to Credit Suisse.

The Board relied primarily on, and for purposes of its analyses and opinion directed Credit Suisse to use, the Company Forecasts rather than the May Forecasts, as the Company Forecasts reflected management’s most up-to-date and accurate forecasts. In particular, the Company Forecasts were updated to reflect the impact on interest expense of the Company’s $2 billion bond issuance that took place in June 2015 compared to the expected $3 billion bond issuance included in the May Forecasts that assumed future acquisitions and the expected $1 billion bond issuance included in the May Forecasts that did not assume future acquisitions, the actual business results through the first quarter of fiscal year 2016, the anticipated impact of recent acquisitions (but did not assume additional future acquisitions), the then-current market price of the Company common stock for purposes of share repurchases and a revised commercial outlook, including the assumption of more modest growth rates for the Company’s industrial gas turbines end market.

Summaries of the Company Forecasts and the May Forecasts are provided below. The Company Forecasts and the May Forecasts reflect numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The Company Forecasts and the May Forecasts are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Company Forecasts and the May Forecasts constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including the various risks set forth in the Company’s periodic reports. See also the section of this proxy statement entitled “Forward-Looking Statements.” There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Neither the Company Forecasts nor the May Forecasts can be considered a reliable predictor of future results and neither should be relied upon as such. The Company Forecasts and the May Forecasts cover multiple years and such information by its nature becomes less predictive with each successive year.

The Company Forecasts and the May Forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger. The Company Forecasts and the May Forecasts do not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context.

The Company Forecasts and the May Forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Company Forecasts and the May Forecasts are unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company Forecasts or May Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Company Forecasts and the May Forecasts. Readers of this document are urged not to place undue reliance on the unaudited prospective financial information set forth below.

The inclusion of the Company Forecasts and the May Forecasts herein is not deemed an admission or representation by the Company that either the Company Forecasts or the May Forecasts are viewed by the

Company as material information of the Company or the surviving corporation. Neither the Company Forecasts nor the May Forecasts are included in this proxy statement in order to induce any holder of the Company common shares to approve the merger proposal. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE COMPANY FORECASTS OR THE MAY FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR RESPECTIVE PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

The Company Forecasts did not assume any acquisitions other than those that were previously announced or completed because of the inherent uncertainty of consummating acquisitions with third parties on terms that would be attractive to the Company or at all. Subject to the foregoing qualifications, the following is a summary of the Company Forecasts:

Company Forecasts

(by fiscal year; dollars in millions, other than per share amounts)

	2016E	2017E	2018E	2019E	2020E
Sales	$10,323	$10,993	$11,913	$12,897	$13,346
EBIT(1)	2,731	2,935	3,236	3,560	3,700
EPS	12.80	14.60	17.05	19.61	21.35

(1)	EBIT is a non-GAAP financial measure, which, as used by the Company, means earnings before interest and income taxes.

In addition the following forecast was also provided to Credit Suisse:

	2016E	2017E	2018E	2019E	2020E
EBITDA(1)	3,080	3,292	3,593	3,928	4,080

(1)	EBITDA is a non-GAAP financial measure, which, as used by the Company, means earnings before interest, income taxes and depreciation and amortization.

The May Forecasts were prepared under two separate sets of assumptions regarding acquisition activity. The first set assumes no acquisitions and a $1 billion issuance of bonds. The second set assumes approximately $1.5 billion of acquisition expenditures per annum and a $3 billion issuance of bonds.

Subject to the foregoing qualifications, the following is a summary of the May Forecasts without acquisitions:

May Forecasts—Without Acquisitions

(by fiscal year; dollars in millions, other than per share amounts)

	2016E	2017E	2018E	2019E	2020E
Sales	$10,366	$11,127	$12,131	$13,353	$13,992
EBIT(1)	2,835	3,086	3,422	3,833	4,042
EPS	13.36	15.36	17.90	20.85	22.91

(1)	EBIT is a non-GAAP financial measure, which, as used by the Company, means earnings before interest and income taxes.

Subject to the foregoing qualifications, the following is a summary of the May Forecasts with acquisitions:

May Forecasts—With Acquisitions

(by fiscal year; dollars in millions, other than per share amounts)

	2016E	2017E	2018E	2019E	2020E
Sales	$10,858	$12,454	$14,344	$16,489	$18,087
EBIT(1)	2,914	3,324	3,850	4,469	4,903
EPS	13.43	16.17	19.46	23.35	26.51

(1)	EBIT is a non-GAAP financial measure, which, as used by the Company, means earnings before interest and income taxes.

The Company’s management provided the non-GAAP measures included in the prospective financial information to the Board and Credit Suisse because management believed such measures would be useful in evaluating the proposal from Berkshire. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including net income from continuing operations. The Company’s calculation of these non-GAAP measures may differ from others in its industry and is not necessarily comparable with information presented under similar sounding captions used by other companies. A reconciliation of EBIT and EBITDA to net income from continuing operations, the most directly comparable GAAP measure, for the Company Forecasts, the May Forecasts—Without Acquisitions and the May Forecasts—With Acquisitions are provided below.

	2016E	2017E	2018E	2019E	2020E
Company Forecasts
(dollars in millions)
Net income from continuing operations	$1,755	$1,895	$2,114	$2,332	$2,445
Equity in loss (earnings) of unconsolidated affiliates	6	—	—	—	—
Income tax expense	852	913	1,017	1,123	1,177
Interest expense, net	118	127	105	105	78
EBIT	$2,731	$2,935	$3,236	$3,560	$3,700
Depreciation and amortization	349	357	357	368	380
EBITDA	$3,080	$3,292	$3,593	$3,928	$4,080

May Forecasts—Without Acquisitions
(dollars in millions)
Net income from continuing operations	$1,839	$2,013	$2,252	$2,530	$2,690
Equity in (loss) earnings of unconsolidated affiliates	6	—	—	—	—
Income tax expense	889	970	1,085	1,218	1,295
Interest expense, net	101	103	85	85	57
EBIT	$2,835	$3,086	$3,422	$3,833	$4,042

May Forecasts—With Acquisitions
(dollars in millions)
Net income from continuing operations	$1,850	2,122	$2,456	$2,849	$3,141
Equity in (loss) earnings of unconsolidated affiliates	6	—	—	—	—
Income tax expense	893	1,021	1,182	1,372	1,513
Interest expense, net	165	181	212	248	249
EBIT	$2,914	$3,324	$3,850	$4,469	$4,903

Opinion of Credit Suisse, Financial Advisor to the Company

On August 8, 2015, Credit Suisse rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of August 8, 2015, the fairness, from a financial point of view, to the holders of Company common stock, other than Berkshire and its affiliates, of the merger consideration to be received by such shareholders other than Berkshire and its affiliates in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the Board, and only addressed, as of August 8, 2015, the fairness, from a financial point of view, to the holders of Company common stock, other than Berkshire and its affiliates, of the merger consideration to be received by such shareholders other than Berkshire and its affiliates in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any shareholder as to how such holder should act or vote with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain other information relating to the Company, including the Company Forecasts;

•	spoke with the management of the Company regarding the business and prospects of the Company;

•	considered certain financial and stock market data for the Company and compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of the Company;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all respects. With respect to the Company Forecasts, management of the Company advised Credit Suisse, and Credit Suisse assumed, that the Company Forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company and were a reasonable basis on which to evaluate the Company and the proposed merger. Credit Suisse expressed no views or opinions with respect to the Company Forecasts or the assumptions on which they were based.

Credit Suisse also assumed, with the Company’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. With the Company’s consent Credit Suisse also assumed that the merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Credit Suisse furnished with any such evaluations or appraisals.

Credit Suisse’s opinion only addressed the fairness, from a financial point of view, to the holders of Company common stock, other than Berkshire and its affiliates, of the merger consideration to be received by such shareholders other than Berkshire and its affiliates in the merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger, the merger agreement or any other agreement, arrangement or understanding entered into in connection therewith or otherwise or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that the Company had obtained or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might have been available to the Company, nor did it address the underlying business decision of the Board or the Company to proceed with or effect the merger.

Credit Suisse’s opinion and analyses were provided to the Board (in its capacity as such) in connection with its consideration of the proposed merger and were among many factors considered by the Board in evaluating the proposed merger. Credit Suisse’s opinion did not constitute a recommendation to the Board with respect to the merger or advice or a recommendation to any holder of Company common stock as to how such holder should act or vote on any matter relating to the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of the Board with respect to the proposed merger.

In preparing its opinion to the Board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to the Company or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the Company’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses performed in connection with Credit Suisse’s opinion rendered to the Board on August 8, 2015. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock, capital lease obligations and non-controlling interests, less the amount of investment in unconsolidated affiliates and cash on its balance sheet).

•	EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Selected Companies Analyses

Credit Suisse considered certain financial data for the Company and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to the Company in one or more respects. Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were as of August 7, 2015. The estimates of the Company’s future financial performance for the calendar years ending December 31, 2015 and 2016 used in the selected companies analysis described below were based on the Company Forecasts. Estimates of the future financial performance of the selected companies listed below for the calendar years ending December 31, 2015 and 2016 were based on publicly available research analyst estimates for those companies.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated EBITDA for the calendar year ended December 31, 2015, or “CY 2015E EBITDA”; and

•	Enterprise Value as a multiple of estimated EBITDA for the calendar year ended December 31, 2016, or “CY 2016E EBITDA.”

The selected companies with publicly traded equity securities and corresponding multiples were:

Enterprise Value /
	CY 2015E EBITDA	CY 2016E EBITDA
Diversified Industrial Companies
United Technologies Corporation	9.0x	8.9x
Honeywell International Inc.	10.6x	10.0x
Eaton Corporation	10.6x	9.7x
Parker-Hannifin Corporation	9.4x	9.1x

Aerospace & Defense Companies
Rolls Royce Holdings plc	7.1x	7.8x
Rockwell Collins Inc.	10.4x	9.9x
GKN plc	6.5x	5.8x
Spirit AeroSystems Holdings, Inc.	7.5x	7.3x
Meggitt PLC	10.4x	9.7x
B/E Aerospace Inc.	12.1x	11.5x
Woodward, Inc.	10.9x	9.8x
Triumph Group, Inc.	7.2x	6.4x

Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of 10.0x to 11.0x to the Company’s CY 2015E EBITDA and 9.0x to 10.0x to the Company’s CY 2016E EBITDA. The selected companies analysis indicated an implied valuation reference range of $180 to $203 per share of Company common stock, as compared to the proposed merger consideration in the merger pursuant to the merger agreement of $235 per share of Company common stock.

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to the Company in one or more respects. The financial data reviewed included the implied Enterprise Value (based on the consideration proposed to be paid in the selected transactions as of the date of announcement) as a multiple of EBITDA for the last 12 months prior to the relevant transaction for which information was publicly available, or “LTM EBITDA.” The selected transactions and corresponding multiples were:

Date Announced	Acquiror	Target	Enterprise Value / LTM EBITDA
7/2015	Solvay SA	Cytec Industries Inc.	15.2x
3/2015	Alcoa Inc.	RTI International Metals, Inc.	13.1x
6/2014	Alcoa Inc.	Firth Rixson Limited	14.3x
5/2014	Warburg Pincus LLC	Wencor Group, LLC	13.5x
5/2014	Cobham plc	Aeroflex Holding Corp.	11.4x
8/2013	Rockwell Collins, Inc.	ARINC Incorporated	11.1x
12/2012	General Electric Company	Avio S.p.A.	8.5x
11/2012	Precision Castparts Corp.	Titanium Metals Corporation	13.8x
7/2012	GKN plc	Volvo Aero	6.3x
9/2011	United Technologies Corporation	Goodrich Corporation	12.7x
11/2010	Allegheny Technologies Incorporated	Ladish Co., Inc.	13.2x
9/2010	TransDigm Group Incorporated	McKechnie Aerospace Holdings Inc.	12.9x
1/2007	General Electric Company	Smiths Aerospace	12.4x

Taking into account the results of the selected transactions analysis, Credit Suisse applied a multiple range of 11.5x to 13.5x to the Company’s LTM EBITDA as of June 28, 2015. The selected transactions analysis indicated an implied valuation reference range of $218 to $260 per share of Company common stock as compared to the proposed merger consideration of $235 per share of Company common stock in the merger pursuant to the merger agreement.

Discounted Cash Flow Analysis

Credit Suisse also performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected after-tax, unlevered free cash flow of the Company based on the Company Forecasts. Credit Suisse applied a range of terminal value multiples of 9.5x to 10.5x to the Company’s estimated FY 2021E EBITDA of $4.21 billion (per Company Management) and discount rates ranging from 7.0% to 9.0%. The discounted cash flow analysis of the Company based on the Company Forecasts indicated an implied valuation reference range of $215 to $256 per share of Company common stock, as compared to the proposed merger consideration of $235 per share of Company common stock in the merger pursuant to the merger agreement.

Other Matters

The Company retained Credit Suisse as its financial advisor in connection with the proposed merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse will receive a transaction fee equal to $32 million contingent upon the consummation of the merger. In addition, the Company has agreed to reimburse certain of Credit Suisse’s expenses and indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, Berkshire and their respective affiliates for which Credit Suisse and its affiliates have received and would expect to receive compensation including, since June 2013, having received from the Company and its affiliates less than $500,000 in aggregate fees, discounts and commissions for acting as a co-managing underwriter of an offering of debt securities by the Company in June 2015 and having received from affiliates of Berkshire approximately $5.1 million in aggregate fees, discounts and commissions for (i) participating in the financings for the acquisition of Kraft Foods Group Inc. by H.J. Heinz Company (“Heinz”), an affiliate of Berkshire, in July 2015; (ii) acting as a co-managing underwriter of an offering of debt securities by Heinz in January 2015 and (iii) participating in the financing for the acquisition of Heinz by an affiliate of Berkshire in June 2013. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for it and its affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Berkshire and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies and their affiliates.

Certain Effects of the Merger

If the proposal to approve the merger agreement receives the affirmative vote of shareholders holding at least a majority of the issued and outstanding shares of Company common stock and the other conditions to the closing of the merger are either satisfied or (if permissible under applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Berkshire.

Berkshire currently beneficially owns, through subsidiaries of Berkshire, 2,695,109 shares of Company common stock, and pension funds of certain subsidiaries of Berkshire own an additional 1,505,683 shares of Company common stock. Following the merger, all of the Company’s equity interests will be beneficially owned by Berkshire and none of the Company’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of, the Company, the surviving corporation or Berkshire after the consummation of the merger. As a result, the Company’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Berkshire will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Upon consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by Berkshire and shares owned by wholly owned subsidiaries of Berkshire that Berkshire has elected to be cancelled, will be converted into the right to receive the merger consideration, without interest, and all shares of Company common stock so converted will, at the effective time, be cancelled. Please see the sections of this proxy statement entitled “The Merger Agreement—Consideration to be Received in the Merger Agreement” and “The Merger Agreement—Cancellation of Shares” beginning on pages 58 and 58, respectively.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 39 and the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 58.

The Company common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “PCP”. Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock. Termination of registration of the Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s shareholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company if the Merger is not Completed

In the event that the proposal to approve the merger agreement does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on the NYSE, the Company common stock will continue to be registered under the Exchange Act and the Company’s shareholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company common stock.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of the Company’s stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination” beginning on page 70.

Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Berkshire a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 71.

Financing of the Merger

The merger is not subject to a financing condition. Berkshire plans to use approximately $23 billion of its own cash to finance the transaction and plans to borrow the remainder of the purchase price.

Interests of the Company’s Directors and Executive Officers in the Merger

Details of the beneficial ownership of the Company’s directors and executive officers of Company common stock are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 73. In addition to their interests in the merger as shareholders, certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company, and in recommending that the Company’s shareholders vote for the approval of the merger agreement. These interests include:

•	the accelerated vesting and cash-out of equity and equity-based awards held by directors and executive officers in connection with the merger in accordance with the terms of the applicable award agreements and the merger agreement (as described below in “—Treatment of Equity and Equity-Based Awards”);

•	the conversion of phantom shares held by directors and executive officers into the right to receive the merger consideration and the accelerated payment with respect to phantom shares, other than pre-2009 phantom shares, in connection with the merger in accordance with the terms of the applicable Deferred Compensation Plan and the merger agreement (as described below in “—Treatment of Equity and Equity-Based Awards”);

•	the accelerated payment of account balances under the Deferred Compensation Plans (other than account balances in respect of phantom shares) upon the effective time of the merger, except that pre-2005 deferrals will only accelerate payment upon certain qualifying terminations of employment following the effective time of the merger;

•	the accelerated vesting and payment of executive officers’ accrued benefits under the SERPs and accelerated vesting of accrued benefits under the Company Retirement Plan, in each case, upon the effective time of the merger;

•	certain financial and tax return preparation services provided to executive officers for the year in which the effective time of the merger occurs; and

•	certain contractual severance payments and benefits in the event an executive officer experiences a qualifying termination of employment.

The Company’s directors and executive officers also have the right to indemnification following the closing of the merger. Please see the section below entitled “—Director and Officer Indemnification” beginning on page 49 and the section of this proxy statement entitled “The Merger Agreement—Indemnification” beginning on page 67.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the effective time of the merger is March 31, 2016, which is the assumed date of the closing of the merger (the “assumed merger closing date”) solely for purposes of this transaction-related compensation disclosure;

•	the special meeting of shareholders takes place on November 19, 2015, which is the assumed date of the special meeting of shareholders solely for purposes of this transaction-related compensation disclosure;

•	each executive officer was terminated without “cause” or resigned for “good reason” (as applicable, and as such terms are defined in the relevant plans and agreements), in each case, immediately following the effective time of the merger;

•	quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each director or executive officer as of October 9, 2015, the latest practicable date before the filing of this proxy statement;

•	all stock options held by each executive officer as of October 9, 2015 remain unexercised as of the effective time of the merger; and

•	the amounts set forth in the tables below regarding named executive officer compensation are based on compensation levels as of October 9, 2015.

Treatment of Equity and Equity-Based Awards

For information regarding beneficial ownership of Company common stock, other than the equity and equity-based awards described below, by each of the Company’s directors and named executive officers and all of such directors and executive officers as a group, please see the section titled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 73. Each of the Company’s directors and executive officers will be entitled to receive, for each share of Company common stock he or she holds, the same per share merger consideration in cash in the same manner as other shareholders.

Treatment of DSUs

The merger agreement provides that at the effective time of the merger, each DSU will vest and will be converted into the right to receive the merger consideration with respect to each share of Company common stock subject to such DSU. Only non-employee directors hold DSUs.

The table below, entitled “Cash Payments to Non-Employee Directors in respect of Vested and Unvested DSUs”, along with its footnotes, shows the number of outstanding DSUs held by the Company’s non-employee directors as of October 9, 2015, and the cash consideration each of them can expect to receive for such awards as of promptly following the effective time of the merger, assuming continued service through the assumed merger closing date (taking into account any DSUs that are expected to vest in accordance with their terms between October 9, 2015 and the assumed merger closing date):

Cash Payments to Non-Employee Directors in respect of Vested and Unvested DSUs

Name	No. of Vested DSUs(1)	Resulting Consideration from Vested DSUs ($)(2)	No. of Unvested DSUs(1)	Resulting Consideration from Unvested DSUs ($)(2)	Total Resulting Consideration from DSUs ($)(2)
Directors
Don R. Graber	10,451	2,455,985	1,290	303,150	2,759,135
Lester L. Lyles	5,818	1,367,230	1,288	302,680	1,669,910
Daniel J. Murphy(3)	7,228	1,698,580	—	—	1,698,580
Vernon E. Oechsle	10,451	2,455,985	1,290	303,150	2,759,135
Ulrich Schmidt	6,612	1,553,820	1,288	302,680	1,856,500
Richard L. Wambold	3,267	767,745	1,287	302,445	1,070,190
Timothy A. Wicks	3,267	767,745	1,287	302,445	1,070,190

(1)	Upon the effective time of the merger, all unvested DSU’s shown in the table above will become vested in accordance with their terms. Depending on when the effective time of the merger occurs, certain DSUs shown as unvested in the table may become vested in accordance with their terms.
(2)	The value of DSUs shown in the table is based on the merger consideration, or $235.
(3)	Mr. Murphy retired from the Board, effective as of August 17, 2015, at which time 7,228 vested DSUs were settled in shares of the Company’s common stock.

Treatment of Stock Options

Upon approval of the merger by the Company’s shareholders, all stock options will automatically become vested, as provided for pursuant to the terms of the applicable equity plan and stock option award agreements. The merger agreement provides that at the effective time of the merger, each unexercised stock option as of immediately prior to the effective time of the merger will be converted into the right to receive the stock option consideration, except that each stock option that has an exercise price per share that is greater than or equal to the per share merger consideration will be canceled for no consideration. Only Company employees, including the executive officers and former employees, hold stock options.

The table below, entitled “Cash Payments to Executive Officers in respect of Vested and Unvested Stock Options”, along with its footnotes, shows the number of outstanding vested and unvested stock options held by the Company’s executive officers as of October 9, 2015 and the stock option consideration, in cash, each of them can expect to receive for such awards as of promptly following the effective time of the merger, assuming, other than in the case of Mr. Buck, continued employment through the assumed merger closing date (taking into account any stock options that are expected to vest in accordance with their terms between October 9, 2015 and November 19, 2015, the assumed date of the special meeting of shareholders).

Cash Payments to Executive Officers in respect of Vested and Unvested Stock Options

Name	No. of Vested Stock Options(1)	Resulting Consideration from Vested Stock Options ($)(2)	No. of Unvested Stock Options(1)	Resulting Consideration from Unvested Stock Options ($)(2)	Total Resulting Consideration from Stock Options ($)(2)
Executive Officers
Mark Donegan	487,248	44,760,585	237,500	7,033,250	51,793,835
Shawn R. Hagel	110,000	9,218,200	130,000	2,862,800	12,081,000
Steven G. Hackett	—	—	75,000	2,048,400	2,048,400
Andrew V. Masterman	27,499	1,711,986	97,501	2,064,664	3,776,650
Ruth A. Beyer	12,500	602,875	52,500	960,875	1,563,750
James R. Pieron	12,500	599,875	72,500	1,136,875	1,736,750
Alan J. Power	—	—	15,000	238,950	238,950
Kirk G. Pulley	108,000	11,831,280	50,000	1,560,900	13,392,180
Former Executive Officers
Kenneth D. Buck(3)	—	—	—	—	—

(1)	Upon approval of the merger by the Company’s shareholders, all unvested stock options shown in the table above will become vested in accordance with their terms. Depending on when the special meeting of shareholders occurs, certain stock options shown as unvested in the table may become vested in accordance with their terms.
(2)	The value of stock options shown in the table is based on the merger consideration, or $235. Accordingly, each outstanding stock option that has an exercise price that is greater than or equal to the merger consideration does not have any value for purposes of this table.
(3)	Mr. Buck, the Company’s former Executive Vice President and President—Forged Products, is considered an executive officer for purposes of the SEC’s disclosure rules, although he has since retired from the Company and is no longer a current executive officer of the Company. All of the stock options held by Mr. Buck have an exercise price that is greater than the merger consideration and, therefore, no value is presented for Mr. Buck.

Treatment of Phantom Shares

The merger agreement provides that upon the effective time of the merger, each phantom share will be converted into the right to receive an amount in cash equal to the merger consideration, less any required withholding taxes with respect to each share of Company common stock deemed invested in or referenced by such phantom share, except that cash amounts in respect of pre-2009 phantom shares will only become payable at the time provided for under the applicable Deferred Compensation Plan and, prior to such payment time, will be deemed invested in one or more performance options other than the “Phantom Stock Fund” option under such Deferred Compensation Plan.

The table below, entitled “Cash Payments to Directors and Executive Officers in respect of Phantom Shares”, along with its footnotes, shows the number of phantom shares held by the Company’s directors and executive officers as of October 9, 2015 under the Deferred Compensation Plans and the consideration, in cash, each of them can expect to receive for such awards, assuming, other than in the case of Mr. Buck, continued employment through the assumed merger closing date.

Cash Payments to Directors and Executive Officers in respect of Phantom Shares(1)

Name	No. of Pre-2009 Phantom Shares	Resulting Consideration from Pre-2009 Phantom Shares ($)(2)		No. of Post-2008 Phantom Shares	Resulting Consideration from Post-2008 Phantom Shares ($)(3)	Total Resulting Consideration from Phantom Shares ($)
Directors
Don R. Graber	7,051	1,656,985		—	—	1,656,985
Lester L. Lyles	—	—		—	—	—
Daniel J. Murphy	—	—		1,351	317,485	317,485
Vernon E. Oechsle	—	—		—	—	—
Ulrich Schmidt	—	—		—	—	—
Richard L. Wambold	—	—		2,220	521,700	521,700
Timothy A. Wicks	—	—		—	—	—
Executive Officers
Mark Donegan				—		—
Shawn R. Hagel	10,163	2,388,305		2,606	612,410	3,000,715
Steven G. Hackett	11,267	2,647,745		—	—	2,647,745
Andrew V. Masterman	—	—		1,968	462,480	462,480
Ruth A. Beyer	—	—		1,711	402,085	402,085
James R. Pieron	—	—		—	—	—
Alan J. Power	—	—		—	—	—
Kirk G. Pulley	—	—		—	—	—
Former Executive Officers
Kenneth D. Buck	271	63,685	(4)	—	—	63,685

(1)	The value of phantom shares shown in the table is based on the merger consideration, or $235.
(2)	In the case of pre-2009 phantom shares, the consideration received will be deemed invested in one or more performance options under the applicable Deferred Compensation Plan other than the “Phantom Stock Fund” option until such pre-2009 phantom shares become payable in accordance with the terms of the applicable Deferred Compensation Plan. Accordingly, the consideration received by executive officers in respect of pre-2009 phantom shares may be greater or less than the value shown in the table. The amounts shown in this column will not be payable upon the effective time of the merger.
(3)	In the case of post-2008 phantom shares, the amounts shown in this column will be payable upon the effective time of the merger.
(4)	Although Mr. Buck is no longer a current executive officer of the Company, he continues to hold phantom shares in the Deferred Compensation Plans, and will therefore receive the merger consideration, or $235, in respect of such phantom shares, as described above.

Treatment of Purchase Rights under the ESPP

The merger agreement provides that, if the closing date of the merger should occur before the scheduled purchase date during the then current purchase period under the ESPP, then the final purchase date will be a special interim purchase date set immediately before the closing date. On the final purchase date, each participant’s accumulated payroll deductions under the ESPP will be used to purchase shares of Company common stock (with any payroll deductions not applied to the purchase of shares of Company common stock returned to the participant), and all such shares of Company common stock will be treated, upon the effective time of the merger, in the same manner as shares of Company common stock held by all other Company shareholders. The ESPP will be terminated as of immediately prior to the effective time. Prior to the final purchase date, the ESPP will otherwise continue in effect, but no person will be permitted to begin participating in the ESPP and no participant in the ESPP will be permitted to increase his or her payroll elections under the ESPP or make additional non-payroll contributions to the ESPP. Only employees of the Company, including the executive officers, participate in the ESPP.

The table below, entitled “Cash Payments to Executive Officers in respect of Purchase Rights under the ESPP”, along with its footnotes, shows the amount of estimated consideration that each executive officer participating in the ESPP would be entitled to receive in respect of his or her purchase rights under the ESPP under the current purchase period, assuming each executive officer’s anticipated accumulated payroll deductions through December 31, 2015 are used to purchase shares of Company common stock immediately prior to the effective time of the merger and such shares are exchanged for the merger consideration as described above:

Cash Payments to Executive Officers in respect of Purchase Rights under the ESPP

Name	Potential Shares Issuable Upon Exercise of Purchase Rights(1)	Consideration Payable in Respect of Shares Issued Upon Exercise of Purchase Rights ($)(2)
Executive Officers
Mark Donegan	—	—
Shawn R. Hagel	105	3,702
Steven G. Hackett	105	3,702
Andrew V. Masterman	105	3,702
Ruth A. Beyer	105	3,702
James R. Pieron	105	3,702
Alan J. Power	—	—
Kirk G. Pulley	105	3,702
Former Executive Officers
Kenneth D. Buck(3)	—	—

(1)	Represents the estimated number of shares of Company common stock issuable upon exercise of purchase rights under the ESPP with respect to the current purchase period under the ESPP (based on the current terms of the ESPP and the anticipated applicable executive officer’s accumulated payroll deductions through December 31, 2015).
(2)	Represents the product of (a) the number of estimated shares of Company common stock issuable upon exercise of purchase rights under the ESPP assuming the final purchase date is immediately prior to the effective time of the merger and the executive officers do not terminate participation in the ESPP prior to such date and (b) the merger consideration less the actual purchase price per share determined under the terms of the ESPP, which is assumed to be equal to $199.75 (85% of the merger consideration, or $235).
(3)	As a former executive officer, Mr. Buck is no longer eligible to participate in the ESPP.

Severance Entitlements

Each of the Company’s executive officers is a party to an amended and restated change in control agreement, each of which we refer to as a “change in control agreement”, that provides for severance payments and benefits in the event of a “qualifying termination” (defined below) in connection with a change in control of the Company. For purposes of the change in control agreements, approval of the merger by the Company’s shareholders will constitute a change of control of the Company within the meaning of such agreements. In the event of a qualifying termination, an executive officer will be entitled to receive:

•	a lump-sum cash payment equal to three times the sum of the executive officer’s (a) annual base salary in effect at the time of such qualifying termination or immediately prior to the change in control, whichever is greater, and (b) average earned bonus for the three years prior to such qualifying termination (or his or her target bonus for the year in which the change in control occurs, if greater);

•	payment of all legal fees and expenses resulting from the qualifying termination;

•	for a period of 36 months after the date of the qualifying termination, continued life, accident and health insurance benefits that are substantially similar to those provided to such executive officer immediately prior to the change in control, but not to the extent similar benefits are provided by a subsequent employer;

•	a lump-sum payment equal to the actuarial present value of the additional age 65 normal retirement benefits the executive officer would have received if such executive officer had been credited with three additional years of service and compensation under the applicable SERP and any pension plan in which he or she participates;

•	vesting of all outstanding unvested equity awards held by the executive officer; and

•	relocation expenses incurred within one year of a qualifying termination in order to pursue other business opportunities, but not to the extent such expenses are reimbursed by a subsequent employer.

The change in control agreements do not include any “golden parachute” tax gross-up payments in the event the executive officer is subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and instead require that benefits be reduced to avoid such excise tax unless the executive officer will receive higher after-tax amounts if there is no such reduction. Receipt of the above described payments and benefits is conditioned upon the applicable executive officer executing, and not revoking, a release of claims in favor of the Company.

For purposes of the change in control agreements, a “qualifying termination” means, during the period beginning on a change of control and ending 24 months after the change of control: (a) the termination of the executive officer’s employment by the Company for any reason other than “cause”, disability or death; or (b) the termination of employment by the executive officer for any of the following reasons: (1) assignment to the executive officer of duties inconsistent with the executive officer’s position or an adverse change in the nature or status of the executive officer’s position or responsibilities or the conditions of the executive officer’s employment from those in effect immediately before the change in control; (2) a reduction of the executive officer’s base salary, except an across-the-board salary reduction similarly affecting all management personnel of the Company and all management personnel of any person in control of the Company; (3) the Company’s requiring an executive officer to be based more than 50 miles from the Company’s offices at which the executive officer was employed before the change in control except for required travel on Company business that is substantially consistent with travel requirements before the change in control; (4) the Company’s failure to pay the executive officer any portion of the executive officer’s current compensation or compensation under any deferred compensation program of the Company; (5) the Company’s failure to continue in effect any material compensation or benefit plan in which the executive officer participates before the change in control (or the Company’s failure to continue the executive officer’s participation in such plan), unless equitable and reasonably comparable substitute or alternative plans have been established and the executive officer’s participation level in such plans is not materially less favorable than before the change in control; (6) the Company’s failure to continue to provide the executive officer with, or a material reduction in, the benefits substantially similar to the Company’s life insurance, medical, dental, accident or disability plans in effect before the change in control, or the failure by the Company to provide the executive officer with the number of paid vacation days to which the executive officer is entitled to in accordance with the normal vacation policy of the Company in effect at the time of the change in control; (7) the failure by the Company to obtain the assumption of the change in control agreement by a successor company; or (8) any purported termination of an executive officer’s employment by the Company that is not effected pursuant to a notice of termination that satisfies the requirements of the change in control agreement.

For purposes of the change in control agreements, “cause” means: (a) the willful and continued failure to substantially perform duties with the Company (other than a failure due to physical or mental illness or any failure after issuance by the executive officer of a notice of termination for any of the reasons listed in items (1) through (8) of the immediately preceding paragraph above), after a written demand has been issued by the

Board and delivered to the executive officer which specifies the specific manner in which the Board believes that the executive officer has not substantially performed his or her duties, or (b) the willful engaging by the executive officer in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, after a resolution duly adopted by a vote of not less than three-fourths of the Board that such act or failure to act occurred and constituted “cause” under the change in control agreement. No act or failure to act on the executive officer’s part will be considered “willful” unless done not in good faith and without the reasonable belief that the executive officer’s actions or omission was in or not opposed to the best interest of the Company.

Deferred Compensation and Retirement Plans

The Company maintains six plans that provide deferred compensation and/or retirement benefits for the Company’s directors and executive officers, which consist of the two Deferred Compensation Plans, the two SERPs, a Frozen Supplemental Executive Retirement Program and the Company Retirement Plan. The two Deferred Compensation Plans, the two SERPs and the Company Retirement Plan provide for the accelerated vesting and/or payment of certain benefits under the plans upon a “change in control”, such as the merger. The Frozen Supplemental Executive Retirement Program does not provide for any accelerated vesting and/or payment of benefits upon a “change in control.”

Deferred Compensation Plans

The Deferred Compensation Plans provide deferred compensation benefits for the Company’s directors and executive officers that are subject to, and are intended to comply with, Section 409A of the Code, and permit directors and executive officers to invest deferred amounts as phantom shares, the treatment of which in connection with the merger is discussed above under “Treatment of Phantom Shares”, or in cash performance options. All deferred amounts under the Deferred Compensation Plans are fully vested. The following discussion is only applicable to deferred amounts invested in cash performance options as of immediately prior to the effective time of the merger. In order to protect deferred amounts already earned and vested by directors and employees under the Deferred Compensation Plans, such amounts, other than pre-2005 deferrals, will be paid out in a lump sum in connection with a “change in control” (as defined under the applicable Deferred Compensation Plan). Since the merger will constitute a change in control for purposes of the Deferred Compensation Plans, upon the effective time of the merger, each of the Company’s directors and executive officers will have the right to receive his or her account balances under the Deferred Compensation Plans, other than the portion with respect to pre-2005 deferrals, payable in a lump-sum amount. In the case of pre-2005 deferrals, payment of such amounts will only accelerate upon an involuntary separation from service (within the meaning of Section 409A of the Code) during the 24-month period following the effective time of the merger.

SERPs and Retirement Plan

The Company maintains the SERPs in order to provide for retirement benefits above the amounts available under the Company Retirement Plan, which are limited under the Code. The consummation of the merger will constitute a “change in control” for purposes of the SERPs, such that, upon the effective time of the merger, each participant in the SERPs, including each participating executive officer, will be fully vested in his or her accrued benefits under the SERPS, and the balance of such participant’s account will be paid in a lump-sum cash amount equal to the actuarial present value of his or her accrued age 65 normal retirement benefits. Each of the Company’s executive officers are participants in the SERPs, and all but Messrs. Masterman, Pieron and Pulley have fully vested benefits under the SERPs, such that although they will receive the cash payout described above, they will receive no benefit from the accelerated vesting provision described above.

In addition, under the Company Retirement Plan, all employees of the Company, including the executive officers, who participate in such plan will, upon the effective time of the merger, be fully vested in his or her accrued benefits under the Company Retirement Plan, although no cash payout shall be made solely as a result of the merger.

The table below, entitled “Cash Payments to Directors and Executive Officers in respect of Deferred Compensation Plans and SERPs and Amounts Attributable to Full Vesting for Directors and Executive Officers in respect of the Company Retirement Plan”, along with its footnotes, shows the amount of estimated payments and benefits that each director and executive officer would be entitled to receive in connection with the merger under the deferred compensation and retirement plans maintained by the Company in which he or she participates, excluding amounts in respect of phantom shares:

Cash Payments to Directors and Executive Officers in respect of Deferred Compensation Plans and SERPs and Amounts Attributable to Full Vesting for Directors and Executive Officers in respect of the Company Retirement Plan

Name	Deferred Compensation Plans ($)(1)	SERPs ($)(2)	Company Retirement Plan ($)(3)	Total ($)
Directors
Don R. Graber	45,836	—	—	45,836
Lester L. Lyles	—	—	—	—
Daniel J. Murphy	—	—	—	—
Vernon E. Oechsle	—	—	—	—
Ulrich Schmidt	—	—	—	—
Richard L. Wambold	53,525	—	—	53,525
Timothy A. Wicks	—	—	—	—
Executive Officers
Mark Donegan	—	23,333,770	—	23,333,770
Shawn R. Hagel	49,413	4,926,844	—	4,976,257
Steven G. Hackett	1,451,177	8,141,271	—	9,592,448
Andrew V. Masterman	169,262	415,428	104,399	689,089
Ruth A. Beyer	—	445,846	—	445,846
James R. Pieron	—	121,112	—	121,112
Alan J. Power	—	—
Kirk G. Pulley	437,451	1,399,728	—	1,837,179
Former Executive Officer
Kenneth D. Buck(4)	305,476	—	—	305,476

(1)	Represents the balance of the applicable director’s or executive officer’s deferred accounts under the Deferred Compensation Plans as of October 9, 2015, except that these amounts do not include the value of any phantom shares, the treatment of which is described above under “Treatment of Phantom Shares”. Payment of amounts in respect of pre-2005 deferrals will not accelerate unless the director or executive officer experiences an involuntary separation from service (within the meaning of Section 409A of the Code) during the 24-month period following the effective time of the merger.
(2)	Represents the estimated amount payable to each executive officer based on his or her accrued benefits under the SERPs as of March 31, 2016, using the actuarial assumptions required pursuant to the terms of the applicable SERP in connection with a change in control. These amounts include the value attributable to additional vesting under the SERPs as a result of the merger but do not include any enhancements that executive officers may receive pursuant to the change in control agreements, as described above under “Severance Entitlements”. See footnote 3 of the table entitled “Potential Change of Control Payments to Executive Officers” for the amounts attributable to accelerated vesting under the SERP.
(3)	Represents the amounts attributable to additional vesting under the Company Retirement Plan as a result of the merger. No payment shall be made solely as a result of the merger.
(4)	As a former executive officer, Mr. Buck has already begun to receive payout of his benefits under the Company’s deferred compensation and retirement plans listed above. Therefore, the amounts above represent the value of the portion of Mr. Buck’s account balance under each plan for which payment will be accelerated as a result of the merger.

The table below, entitled “Aggregate Value of Amounts Payable Upon or Following the Merger in Respect of the Interests of Directors”, shows the estimated aggregate value of amounts that the Company’s non-employee directors would receive upon or following the merger in respect of their interests based on the assumptions described above under “—Certain Assumptions”:

Aggregate Value of Amounts Payable Upon or Following the Merger in Respect of the Interests of Directors

Name	Total Resulting Consideration from DSUs ($)(1)	Total Resulting Consideration from Phantom Shares ($)(2)	Deferred Compensation Plans ($)(3)	Total ($)(4)
Don R. Graber	2,759,135	1,656,985	45,836	4,461,956
Lester L. Lyles	1,669,910	—	—	1,669,910
Daniel J. Murphy	1,698,580	317,485	—	2,016,065
Vernon E. Oechsle	2,759,135	—	—	2,759,135
Ulrich Schmidt	1,856,500	—	—	1,856,500
Richard L. Wambold	1,070,190	521,700	53,525	1,645,415
Timothy A. Wicks	1,070,190	—	—	1,070,190

(1)	This column lists the values in the column entitled “Total Resulting Consideration from DSUs” from the table above entitled “Cash Payments to Non-Employee Directors in respect of Vested and Unvested DSUs.”
(2)	This column lists the values attributable to the Company’s non-employee directors in the column entitled “Total Resulting Consideration from Phantom Shares” from the table above entitled “Cash Payments to Directors and Executive Officers in respect of Phantom Shares.”
(3)	This column lists the total values attributable to the Company’s non-employee directors from the table above entitled “Cash Payments to Directors and Executive Officers in respect of Deferred Compensation Plans and SERPs and Amounts Attributable to Full Vesting for Directors and Executive Officers in respect of the Company Retirement Plan.”
(4)	These sums include certain amounts that the Company’s directors will receive on an accelerated basis upon the merger.

Financial and Tax Planning Services

The Company generally provides its executive officers with Company-paid financial and tax return preparation services as part of its annual compensation and benefits programs. In order to permit such executive officers to reasonably rely on the availability of these services when making financial and tax planning decisions and to permit other executive officers to avail themselves of such services, the arrangements regarding Company-paid financial and tax return preparation services specify that after a change in control of the Company, the Company will pay for such services for each executive officer in respect of the calendar year in which the change in control occurs.

New Management Arrangements

As of the date of this proxy statement, neither the Company nor Berkshire has entered into any employment agreements with the Company’s executive officers in connection with the merger, and the Company has not amended or modified any existing employment agreements, change in control agreements or other arrangements with management.

Continuing Employee Benefits

The merger agreement provides that for a one-year period commencing at the effective time of the merger, Berkshire will (or will cause the surviving corporation to) provide to (a) the employees of the Company or any of its subsidiaries (collectively, the “Company Employees”) as of immediately prior to the effective time with severance payments and benefits that are no less favorable than those made available to terminated employees of the Company or its subsidiaries immediately prior to the effective time of the merger and (b) Company Employees as of immediately prior to the effective time who remain employed by the surviving corporation or any of its subsidiaries, compensation and benefits that are no less favorable to the Company employees, in the aggregate, than those provided to such Company Employees by the Company or its subsidiaries immediately prior to the effective time of the merger (excluding certain accelerated and nonrecurring payments and benefits), in each case, subject to changes that are (i) consistent with those pre-planned or contemplated by the Company, (ii) in response to then-current business conditions or (iii) a result of collective bargaining. In addition, Berkshire will (or will cause the surviving corporation to) honor in accordance with their terms (including any terms with respect to termination or amendment of such plans) all compensation and benefit plans of the Company and its subsidiaries. Berkshire has also agreed to generally recognize each Company Employee’s period of service with the Company and its subsidiaries for purposes of all benefit plans and compensation and benefit arrangements in which such Company Employee participates following the effective time of the merger.

The foregoing summary is qualified in its entirety by reference to the merger agreement, which is filed as Annex A hereto and is incorporated herein by reference.

Director and Officer Indemnification

Under the merger agreement, from and after the effective time of the merger and subject to certain limitations described in the merger agreement, the surviving corporation will, and Berkshire will cause the surviving corporation to, indemnify, defend and hold harmless each person who has served as an officer or director of the Company or any of its subsidiaries, which are referred to as “indemnified parties”, against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities, judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of the Company or any of its subsidiaries, whether pertaining to any action or omission existing or occurring at or prior to the effective time of the merger and whether asserted or claimed prior to, at or after the effective time and (ii) all of such liabilities based in whole or in part on, or pertaining to the merger agreement or the transactions contemplated by it.

In the case of the surviving corporation, the foregoing indemnification shall be to the fullest extent a corporation is permitted under Oregon law to indemnify its own directors and officers, and in the case of indemnification by Berkshire, Berkshire’s indemnification will not be limited by Oregon law, but Berkshire will not be required to indemnify applicable directors and officers if a final, non-appealable judgment or adjudication in an action against such indemnified parties by a claimant (not including an action brought by Berkshire, the surviving corporation or any insurer of either) with respect to such claims establishes: (i) that the acts or omissions of such directors and officers were the result of deliberate criminal or fraudulent acts by the party seeking indemnification or (ii) that the claim against such indemnified parties arises out of, is based upon, or is attributable to the gaining in fact of any financial profit or other advantage to which such indemnified parties were not legally entitled.

For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Indemnification” beginning on page 67.

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below shows the compensation that could become payable to each of the Company’s chief executive officer, chief financial officer and the three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement, which we refer to as “named executive officers”, and that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC rules. The table also sets forth the compensation that could become payable to the Company’s other executive officers, other than Mr. Buck, who, as a former executive officer, is not eligible to receive any such payments and benefits. Although the rules of the SEC do not require that this table include compensation that could become payable to those executive officers who are not the Company’s named executive officers, it has been included so that quantification of the potential change in control payments and benefits that could be received by each of the Company’s executive officers are presented in a uniform manner.

The Company’s shareholders are being asked to approve, on a non-binding, advisory basis, the compensation only for the named executive officers set forth in the table below entitled “Potential Change of Control Payments to Executive Officers”. Because the vote to approve such compensation is advisory only, it will not be binding on either the Company or the Board.

The table below summarizes the potential severance, unvested equity awards and other payments and benefits that each executive officer could be entitled to receive from the Company if the merger is approved by the Company’s shareholders and consummated and, with respect to payments under the change in control agreements, if the executive officer incurs a qualifying termination, as described above. The amounts indicated below are estimates of the amounts that would be payable to the executive officers and the estimates are based on multiple assumptions that may or may not actually occur. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

For purposes of calculating such potential payments, we have assumed that (i) the effective time of the merger occurs on March 31, 2016 and each executive officer experiences a qualifying termination on that date; (ii) the special meeting of shareholders takes place on November 19, 2015; (iii) all unexercised stock options held by each executive officer as of October 9, 2015 remain unexercised immediately prior to the effective time of the merger and (iv) the compensation and benefits provided are not subject to a cutback to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code. The calculations in this table are based on the merger consideration of $235.

Potential Change of Control Payments to Executive Officers

Name	Cash Severance ($)(1)	Equity ($)(2)	Pension / NQDC ($)(3)	Perquisites / Benefits ($)(4)	Other ($)(5)	Total ($)
Named Executive Officers
Mark Donegan	12,862,500	7,033,250	4,977,401	44,344	19,735	24,937,230
Shawn R. Hagel	4,260,000	2,866,502	440,396	40,906	19,735	7,627,539
Steven G. Hackett	4,698,685	2,052,102	1,208,078	34,368	19,735	8,012,968
Andrew V. Masterman	3,847,500	2,068,366	1,187,411	40,204	19,735	7,163,216
Ruth A. Beyer	3,186,000	964,577	1,151,249	24,049	19,735	5,345,610
Executive Officers
James R. Pieron	2,862,627	1,140,577	709,882	26,459	19,735	4,759,280
Alan J. Power	2,422,500	238,950	—	8,049	19,735	2,689,234
Kirk G. Pulley	2,808,000	1,564,602	1,899,339	40,204	19,735	6,331,880

(1)	These amounts represent three times the sum of the executive officer’s current annual base salary and average earned bonus for the prior three years (or current target bonus if greater), assuming that the earned bonus in respect of the current fiscal year is earned at the target level. These payments are “double-trigger”, as they will only be payable in the event of a “qualifying termination” during the period beginning on the date of approval of the merger by the Company’s shareholders and ending 24 months after such date (such period, the “CIC Protection Period”). Such amounts will be payable in a lump sum promptly following such qualifying termination. As described above, these payments are based on the compensation and benefit levels in effect as of October 9, 2015; therefore, if compensation and benefit levels are increased after October 9, 2015, actual payments may be greater than those provided for above. The amounts of the contractual severance components described above are set forth in the following table:

Name	Salary Component ($)	Cash Bonus Compensation Component ($)	Total ($)
Named Executive Officers
Mark Donegan	5,250,000	7,612,500	12,862,500
Shawn R. Hagel	2,130,000	2,130,000	4,260,000
Steven G. Hackett	2,205,000	2,493,685	4,698,685
Andrew V. Masterman	2,025,000	1,822,500	3,847,500
Ruth A. Beyer	1,770,000	1,416,000	3,186,000
Executive Officers
James R. Pieron	1,575,000	1,287,627	2,862,627
Alan J. Power	1,275,000	1,147,500	2,422,500
Kirk G. Pulley	1,560,000	1,248,000	2,808,000

(2)	These amounts represent the aggregate amount payable pursuant to the merger agreement to each executive officer in respect of unvested stock options held as of November 1, 2015, and, for certain executive officers, the amount of estimated consideration payable in respect of outstanding ESPP purchase rights as set forth in the table above under “Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Equity Awards—Treatment of Purchase Rights Under the ESPP”. Such unvested stock options are valued based on the difference between the per share exercise price of such stock options and the merger consideration of $235. Such purchase rights under the ESPP are valued based on the difference between the purchase price per share of Company common stock determined under the terms of the ESPP, which is assumed to be equal to $199.75 (85% of the merger consideration, or $235) and the merger consideration of $235. These payments are “single-trigger”, as they will, in the case of stock options, vest immediately upon approval of the merger by the Company’s shareholders, or, in the case of the purchase rights under the ESPP, become payable upon the final purchase date, whether or not employment is terminated.

(3)	These amounts represent: (i) in the case of Messrs. Masterman, Pieron and Pulley only, accelerated vesting of all benefits accrued through the effective time of the merger under the SERP and the Company Retirement Plan, to the extent such benefits are not fully vested as of such time, and (ii) an amount equal to the actuarial equivalent of the benefit that the executive officer would have accrued under the SERPs and the Company Retirement Plan, if any, had such executive officer remained employed for three years following the date of termination, calculated based on the annual base salary in effect as of the effective time of the merger (which we have assumed to be equal to the base salary in effect on October 9, 2015), and average annual bonus paid over the three years prior to the effective time of the merger (which we have calculated in the same manner as with respect to the cash severance payment, described above). The benefits described in clause (i) are “single-trigger”, as they will become effective solely upon the consummation of the merger, while the payments described in clause (ii) are “double-trigger”, as they will only be payable in the event of a “qualifying termination” during the CIC Protection Period. All amounts are payable in a lump-sum following the applicable payment event.

Name	Accelerated Vesting ($)	Additional Benefit Accrued Over Next Three Years ($)	Total ($)
Named Executive Officers
Mark Donegan	—	4,977,401	4,977,401
Shawn R. Hagel	—	440,396	440,396
Steven G. Hackett	—	1,208,078	1,208,078
Andrew V. Masterman	415,428	771,983	1,187,411
Ruth A. Beyer	—	1,151,249	1,151,249
Executive Officers
James R. Pieron	121,112	588,770	709,882
Alan J. Power	—	—	—
Kirk G. Pulley	1,399,728	499,611	1,899,339

(4)	These amounts represent the estimated cost of 36 months of continuation of life, accident and health insurance benefits paid by the Company in the event of a qualifying termination of employment. These benefits are “double-trigger”, as they will only be payable in the event of a “qualifying termination” during the CIC Protection Period. Such welfare benefits continuation will be terminated upon receipt of such benefits by an executive officer from a subsequent employer.
(5)	These amounts represent the estimated cost of Company-paid financial and tax return preparation services for the applicable executive officer for the calendar year in which the effective time of the merger occurs. These benefits are “single-trigger”, as they will become payable solely as a result of the consummation of the merger.

The table below, entitled “Aggregate Value of Amounts Payable Upon or Following the Merger in Respect of the Interests of Executive Officers”, shows the estimated aggregate value of amounts that the Company’s executive officers would receive upon or following the merger in respect of their interests based on the assumptions described above under “—Certain Assumptions”:

Aggregate Value of Amounts Payable Upon or Following the Merger in Respect of the Interests of Executive Officers in the Merger

Name	Total Resulting Consideration from Vested Stock Options ($)(1)	Total Resulting Consideration from Phantom Shares ($)	Total Resulting Amounts Attributable to Deferred Compensation, the SERPs and the Company Retirement Plan ($)(3)	Total Potential Change in Control Payments to Executive Officers ($)(4)	Total ($)(5)
Executive Officers
Mark Donegan	44,760,585	—	23,333,770	24,937,230	93,031,585
Shawn R. Hagel	9,218,200	3,000,715	4,976,257	7,627,539	24,822,711
Steven G. Hackett	—	2,647,745	9,592,448	8,012,968	20,253,161
Andrew V. Masterman	1,711,986	462,480	273,661	7,163,216	9,611,343
Ruth A. Beyer	602,875	402,085	445,846	5,345,610	6,796,416
James R. Pieron	599,875	—	—	4,759,280	5,359,155
Alan J. Power	—	—	—	2,689,234	2,689,234
Kirk G. Pulley	11,831,280	—	437,451	6,331,880	18,600,611
Former Executive Officer
Kenneth D. Buck	—	63,685	305,476	—	369,161

(1)	This column lists the values in the column entitled “Resulting Consideration from Vested Stock Options” from the table above entitled “Cash Payments to Executive Officers in respect of Vested and Unvested Stock Options.”
(2)	This column lists the values attributable to the Company’s executive officers in the column entitled “Total Resulting Consideration from Phantom Shares” from the table above entitled, “Cash Payments to Directors and Executive Officers in respect of Phantom Shares.”
(3)	This column lists the values attributable to the Company’s executive officers from the table above entitled “Cash Payments to Directors and Executive Officers in respect of Deferred Compensation Plans and SERPs and Amounts Attributable to Full Vesting for Directors and Executive Officers in respect of the Company Retirement Plan”, except that the values set forth in this column do not include amounts to the extent included in the column entitled “Total Potential Change in Control Payments to Executive Officers.”
(4)	This column lists the total values from the table above entitled “Potential Change of Control Payments to Executive Officers.”
(5)	These sums include certain amounts that the Company’s executive officers will receive on an accelerated basis upon the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Company common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of Company common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Company common stock through the exercise of options or otherwise as compensation, holders who hold their Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, and holders who own or have owned (directly, indirectly or constructively) five percent or more of the Company’s stock (by vote or value). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Company common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Company common stock, you should consult your own tax advisor.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Company common stock that is not a U.S. holder.

U.S. Holders

The conversion of shares of Company common stock into cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company common stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the merger and (ii) the non-U.S. holder’s holding period in the Company common stock, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Company’s outstanding common stock at any time during the applicable period. Although there can be no assurances in this regard, the Company does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any.

Dividends

In the ordinary course of business, the Company pays quarterly dividends of $0.03 per share of Company common stock. Under the terms of the merger agreement, the Company is prohibited from declaring, setting aside for payment or paying any dividends on, or making any other distributions (including any constructive or deemed distributions), whether payable in cash, stock or other property, with respect to its capital stock, or otherwise make payments to its shareholders in their capacity as such, other than the Company’s ordinary course quarterly dividends to holders of Company common stock in a per share amount no greater than the Company’s most recently declared dividend, with record and payment dates in accordance with the Company’s customary dividend schedule.

Regulatory Approvals Required for the Merger

Under the HSR Act, and the related rules and regulations issued by the Federal Trade Commission (the “FTC”), certain transactions, including the merger, may not be consummated until notification and report forms have been filed by each of the Company and Berkshire with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting periods have expired or terminated. The Company and Berkshire have filed their respective notification and report forms under the HSR Act with the DOJ and the FTC, and the applicable waiting period expired on October 5, 2015.

At any time before or after the effective time of the merger, the DOJ, the FTC, the U.S. state attorneys general or certain foreign governmental authorities could take action under applicable antitrust laws, including seeking to enjoin the consummation of the merger, conditionally approving the merger upon the divestiture of assets of the Company or Berkshire, subjecting the consummation of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the merger agreement, the respective obligations of the Company, Berkshire and Merger Sub to effect the merger are subject to, among other things, (i) the expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act and (ii) the receipt of the non-U.S. jurisdiction governmental approvals. For a description of Berkshire’s and the Company’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations” beginning on page 66.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the consummation of the merger by the end of the first calendar quarter of 2016; however, we cannot guarantee when any such approvals will be obtained, or that they will be obtained at all.

Delisting and Deregistration of the Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

Litigation Relating to the Merger

The Company, the Company’s directors, Berkshire and Merger Sub are named as defendants in purported class action lawsuits relating to the proposed transaction that are pending in the Circuit Court of the State of Oregon for Multnomah County: McIlduff v. Precision Castparts Corp., et al.; Shaev v. Precision Castparts Corp., et al.; Bud and Sue Frashier Family Trust v. Donegan, et al.; Neumann v. Precision Castparts Corp., et al.; Huang v. Precision Castparts Corp., et al.; Laborers Local 235 Pension Fund v. Precision Castparts Corp., et al.; Lohmann v. Precision Castparts Corp., et al. and NECA-IBEW Pension Trust Fund v. Precision Castparts Corp., et al. The lawsuits, which have been brought by alleged shareholders of the Company, generally allege that the Company’s directors breached their fiduciary duties to Company shareholders by, among other things, agreeing to enter into the transaction for an allegedly unfair price and as the result of an allegedly unfair process. The lawsuits also allege that the Company, Berkshire and/or Merger Sub aided and abetted the alleged breaches by the Company’s directors. The lawsuits seek various remedies, including enjoining the merger from being consummated in accordance with the agreed-upon terms. The Company and its directors believe that these lawsuits lack merit and intend to defend against them vigorously.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section entitled “Where You Can Find Additional Information” beginning on page 79.

The merger agreement has been included for your convenience to provide you with information regarding its terms and we recommend that you read it in its entirety. The merger agreement is a contractual document that establishes and governs the legal relations between the Company and Berkshire, and allocates risks between the parties, with respect to the merger. The merger agreement contains representations and warranties made by Berkshire and Merger Sub, on the one hand, and the Company, on the other hand, that are qualified in several important respects, which you should consider as you read them in the merger agreement.

The representations and warranties are qualified by certain information of the Company filed with the SEC prior to the date of the merger agreement, as well as by a confidential disclosure letter that the Company prepared and delivered to Berkshire immediately prior to signing the merger agreement. Certain of the representations and warranties made by Berkshire and Merger Sub, on the one hand, and the Company, on the other hand, were also made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts.

Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequently developed or new information qualifying a representation or warranty may have been included in a filing with the SEC made since the date of the merger agreement (including in this proxy statement). The Company will provide additional disclosure in its public reports of any material information necessary to provide the Company’s shareholders with a materially complete understanding of the disclosures relating to the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in the section entitled “Where You Can Find Additional Information” beginning on page 79.

The Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Berkshire, will be merged into the Company. The separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. As a result, the Company will become a wholly owned subsidiary of Berkshire. Merger Sub was created solely for purposes of the merger and has no material assets or operations of its own.

Closing and Effective Time of the Merger

The closing of the merger will take place at 10:00 a.m. on the third business day after the satisfaction or waiver of all of the conditions described in the section below entitled “—Conditions of the Merger” beginning on page 69 (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction of any such condition), unless the Company, Berkshire and Merger Sub agree to another time in writing.

The merger will become effective at the time the articles of merger are filed with the Secretary of State of the State of Oregon, or such later time as is specified in the articles of merger and as is agreed to by the Company and Berkshire, which is referred to as the “effective time” of the merger.

Consideration to be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each then issued and outstanding share of Company common stock (other than shares owned by Berkshire and shares owned by wholly owned subsidiaries of Berkshire that Berkshire has elected to be cancelled) will be cancelled and extinguished and converted into the right to receive $235 in cash, without interest. Following the effective time of the merger, each holder of Company common stock will cease to have any rights with respect to such Company common stock, except for the right to receive the merger consideration therefor, without interest.

Cancellation of Shares

Each share of Company common stock owned by Berkshire and any shares of Company common stock owned by wholly owned subsidiaries of Parent that Parent has elected to be cancelled, will be automatically cancelled and extinguished and will not be entitled to any merger consideration.

Treatment of Equity and Equity-Based Awards

At the effective time of the merger:

•	each outstanding DSU held by a non-employee director will be converted into the right to receive an amount in cash equal to the merger consideration, less any required withholding taxes, with respect to each share of Company common stock subject to such DSU;

•	each outstanding stock option will be converted into the right to receive an amount in cash equal to the stock option consideration (which is equal to the product of (x) the number of shares of Company common stock underlying such stock option and (y) the excess (if any) of the merger consideration over the exercise price per share of such stock option) less any required withholding taxes, except that each outstanding stock option that has an exercise price that is greater than or equal to the per share merger consideration will be canceled for no consideration; and

•	each phantom share will be converted into the right to receive an amount in cash equal to the merger consideration, less any required withholding taxes, with respect to each share of Company common stock deemed invested in or referenced by such phantom share, except that each pre-2009 phantom share will only become payable at the time provided for under the applicable Deferred Compensation Plan and, prior to such payment time, will be deemed invested in one or more performance options other than the “Phantom Stock Option” under such Deferred Compensation Plan.

In addition, the merger agreement provides that, if the closing date of the merger should occur before the scheduled purchase date during the then current purchase period under the ESPP, then a special interim purchase date will be set immediately before the closing date, which, if the closing date of the merger is not the final purchase date, will be the final purchase date. On the final purchase date, each participant’s accumulated payroll deductions under the ESPP will be used to purchase shares of Company common stock (with any payroll deductions not applied to the purchase of shares of Company common stock returned to the participant), and all such shares of Company common stock will be treated, upon the effective time of the merger, in the same manner as shares of Company common stock held by all other Company shareholders. The ESPP will be terminated as of immediately prior to the effective time of the merger. Prior to the final purchase date, the ESPP will otherwise continue in effect, but no person will be permitted to begin participating in the ESPP and no participant in the ESPP will be permitted to increase his or her payroll elections under the ESPP or make additional non-payroll contributions to the ESPP.

No Dissenters’ Rights

No dissenters’ rights are available to holders of Company common stock under the merger agreement.

Payment for Shares

Prior to completion of the merger, Merger Sub will designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the merger consideration. When and as needed, Berkshire or Merger Sub will deposit, or will cause to be deposited, with the paying agent funds sufficient to pay the merger consideration.

As soon as reasonably practicable after the effective time of the merger (but no later than three business days after the effective time of the merger), Berkshire will cause the paying agent to mail to all record holders of certificates or book-entry shares representing Company common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions on how to surrender certificates representing such Company common stock in exchange for the merger consideration. The certificates or book-entry shares can be surrendered to the paying agent until the first anniversary of the effective time of the merger. Upon delivery of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the surrender of Company common stock certificates on or before the first anniversary of the effective time of the merger, Merger Sub will cause the paying agent to pay the holder of such certificates or book-entry shares, in exchange therefor, cash in an amount equal to the merger consideration multiplied by the number of Company common stock represented by such certificate or book-entry share. Each certificate or book-entry share representing Company common stock that is surrendered will be cancelled. You should not send in your Company common stock certificates until you receive a letter of transmittal with instructions from the paying agent. Do not send Company common stock certificates with your proxy card.

Payment of the merger consideration may be made to a person other than the person in whose name a surrendered Company common stock certificate is registered if:

•	such certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment establishes to the satisfaction of the paying agent that any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of such surrendered certificate have been paid or are not applicable.

The merger consideration paid upon the surrender of certificates representing Company common stock in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Company common stock previously represented by such certificates subject, however, to the surviving corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the effective time of the merger that may have been declared or made by the Company on such common stock in accordance with the terms of the merger agreement or (ii) prior to the date of the merger agreement and in each case which remain unpaid at the effective time of the merger. At the effective time of the merger, the share transfer books of the Company will be closed and there will not be any further registration of transfers of any Company common stock thereafter on the records of the Company.

If, during the period between the date of the merger agreement and the effective time of the merger, any change in the common stock shall occur, by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, but excluding any change that results from any exercise of stock options, the merger consideration and any other amounts payable pursuant to the merger agreement, shall be appropriately adjusted so that the aggregate amount payable with respect to all Company common stock shall not be changed.

If your Company common stock certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the merger consideration by making an affidavit to that effect and, if required by the surviving corporation, posting a bond, in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against the surviving corporation with respect to your lost, stolen or destroyed Company common stock certificate.

Pursuant to the merger agreement, Berkshire, the surviving corporation and the paying agent may deduct and withhold from the merger consideration and any other amounts payable under the merger agreement in connection with the stock options, DSUs and phantom shares, any amounts required to be withheld or deducted under the applicable federal, state, local or foreign tax laws with respect to the making of such payments.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the Company, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement and enforceability of the merger agreement;

•	required governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	absence of conflicts with, violation or breach of, defaults under, the charter documents and certain contracts and permits in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	capital structure and equity securities;

•	accuracy and sufficiency of reports and financial statements filed with the SEC;

•	absence of certain “off-balance sheet arrangements”;

•	internal controls over financial reporting;

•	absence of certain changes or events and the conduct of business in the ordinary course of business since May 29, 2015;

•	absence of undisclosed liabilities;

•	compliance with applicable laws (including anti-corruption laws), court orders and certain regulatory matters;

•	material contracts;

•	accuracy of the information in this proxy statement;

•	legal proceedings;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	real property;

•	intellectual property;

•	environmental matters and compliance with environmental laws;

•	tax matters;

•	receipt of opinion from the Company’s financial advisor;

•	brokers’, finder’s and similar fees payable in connection with the merger and the other transactions contemplated by the merger agreement;

•	the inapplicability of state takeover statutes and the amendment of the Company’s shareholder rights agreement; and

•	transactions with affiliates.

The merger agreement also contains a number of representations and warranties made by Berkshire and Merger Sub, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•	required governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	absence of conflicts with, violation or breach of, defaults under, the charter documents and certain contracts and permits in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	ownership of Company common stock;

•	accuracy of information supplied to the Company for inclusion or incorporation by reference in this proxy statement;

•	sufficiency of funds to pay the merger consideration;

•	operations of Merger Sub since its formation; and

•	legal proceedings.

Significant portions of the representations and warranties of the Company are qualified as to “materiality” or “material adverse effect” and significant portions of the representations and warranties of Berkshire and Merger Sub are qualified as to “materiality”. Under the merger agreement, a material adverse effect means a material adverse effect on (i) the ability of the Company to consummate the Merger or (ii) the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, except to the extent such material adverse effect under clause (ii) results from:

•	any changes in general United States or global economic conditions;

•	any changes in conditions generally affecting any of the industries in which the Company and its subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in such industries;

•	any decline in the market price of Company common stock;

•	regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its subsidiaries operate;

•

any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

•	the execution and delivery of the merger agreement or the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, labor unions, customers, suppliers or partners;

•	any change in applicable law, regulation or U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretations thereof);

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement, except to the extent such conditions or events have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its subsidiaries operate; or

•	any hurricane, tornado, flood, earthquake or other natural disaster.

Covenants and Agreements Operating Covenants

The Company has agreed, with certain exceptions, that during the period from the date of the merger agreement until the effective time of the merger:

•	the Company and its subsidiaries will conduct business only in the ordinary course of business consistent with past practice;

•	the Company will not amend its Restated Articles of Incorporation or Bylaws and its subsidiaries will not amend their certificates of incorporation, bylaws or other comparable charter or organizational documents;

•	neither the Company nor any of its subsidiaries will (i) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock or otherwise make any payments to shareholders in their capacity as such, other than the Company’s ordinary course quarterly dividends to shareholders in a per share amount no greater than the Company’s most recently declared dividend, with record and payment dates in accordance with the Company’s customary dividend schedule; (ii) issue, sell, grant, transfer, pledge, dispose of or encumber or authorize or propose to issue, sell, grant, transfer, pledge, dispose of or encumber any additional shares of capital stock of the Company or its subsidiaries or other rights, instruments, agreements, arrangements or commitments related to the equity interests or voting securities of the Company or its subsidiaries (including treasury stock), other than in respect of the shares of the Company’s capital stock reserved for issuance on the date of the merger agreement and issued pursuant to the exercise or settlement of awards outstanding under the Company’s stock plans as of the date of the merger agreement; (iii) split, combine or reclassify the Company common stock or any other outstanding capital stock of the Company or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any of its subsidiaries (other than (A) the acquisition by the Company of Company common stock in connection with the surrender of Company common stock by holders of stock options in order to pay the exercise price of the stock options, (B) the withholding of Company common stock to satisfy tax obligations with respect to awards granted pursuant to the Company’s stock plans and (C) the acquisition by the Company of rights in connection with the forfeiture of awards granted pursuant to the Company’s stock plans); or (v) accelerate the vesting of any stock options, except as may be required pursuant to the terms of such stock options;

•	except as required by applicable law or under the terms of any employee benefit plan of the Company as of the date of the merger agreement, the Company will not and will not permit its subsidiaries to increase the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or affiliates, or enter into, establish, amend or terminate any employee benefit plan of the Company, except increases in salaries, wages and benefits of employees who are neither directors or officers of the Company, nor segment or division presidents, made in the ordinary course of business consistent with past practice;

•	neither the Company nor any of its subsidiaries will, except in the ordinary course of business consistent with past practice, (i) incur or assume any indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

•	neither the Company nor any of its subsidiaries will, other than pursuant to certain agreements in force at the date of the merger agreement, make any acquisition of or investment in a business in excess of $2 billion, individually or in the aggregate, either by purchase of shares or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other person other than a direct or indirect wholly owned subsidiary of the Company;

•	neither the Company nor any of its subsidiaries will pay, discharge, waive or settle any claims involved in any action, other than the payment, discharge, waiver or settlement of claims, liabilities or obligations (i) in the ordinary course of business consistent with past practice; (ii) reflected or reserved against in, or contemplated by, the Company’s financial statements (or the notes to the Company’s financial statements) for amounts not in excess of those so reflected or reserved; or (iii) in an amount not to exceed $20 million in each instance;

•	neither the Company nor any of its subsidiaries will materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or law;

•	neither the Company nor any of its subsidiaries will (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than the merger agreement); or (ii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets with a minimum value in excess of $50 million, individually or in the aggregate, except that this clause (ii) does not prohibit sales of inventory in the ordinary course of business consistent with past practice; and

•	neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

No Solicitation; Board Recommendation

In the merger agreement, the Company agreed to immediately cease any discussions or negotiations with any parties that may have been ongoing with respect to a takeover proposal and to seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. No such discussions or negotiations were ongoing. We have also agreed that we will not, nor will we authorize or permit any of our subsidiaries or our or their officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal; or

•	participate in any discussions or negotiations regarding any takeover proposal.

The merger agreement provides that, notwithstanding the restrictions described above, if, at any time following the receipt of a superior proposal or a proposal which is reasonably expected to lead to a superior proposal that in either case was unsolicited and made after the execution of the merger agreement in circumstances not otherwise involving a breach of the merger agreement, and that the Board determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable law, the Board may, in response to such takeover proposal:

•	request information from the party making the takeover proposal for the sole purpose of the Board informing itself about the takeover proposal;

•	furnish information with respect to the Company to the party making the takeover proposal pursuant to a customary confidentiality agreement (provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and the Company advises Berkshire of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party); and

•	participate in negotiations with such party regarding such takeover proposal.

Any violation of the restrictions set forth in the non-solicitation provision by any executive officer, director or investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries will be deemed a breach of the merger agreement by the Company. The Company also agreed not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual takeover proposal, other than the waiver of or failure to enforce any provision that would otherwise prevent a takeover proposal from being made to the Company.

Solely in the event the Board determines in good faith, in response to a superior proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of the merger agreement, after considering applicable provisions of state law and after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, the Board may:

•	withdraw or modify its approval, determination of advisability or recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	approve, determine to be advisable or recommend a superior proposal; or

•	cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement.

Such actions may only be taken (i) after the second business day following Berkshire’s receipt of written notice from the Company advising Berkshire that the Board has received a superior proposal and specifying the material terms and conditions of the superior proposal, identifying the person making the superior proposal and providing notice of the action the Board has determined to take; (ii) if the Company has negotiated in good faith with Berkshire during such notice period, to the extent Berkshire requests to negotiate, to enable Berkshire to propose revisions to the terms of the merger agreement; (iii) if, following the end of such notice period, the Board shall have considered in good faith any written revisions to the terms of the merger agreement proposed by Berkshire, and shall have determined in good faith (after consultation with financial advisors and receiving the advice of outside counsel) that the superior proposal would nevertheless continue to constitute a superior proposal if the revisions proposed by Berkshire were to be given effect; and (iv) if in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such superior proposal, the Company shall, in each case, have delivered to Berkshire an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence during which time the Company shall be required to comply with these requirements anew with respect to such additional notice pursuant to clauses (i) through (iv) above; and provided further, that the Company has complied in all material respects with its obligation under the non-solicitation provisions described above and below.

In addition, and notwithstanding anything in the merger agreement to the contrary, the Board may at any time, in response to any material event or development or material change in circumstances with respect to the Company and its subsidiaries, taken as a whole, that (i) was neither known by nor reasonably foreseeable to the Board as of or prior to the date of the merger agreement and (ii) that does relate to (A) any takeover proposal or (B) clearance of the merger or satisfaction of any waiting period under any antitrust laws (an “intervening event”), withdraw or modify its approval, determination of advisability or recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement in the event it determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that any such withdrawal or modification of its approval, determination of advisability or recommendation is required in order for the Board to comply with its fiduciary duties under applicable law. The Company must provide to Berkshire five business days’ prior written notice advising Berkshire that the Board intends to take such action and specifying, in reasonable detail, the reasons for such action and specifying the intervening event in reasonable detail.

We have also agreed to promptly advise Berkshire orally and in writing of any request for confidential information in connection with a takeover proposal or of any takeover proposal, the material terms and conditions of such request or the takeover proposal and the identity of the person making such request or takeover proposal. Further, the Company will keep Berkshire promptly advised of all significant developments which could reasonably be expected to culminate in the Board withdrawing, modifying or amending its recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or in exercising any of its other rights under the non-solicitation provision.

A “takeover proposal” as used herein means any inquiry, proposal or offer from any person or group of persons (other than Berkshire and its subsidiaries, affiliates and representatives) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its subsidiaries, taken as a whole, or (B) equity securities of the Company which together with any other equity securities of the Company beneficially owned by such person or group of persons would equal 20% or more of any class of equity securities of the Company; (ii) any tender offer or exchange offer that, if consummated, would result in any person or group of persons beneficially owning 20% or more of any class of equity securities of the Company; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving (A) the Company or (B) subsidiaries of the Company representing 20% or more of the consolidated revenues or earnings of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

A “superior proposal” as used herein means a bona fide written takeover proposal (with all references to “20%” in the definition of takeover proposal being deemed to be references to “50%”) which the Board determines in good faith (after consultation with financial advisors and receiving the advice of outside counsel) (i) is in the best interests of the Company; (ii) is more favorable to the Company’s shareholders from a financial point of view than the merger, taking into account all financial, legal, financing, regulatory, timing, conditions and other aspects of such takeover proposal (including the person or group of persons making the takeover proposal) and of the merger agreement (including any changes to the terms of the merger agreement proposed by Berkshire and the termination fee to be paid by the Company); and (iii) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained.

Nothing described above limits our ability to take and disclose to our shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or to make any other disclosure to our shareholders if, in our Board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable law (provided that our Board may not change its recommendation except to the extent expressly permitted under the circumstances described).

Reasonable Best Efforts and Certain Pre-Closing Obligations

The Company and Berkshire have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by the merger agreement, including using reasonable best efforts in:

•	the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger and the other transactions contemplated by the merger agreement;

•	the satisfaction of the other parties’ conditions to consummating the merger and the other transactions contemplated by the merger agreement;

•	taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any governmental entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental entity) required to be obtained or made in connection with the merger and the other transactions contemplated by the merger agreement;

•	the execution and delivery by the Company of any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes thereof;

•	the fulfillment of all conditions precedent to the merger; and

•	not taking any action after the date of the merger agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity necessary to be obtained prior to the closing of the merger.

In addition, the Company and Berkshire have each agreed to:

•	cooperate in the preparation and filing of this proxy statement with the SEC as soon as reasonably practicable;

•	use reasonable best efforts to file antitrust notifications as promptly as practicable in each relevant jurisdiction;

•	use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and information requests received from any governmental entity in connection with antitrust matters;

•	use reasonable best efforts to resolve any objections that may be asserted by any governmental entity with respect to the transactions contemplated by the merger agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign antitrust laws, as promptly as practicable; and

•	use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other antitrust laws with respect to the transactions contemplated by the merger agreement as promptly as practicable after the execution of the merger agreement.

Notwithstanding any of the foregoing or anything to the contrary in the merger agreement, the parties agreed that in no event shall Berkshire or its subsidiaries (including Merger Sub and, after closing, the surviving corporation and its subsidiaries) or affiliates be required to agree to, or the Company be permitted to agree to (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the transactions contemplated by the merger agreement, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the transactions contemplated by the merger agreement, (iii) any limitation on its or their ability to effect the merger, or the ability of the Company (or Merger Sub) or its or their respective subsidiaries to acquire, hold or exercise full rights of ownership of any capital stock of the Company or any subsidiary of the Company, or (iv) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations, including after giving effect to the transactions contemplated by the merger agreement, other than the foregoing restrictions, with respect to the surviving corporation and its subsidiaries, individually or in the aggregate with all other such restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the merger, would not exceed $250 million. Nothing in the foregoing requires any party to take or agree to take any such action with respect to its business or operations pursuant to the foregoing unless the effectiveness of such agreement or action is conditioned upon the closing.

Without limiting the generality of the parties’ obligations under the foregoing, the parties agreed to make informational filings and submissions as are reasonably required by any governmental entity enforcing a foreign investment or similar law, and to submit such affirmations or commitments with respect to the Company or its subsidiaries as are (i) of the same or similar nature, type and magnitude as those that the Company or its subsidiaries have made or submitted relating to such laws in connection with previous acquisitions of facilities or assets and (ii) reasonably required by such governmental entity.

Access to Information; Confidentiality

Subject to the confidentiality agreement between Berkshire and the Company and applicable law relating to the sharing of information, we have agreed to provide, and cause our subsidiaries to provide, Berkshire and its representatives, from time to time prior to the earlier of the effective time of the merger or the termination of the merger agreement, with reasonable access during normal business hours to (i) our and our subsidiaries’ respective properties, books, contracts, commitments, personnel and records and (ii) such other information as Berkshire shall reasonably request regarding the Company and its subsidiaries and their respective businesses, financial condition and operations. Berkshire will and will cause its affiliates and representatives to keep confidential any non-public information received from the Company, its affiliates or representatives, directly or indirectly, in accordance with the confidentiality agreement between the Company and Berkshire.

Meeting of Our Shareholders

We have agreed to, as soon as practicable after the date of the merger agreement, duly call, give notice of, convene and hold a special meeting of our shareholders for the purpose of considering and taking action upon the approval of the merger agreement, which meeting is the subject of this proxy statement.

Indemnification

Under the merger agreement, from and after the effective time of the merger, the surviving corporation will, and Berkshire will cause the surviving corporation to, indemnify, defend and hold harmless officers and directors of the Company and its subsidiaries (“indemnified parties”), against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries, whether pertaining to any action or omission existing or occurring at or prior to the effective time of the merger and whether asserted or claimed prior to, at or after the effective time of the merger and (ii) all of such liabilities based in whole or in part on, or pertaining to the merger agreement or the transactions contemplated by the merger agreement.

In the case of the surviving corporation, the foregoing indemnification shall be to the fullest extent a corporation is permitted under Oregon law to indemnify its own directors and officers, and in the case of

Berkshire, Berkshire’s indemnification shall not be limited by Oregon law, but Berkshire shall not be required to indemnify applicable directors and officers if a final, non-appealable judgment or adjudication in an action against such indemnified parties by a claimant (not including an action brought by Berkshire, the surviving corporation or any insurer of either) with respect to such claims establishes: (a) that the acts or omissions of such directors and officers were the result of deliberate criminal or fraudulent acts by the party seeking indemnification or (b) that the claim against such indemnified parties arises out of, is based upon, or is attributable to the gaining in fact of any financial profit or other advantage to which such indemnified parties were not legally entitled.

The parties have agreed that Berkshire, Merger Sub and the surviving corporation, as the case may be, will pay all expenses of each indemnified party in advance of the final disposition of any such action or proceeding, but in the case of Merger Sub and the surviving corporation only to the fullest extent permitted by Oregon law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any indemnified party (whether arising before or after the effective time of the merger), (i) the indemnified parties may retain counsel satisfactory to them and reasonably satisfactory to Berkshire, (ii) Berkshire shall, or shall cause the surviving corporation to, pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received, and (iii) Berkshire shall, and shall cause the surviving corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Berkshire, Merger Sub or the surviving corporation shall be liable for any settlement of any claim effected without its written consent, which consent, shall not be unreasonably withheld or delayed.

Any indemnified party wishing to claim indemnification under the indemnification provision upon learning of any such claim shall notify Berkshire, Merger Sub or the surviving corporation (but the failure to so notify an indemnifying party shall not relieve it from any liability which it may have under the indemnification provision except to the extent such failure materially prejudices such party). The indemnified parties (as a group) may each retain only one law firm (in addition to local counsel in each applicable jurisdiction if reasonably required) to represent them with respect to each such matter unless there is a conflict on any significant issue between the positions of any two or more indemnified parties.

In addition, the articles of incorporation and bylaws of the surviving corporation will contain the provisions with respect to indemnification set forth in the Restated Articles of Incorporation and Bylaws of the Company, which provisions will not be amended, modified or otherwise repealed for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of any indemnified party, unless such modification is required by law and then only to the minimum extent required by such law.

Employee Benefits Matters

The merger agreement provides that for a one-year period commencing at the effective time of the merger, Berkshire will (or will cause the surviving corporation to) provide to (a) the Company Employees as of immediately prior to the effective time with severance payments and benefits that are no less favorable than those made available to terminated employees of the Company or its subsidiaries immediately prior to the effective time of the merger and (b) Company Employees as of immediately prior to the effective time who remain employed by the surviving corporation or any of its subsidiaries, compensation and benefits that are no less favorable to the Company Employees, in the aggregate, than those provided to such Company Employees by the Company or its subsidiaries immediately prior to the effective time of the merger (including in prior compensation and benefits the value of one year of annual benefit accruals under the SERPs, but excluding (i) the value of all accelerated payments of accrued SERP benefits paid in connection with the merger, (ii) the value of any other benefits that are accelerated in connection with the merger, and (iii) any bonuses other than annual bonuses), in each case, subject to changes that are (1) consistent with those pre-planned or contemplated by the Company, (2) in response to then-current business conditions or (3) a result of collective bargaining. Berkshire will not be required to provide any form of equity-based compensation, but any equity-based compensation provided by the Company immediately prior to the effective time of the merger shall be taken into account in determining whether the compensation and benefits provided by Berkshire are less favorable to the Company Employees, in the aggregate, than those provided by the Company prior to the effective time of the merger.

In addition, Berkshire will (or will cause the surviving corporation to) honor in accordance with their terms (including any terms with respect to termination or amendment of such plan) all compensation and benefit plans of the Company and its subsidiaries. Berkshire has also agreed to recognize each Company Employee’s period of service with the Company and its subsidiaries for purposes of all benefit plans and compensation and benefit arrangements in which such Company Employee participates following the effective time of the merger, except to the extent that such crediting of service would result in a duplication of benefits or would not have been so credited under the corresponding compensation or benefit plan of the Company and its subsidiaries.

With respect to the employee benefits matters described above, the Company has agreed not to send any written notices or materials to Company Employees without the prior written consent of Berkshire.

Additional Agreements

The merger agreement contains additional agreements between us and Berkshire relating to, among other things:

•	consultations regarding public announcements;

•	shareholder litigation;

•	notification of certain matters; and

•	compliance of Merger Sub with all of its obligations under or related to the merger agreement.

Conditions of the Merger

The obligation of each party to the merger agreement to effect the merger is subject to the satisfaction or waiver on or before the closing date of the merger of the following conditions:

•	approval of the merger agreement by the Company’s shareholders;

•	(i) the waiting period (including any extension thereof) applicable to the consummation of the merger under the HSR Act will have expired or been terminated and (ii) with respect to certain non-U.S. jurisdictions, all notifications and filings have been made, all appropriate waiting periods (including extensions thereof) have expired or been terminated and all clearances and approvals have been granted (or deemed granted in accordance with relevant law) by the relevant governmental entity; and

•	no order or law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other governmental entity, or other legal restraint or prohibition shall be in effect preventing the consummation of the merger or the other transactions contemplated by the merger agreement (provided, however, that each of the parties to the merger agreement will have used its reasonable best efforts to prevent the entry of any such restraints and to appeal as promptly as possible any such restraints that may be entered to the extent required by the merger agreement).

The obligation of Berkshire and Merger Sub to effect the merger is further subject to the satisfaction, or waiver by Berkshire and Merger Sub, on or prior to the closing date of the merger, of the following conditions:

•	accuracy as of the date of the merger agreement and as of the closing of the merger of the representations and warranties made by us to the extent specified in the merger agreement;

•	performance of or compliance with the covenants and agreements contained in the merger agreement to be performed or complied with by us prior to or on the closing date to the extent specified in the merger agreement;

•	delivery to Berkshire of a certificate signed by our chief executive officer and chief financial officer certifying to the satisfaction of the two conditions above-mentioned; and

•	no order or law shall have been promulgated, entered, enforced, enacted, issued or applicable to the merger by any governmental entity which imposes any restriction on Berkshire or its subsidiaries (including Merger Sub, and, after the closing, the surviving corporation and its subsidiaries), other than restrictions with respect to the surviving corporation and its subsidiaries, individually or in the aggregate with all other such restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the merger, would not exceed $250 million.

The obligation of the Company to effect the merger is further subject to the satisfaction, or waiver by the Company, on or prior to the closing date of the merger, of the following conditions:

•	accuracy as of the date of the merger agreement and as of the closing of the merger of the representations and warranties made by Berkshire and Merger Sub to the extent specified in the merger agreement;

•	performance of or compliance with the covenants and agreements of each of Berkshire and Merger Sub contained in the merger agreement to be performed or complied with by it prior to or on the closing date to the extent specified in the merger agreement; and

•	delivery to us of a certificate signed by an executive officer of Berkshire or Merger Sub, as applicable, certifying to the satisfaction of the two conditions above-mentioned.

The Company and Berkshire can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

The Company, Berkshire and Merger Sub may mutually agree in writing, at any time prior to the effective time of the merger, to terminate the merger agreement and abandon the merger. Also, either Berkshire or the Company may terminate the merger agreement and abandon the merger without the consent of the other, at any time prior to the effective time of the merger if:

•	the merger is not consummated on or before March 8, 2016 (the outside date will be extended on a day-to-day basis to August 8, 2016, without any action on the part of the parties to the merger agreement (and such date will become the outside date) if, on the outside date, all conditions to the closing of the merger either have been fulfilled or are then capable of being fulfilled, except the governmental approval condition); provided that a party whose breach of any provision of the merger agreement results in a failure of the merger to be consummated by the outside date will not be able to terminate under this provision;

•	a permanent injunction or other order which is final and nonappealable has been issued or taken, which restrains or otherwise prohibits consummation of the merger or any of the other transactions contemplated by the merger agreement; provided that the party seeking to terminate the merger agreement pursuant to this provision has used all reasonable best efforts to prevent the entry of such permanent injunction or other order to the extent required by and subject to the merger agreement; or

•	our shareholders fail to approve the merger agreement at the special meeting (including any adjournments and postponements thereof).

Berkshire can terminate the merger agreement before the effective time of the merger if:

•

our Board or any committee thereof has withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Berkshire, the approval, determination of advisability or recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement, or proposed publicly to approve, determine to be advisable or recommend, any takeover proposal, or our Board or any committee thereof has resolved to take any of the foregoing actions; or

•	the Company breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the merger, and such breach or failure cannot be cured by the outside date (provided that Berkshire is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

The Company can terminate the merger agreement:

•	prior to the approval of the merger agreement by our shareholders at the special meeting, in order to concurrently enter into a definitive agreement with respect to a superior proposal, subject to our compliance with the non-solicitation provisions of the merger agreement and payment of the related termination fee (as set forth below); or

•	if either Berkshire or Merger Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the merger, and such breach or failure cannot be cured by the outside date (provided that we are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

Termination Fee

Pursuant to the merger agreement, the Company will be required to pay Berkshire a termination fee equal to $600 million, if the merger agreement is terminated:

•	by either Berkshire or us because (i) the Company’s shareholders fail to approve the merger agreement at the special meeting, (ii) the outside date has arrived or (iii) a permanent injunction or other order which is final and nonappealable has been issued or taken due to the existence of a takeover proposal and that restrains or otherwise prohibits consummation of the merger and, in each such case, (A) prior to any such termination a takeover proposal shall have been made known to the Company or generally to its shareholders or shall have otherwise become publicly known and (B) at any time on or prior to the 12-month anniversary of such termination the Company or any of its subsidiaries enters into a definitive agreement with respect to a takeover proposal or consummates a takeover proposal (provided that the term “takeover proposal” shall have the meaning as set forth above under “No Solicitation; Board Recommendation” except that all references to 20% shall be deemed to be references to 50%; and except that with respect to any person that makes a takeover proposal prior to termination and then such person or any of its affiliates or associates enters into a definitive agreement with respect to, or consummates, a takeover proposal, within the 12-month period following termination, the references to 20% in the term “takeover proposal” shall remain at 20%);

•	by us prior to the approval of the merger agreement by our shareholders in order to accept a superior proposal and enter into a definitive agreement in connection with that superior proposal; or

•	by Berkshire because our Board or a committee thereof changes its recommendation with respect to the merger or recommends a takeover proposal.

If we fail to pay in a timely manner any amount due as described above and, in order to obtain such payment, Berkshire or Merger Sub commences a claim, action, suit or other proceeding that results in a judgment against us, we will have to pay to Berkshire interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 2%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

The parties have agreed that in no event shall the Company be required to pay the termination fee on more than one occasion, whether or not the termination fee may be payable under more than one provision of the merger agreement at the same time or at different times and the occurrence of different events. The termination fee, if paid, shall be credited against any damages recovered by Berkshire or Merger Sub from the Company arising from a breach of the merger agreement by the Company.

Effect of Termination

If the merger agreement is terminated by us or Berkshire in accordance with its terms, the merger agreement will become void and of no effect, with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to the merger agreement; provided, however, that if such termination results from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform an agreement or covenant thereof, such party shall not be relieved of any liability to the other party as a result of such failure or breach, and in the case of fraud or a willful breach of the merger agreement by Berkshire or Merger Sub, the Company shall have the right to pursue damages on behalf of its shareholders (which may include, to the extent proven, the benefit of the bargain lost by such shareholders). In the event the merger agreement is terminated, certain provisions of the merger agreement, including but not limited to those related to confidentiality, publicity and the termination fee, will survive the termination.

Amendment

Subject to the requirements of applicable law, the merger agreement may be amended by the parties thereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the closing date, whether before or after approval of the merger agreement by the shareholders of the Company; provided that the merger agreement may not be amended except by an instrument in writing signed by the parties to the merger agreement.

Extension; Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties by the other party contained in the merger agreement or in any document delivered pursuant thereto, and (iii) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company’s common stock as of October 9, 2015 by the chief executive officer, by the chief financial officer, by each of the other three most highly compensated executive officers, by each director, and by the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

BENEFICIAL OWNERSHIP TABLE	ADDITIONAL EQUITY HOLDINGS

Name	Number of Shares Beneficially Owned (excluding shares subject to stock options)(1)(2)	Stock Options Exercisable Within 60 Days	Total	Phantom Shares under Executive Deferred Compensation Plan(3)
Ruth A. Beyer	6,094	17,500	23,594	1,710
Mark Donegan	226,258	518,498	744,756
Don R. Graber	19,509	—	19,509
Steven G. Hackett	14,048	11,250	25,298	11,266
Shawn R. Hagel	20,122	121,250	141,372	12,768
Lester L. Lyles	5,818	—	5,818
Andrew V. Masterman	223	37,500	37,723	1,968
Daniel J. Murphy(4)	8,579	—	8,579
Vernon E. Oechsle	21,251	—	21,251
Ulrich Schmidt	6,612	—	6,612
Richard L. Wambold	6,486	—	6,486
Timothy A. Wicks	3,267	—	3,267
All directors and executive officers as a group (12 persons)	338,267	705,998	1,044,265	27,712

(1)	Includes the following number of vested DSUs: each of Messrs. Graber and Oechsle, 10,451; Mr. Schmidt, 6,612; Mr. Lyles, 5,818; and each of Messrs. Wambold and Wicks, 3,267.
(2)	Includes the following number of phantom shares under the Non-Employee Director Deferred Compensation Plan: Mr. Graber, 7,051; Mr. Murphy, 1,351; and Mr. Wambold, 2,220.
(3)	Phantom shares held by executive officers are not included in the Beneficial Ownership Table under SEC rules because the underlying shares are not issuable until at least six months after termination of employment.
(4)	Mr. Murphy retired from the Board, effective as of August 17, 2015, at which time 7,228 vested DSUs held by Mr. Murphy were settled in shares of the Company’s common stock. Mr. Murphy is no longer subject to Section 16 of the Exchange Act with respect to the Company; therefore, the number of shares of the Company’s common stock beneficially owned by Mr. Murphy has been provided as of August 17, 2015.

The following table shows information about those persons known to the Company to be beneficial owners of more than five percent of the Company’s outstanding common stock as of December 31, 2014. The information listed below is based entirely on information filed by the beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares Beneficially Owned	% of Class
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	16,680,902	11.7%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	11,897,706	8.3%

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	9,248,770	6.5%

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	7,551,554	5.3%

NO DISSENTERS’ RIGHTS

No dissenters’ rights are available to holders of Company common stock in connection with the merger. The shareholders of PCC would have dissenters’ rights in the merger only if required by the OBCA. Under the OBCA, as long as Company common stock is listed on the NYSE on the record date for determining the shareholders eligible to vote on the merger, holders of Company common stock would not be entitled to dissenters’ rights, unless the articles of incorporation provided otherwise. The Company’s Restated Articles of Incorporation do not provide for dissenters’ or appraisal rights. PCC expects that its common stock will continue to be listed on the NYSE through the record date for the shareholders meeting to approve the merger agreement and the plan of merger and, accordingly, that shareholders will not be entitled to dissenters’ rights.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock trades on the NYSE under the symbol “PCP”. The table below provides the high and low closing prices of the Company common stock for the periods indicated, as reported by the NYSE.

	High	Low
Fiscal Year 2016
Second quarter (ended September 27, 2015)	$230.92	$187.33
First quarter	$220.22	$200.51

Fiscal Year 2015 (ended March 29, 2015)
Fourth quarter	$241.90	$199.63
Third quarter	$242.73	$218.22
Second quarter	$259.51	$228.50
First quarter	$273.99	$240.21

Fiscal Year 2014 (ended March 30, 2015)
Fourth quarter	$272.24	$244.61
Third quarter	$270.98	$227.24
Second quarter	$237.27	$211.24
First quarter	$226.01	$182.92

Fiscal Year 2013 (ended March 31, 2015)
Fourth quarter	$195.21	$180.61
Third quarter	$188.82	$161.11
Second quarter	$168.34	$152.21
First quarter	$178.92	$158.42

In the ordinary course of business, the Company pays quarterly dividends of $0.03 per share of Company common stock. Under the terms of the merger agreement, the Company is prohibited from paying dividends other than the Company’s ordinary course quarterly dividends to holders of Company common stock in a per share amount no greater than the Company’s most recently declared dividend, with record and payment dates in accordance with the Company’s customary dividend schedule.

On August 7, 2015, the last trading day prior to the Board’s approval of the merger agreement, the reported closing price for the Company common stock was $193.88 per share. The $235 per share to be paid for each share of Company common stock in the merger represents a premium of approximately 21.2% over the closing price on August 7, 2015. On October 12, 2015, the latest practicable trading date before the filing of this proxy statement, the reported closing price for the Company common stock was $230.59. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of the close of business on the record date, there were 137,581,145 shares of Company common stock outstanding and entitled to vote, held by 746 shareholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this proxy statement, only one copy of this proxy statement is being delivered to shareholders that reside at the same address and share the same last name, unless such shareholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, by phone at (503) 946-4700, by mail to Precision Castparts Corp., Investor Relations, 4650 SW Macadam Ave., Portland, OR 97239, or by e-mail to investor_relations@precastcorp.com. Shareholders residing at the same address and currently receiving multiple copies of this proxy statement may contact Investor Relations at the address, telephone number and e-mail address above to request that only a single copy of a proxy statement be mailed in the future.

SHAREHOLDER PROPOSALS

If the merger is completed, the Company does not expect to hold an annual meeting of shareholders in 2016. If the merger is not completed, you will continue to be entitled to attend and participate in the Company’s annual meetings of shareholders, and we will hold a 2016 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which the 2016 annual meeting will be held. If the 2016 annual meeting of shareholders is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2016 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s Bylaws, as described below.

If the 2016 annual meeting of shareholders is held, shareholders wishing to present proposals for action at the annual meeting must do so in accordance with the Company’s Bylaws. For purposes of the Company’s 2016 annual meeting, such notice, to be timely, must be received by the Company between April 13, 2016 and May 13, 2016. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in next year’s annual meeting proxy materials be received at the Company’s principal office by March 4, 2016. The Company’s mailing address is 4650 SW Macadam Avenue, Suite 400, Portland, Oregon 97239-4262.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investor Relations” section of our website at www.precast.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by contacting Precision Castparts Corp., Investor Relations, 4650 SW Macadam Ave., Portland, OR 97239, or by calling (503) 946-4700.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended March 29, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended June 28, 2015;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 2, 2015, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended March 29, 2015; and

•	our Current Reports on Form 8-K filed on June 5, 2015, June 9, 2015, July 28, 2015, August 10, 2015 and August 17, 2015.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BERKSHIRE HATHAWAY INC.,

NW MERGER SUB INC.

and

PRECISION CASTPARTS CORP.

dated as of

August 8, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 8, 2015, by and among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), NW Merger Sub Inc., an Oregon corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Precision Castparts Corp., an Oregon corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and in the case of the Company and Merger Sub deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company’s Common Stock (such issued and outstanding shares of the Company’s Common Stock, collectively, the “Shares”), other than Shares owned by Parent or Participating Subsidiary Shares will be converted into the right to receive the Merger Consideration.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Oregon Law, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the third Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition) set forth in Article VII (the “Closing Date”), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.3 Effective Time. The parties to this Agreement shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”), which include the Plan of Merger attached hereto as Exhibit A, on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Oregon, in such form as required by, and executed in accordance with, the relevant provisions of Oregon Law. The Merger shall become effective as of the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Oregon, or such later time as is specified in the Articles of Merger and as is agreed to by Parent and the Company in writing (the “Effective Time”).

Section 1.4 Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of Oregon Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the articles of incorporation and bylaws of Merger Sub, and as so amended shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 6.7 hereof).

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a) Each Share of Common Stock issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)) will be cancelled and extinguished and be converted into the right to receive $235.00 in cash payable to the holder of such Share, without interest (the “Merger Consideration”), upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest.

(b) Each Share owned by Parent immediately before the Effective Time and any Participating Subsidiary Shares will be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Payment; Surrender of Shares; Stock Transfer Books.

(a) Before the Effective Time, Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). When and as needed, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (the “Payment Fund”) the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a). If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than three Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares will pass, only upon delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for surrendering Certificates or Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first anniversary of the Effective Time surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the surrender of Certificates or Book-Entry Shares on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration, multiplied by the number of Shares represented by such Certificates or Book-Entry Shares. Until so surrendered, Certificates (other than Certificates representing Shares held by Parent or any Participating Subsidiary Shares, all of which Shares shall be cancelled as provided in Section 2.1(b)) or Book-Entry Shares will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates or Book-Entry Shares.

(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates surrendered or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates (other than Certificates representing Shares held by Parent or Participating Subsidiary Shares) or Book-Entry Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, and any Certificates or other documents, in its possession relating to the transactions contemplated by this Agreement (the “Transactions”), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration, payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

(f) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.

Section 2.3 Treatment of Stock Plans and Stock-Based Deferred Compensation Plans.

(a) Prior to the Effective Time, the Company Board or the applicable committee thereof shall adopt appropriate resolutions and take such other actions as are necessary or appropriate, including giving any required notices and amending any Company Stock Plan or Stock-Based Deferred Compensation Plan:

(i) to cause each option to purchase Shares granted under the Company Stock Plans (an “Option”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) to be converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (A) the total number of Shares of Common Stock previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share set forth in such Option, less any required withholding Taxes (the “Option Cash Payment”), and as of the Effective Time each holder of an Option shall cease to have any rights with respect thereto, except the right to receive any Option Cash Payment. Any Option Cash Payment shall be made promptly (and in any event within 15 Business Days) following the Effective Time.

(ii) to cause each non-employee director stock unit granted under the Company Stock Plans (a “Share Unit”) that is outstanding or payable immediately prior to the Effective Time to be converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (A) the total number of Shares underlying such Share Units, and (B) the Merger Consideration, less any required withholding Taxes (the “Share Unit Payment”). As of the Effective Time, each holder of a Share Unit shall cease to have any rights with respect thereto, except the right to receive the applicable Share Unit Payment. All Share Unit Payments shall be made promptly (and in any event within 15 Business Days) following the Effective Time;

provided, however, in the event that such payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Share Unit, the payment shall instead be made at the time specified in the applicable Company Stock Plan and related award document or applicable deferral election.

(iii) to cause all account balances with respect to amounts credited to a “Phantom Stock Fund” under any Stock-Based Deferred Compensation Plan by election of the participant after December 31, 2008 (“Post-2008 Phantom Stock Units”) to be converted into a right of the participant to receive an amount in cash equal to the product of (A) the number of Shares deemed invested in or otherwise referenced by such account immediately prior to the Effective Time and (B) the Merger Consideration, less any required withholding Taxes (the “Deferred Payment”), and shall cease to represent a right to receive a number of Shares or cash equal to or based on the value of a number of Shares. The Deferred Payment shall be made promptly (and in any event within 15 Business Days) following the Effective Time; provided, however, in the event that such payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Deferred Payment, the Deferred Payment shall instead be made at the time specified in the applicable Company Stock-Based Deferred Compensation Plan and related award document or applicable deferral election.

(iv) to remove the “Phantom Stock Fund” performance option from each Stock-Based Deferred Compensation Plan such that the value of all account balances in any Stock-Based Deferred Compensation Plan as of immediately prior to the Effective Time, other than with respect to Post-2008 Phantom Stock Units (which are dealt with in clause (iii) above), and all future account balances shall be determined by one of the other performance options provided under such Stock-Based Deferred Compensation Plan and elected by the participant, none of which performance options shall be based on the value of the equity of the Company, the Surviving Corporation or Parent (other than to the extent the Parent’s equity is part of a broad-based index of public company stocks that is one of the performance options).

(b) The Company Board or Employee Stock Purchase Plan Committee will adopt appropriate resolutions and take such other actions as are necessary or appropriate to provide that (i) participants in the 2008 Employee Stock Purchase Plan (the “ESPP”) will be prohibited from increasing their payroll elections under the ESPP or making separate non-payroll contributions following the announcement of the execution of this Agreement; (ii) no person shall be entitled to begin participating in the ESPP following the announcement of the execution of this Agreement if such person is not already a participant in the ESPP; (iii) if the Closing shall occur prior to the scheduled purchase date, a special interim purchase date shall be set, and such interim purchase date shall be as of immediately prior to the Effective Time, and such interim purchase date or the scheduled purchase date, as applicable, will be the final purchase date under the ESPP, on which date each participant’s accumulated payroll deductions shall be used to purchase Shares in accordance with the terms of the ESPP; (iv) subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ESPP), such Shares shall be treated the same as all other Shares in accordance with Section 2.1(a) of this Agreement; (v) any accumulated contributions not used to purchase Shares on the interim purchase date, or the scheduled purchase date, as applicable, will be returned to the applicable participants; and (vi) the ESPP will be terminated as of immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Company Board or the applicable committee thereof will adopt appropriate resolutions and take such other actions as are necessary or appropriate to provide that (i) the Company Stock Plans and all awards issued thereunder (including the Options and Share Units) will terminate as of the Effective Time and (ii) the provisions in any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of the equity of the Company shall be of no further force or effect and shall terminate as of the Effective Time.

(d) Prior to the Effective Time, the Company shall take all such lawful action as may be necessary (which includes satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act), without incurring any liability in connection therewith, to provide for and give effect to the transactions contemplated by this Section 2.3.

Section 2.4 Adjustments. If, during the period between the date hereof and the Effective Time, any change in the Shares shall occur, by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, but excluding any change that results from any exercise of Options, the Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted so that the aggregate amount payable with respect to all Shares shall not be changed.

Section 2.5 Lost Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificates, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificates, the Merger Consideration to be paid in respect of the Shares represented by such Certificates, as contemplated by this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions with respect to particular representations and warranties disclosed in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection), and except as set forth in the Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement (excluding any disclosures set forth under the heading “Risk Factors”, any disclosures included in any “forward-looking statements” or any similar statements in any such filings that are cautionary, predictive or forward-looking in nature, and provided that nothing disclosed in the Company SEC Documents shall be deemed a qualification or modification to the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4 (other than the representation set forth in the last sentence of Section 3.4(b)), or Section 3.18), as follows:

Section 3.1 Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not own any equity interests in any corporation or other entity, except for its Subsidiaries.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of a majority of the outstanding Shares to approve this Agreement (the “Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.

(c) At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions are in the best interests of the Company and declared this Agreement advisable, (ii) approved this Agreement and the Transactions, (iii) directed that the approval of this Agreement be submitted to a vote at a meeting of the Company’s shareholders, (iv) resolved (subject to Section 5.2) to recommend to the Company’s shareholders that they approve this Agreement (such recommendation, the “Company Recommendation”), and (v) approved an amendment to the Shareholder Rights Agreement effective as of the date hereof to ensure that the Shareholder Rights Agreement is not applicable to the Transactions and that the Rights (as defined in the Shareholder Rights Agreement) expire concurrently with the consummation of the Transactions.

(d) The copies of the Company’s Restated Articles of Incorporation (the “Articles of Incorporation”) and the Company’s Bylaws, each in the form most recently filed in the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.3 Consents and Approvals; No Violations.

(a) Except for (i) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Oregon pursuant to Oregon Law, (iii) the Shareholder Approval and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act (as defined below), (C) the rules and regulations of the New York Stock Exchange, and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any national, supranational, federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), are necessary for the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company’s Articles of Incorporation or its Bylaws or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3(a) are duly obtained, (x) violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or Material Lease Agreement to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (a) 1,000,000 shares of serial preferred stock, without par value (the “Serial Preferred Stock”), and (b) 450,000,000 shares of common stock, without par value and with $1 stated value (the “Common Stock”). As of July 31, 2015, (i) no Shares of Serial Preferred Stock are issued and outstanding, (ii) 300,000 Shares of Serial Preferred Stock are reserved for issuance under the Rights Agreement, dated December 12, 2008, by and between the Company and The Bank of New York Mellon (the “Shareholder Rights Agreement”), (iii) 137,497,621 Shares of Common Stock are issued and outstanding, (iv) 5,867,616 shares of Common Stock are reserved for issuance under the Company Stock Plans in respect of outstanding and future awards, of which (A) 4,980,409 shares of Common Stock are issuable upon the exercise of outstanding Options and (B) there are 89,299 shares of Common Stock underlying the Share Units and Post-2008 Phantom Stock Units, and (v) 1,198,974 shares of Common Stock are reserved for issuance under the ESPP. All of the outstanding Shares of Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms of the Options, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 3.4(a) and in Section 3.4(b) of the Company Disclosure Letter, and for changes resulting from the exercise of the Options outstanding as of the date hereof or as otherwise permitted in connection with Section 5.1, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) existing securities, options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements, commitments, derivative contracts, forward sale contracts or undertakings of any character, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to (1) issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, (2) issue, grant, extend or enter into any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract, or undertaking, or (3) make any payment based on or resulting from the value or price of the Shares or of any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract or undertaking, (iii) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company or of any Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity or (iv) issued or outstanding performance awards, units, rights to receive shares of Common Stock or capital stock of any Subsidiary of the Company on a deferred basis, or rights to purchase or receive Common Stock or capital stock of any Subsidiary of the Company or other equity interest or voting securities issued or granted by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any such Subsidiary (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns or has any right to acquire any Shares.

(b) (i) All of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially and of record by the Company or a wholly owned Subsidiary of the Company, and (ii) all such shares and Rights have been duly authorized, validly issued and are fully paid and nonassessable and are owned by either the Company or a wholly owned Subsidiary of the Company free and clear of any Encumbrances. Section 3.4(b) of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and its jurisdiction of organization.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of (i) the Company or (ii) any of its Subsidiaries.

Section 3.5 SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC, and has made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2014, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Company SEC Documents”). As of its respective date (and if amended, as of the date of the last such amendment), each Company SEC Document, including any financial statements, schedules and exhibits included therein or attached thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and, without limitation of the foregoing, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2014, has been, required to file, or has voluntarily filed, any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Company SEC Documents (the “Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements. If at any time from the date hereof and until the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company.

(b) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Documents.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

Section 3.6 Absence of Certain Changes. Since March 29, 2015, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) there has not been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Letter, since March 29, 2015, through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of clauses (iii), (iv), (v), (vi), (vii), (viii) or (ix) of Section 5.1 hereof, had the covenants therein applied since March 29, 2015.

Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required, if known, to be reflected or reserved against in the consolidated financial statements of the Company prepared in accordance with GAAP, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in connection with the Transactions, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 29, 2015, and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Compliance with Laws and Court Orders.

(a) The Company and each of its Subsidiaries is in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the Knowledge of the Company, (i) neither the Company and its Subsidiaries, nor any of its or their Affiliates, directors or officers is listed on the Specially Designated Nationals and Blocked Persons list or other similar lists maintained by the Office of Foreign Assets Control, by the United States Department of the Treasury or pursuant to executive orders, (ii) neither the Company and its Subsidiaries, nor any of its or their Affiliates, directors, officers, employees, agents or other Persons acting on the Company’s or any Company

Subsidiary’s behalf has taken, or caused to be taken, directly or indirectly, any action that would or could cause the Company or any of its Subsidiaries to be in violation of any Anti-Corruption Law, and (iii) each of the Company and each of the Company’s Affiliates complies with and implements internal compliance policies with respect to applicable Anti-Corruption Laws. As used in this Section 3.8(b), the term “Anti-Corruption Laws” means each Law, regulation, treaty or convention relating to anti-money laundering, anti-terrorism financing, anti-bribery, anti-corruption or similar matters, including the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.9 Material Contracts.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any: (i) contract (other than this Agreement or a Company Plan) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $50 million; (iii) written contract (other than this Agreement) for the sale of any of its assets after the date hereof for consideration in excess of $100 million (other than sales of product in the ordinary course of business); (iv) collective bargaining agreement (other than labor agreements, works council agreements or similar contracts that are required by applicable Law in jurisdictions outside the United States); (v) written contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person; (vi) contract providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or any of its Subsidiaries; or (vii) Material Lease Agreements. Each such contract described in clauses (i)-(vii) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (ii) to the Knowledge of the Company, the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts, and are not in breach thereunder, and no circumstance exists which (with or without the lapse of time or the giving of notice, or both) would cause them to be in breach thereunder.

Section 3.10 Information in Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11 Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer, director or employee of the Company in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Employee Compensation and Benefit Plans; ERISA.

(a) As used herein, the term “Company Plan” shall mean each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, savings, retirement, deferred compensation, or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism), in each case other than a Multiemployer Plan, under which (i) any current or former employee, officer, director, contractor or consultant of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries has any present or future liability.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) Each Company Plan is in compliance with all applicable Laws, including, as applicable, ERISA and the Code, including by being funded to the extent required by applicable Law, and has been operated in accordance, and is in compliance, with its terms. With respect to each Company Plan, adequate provision has been made therefor on the accounting statements of the applicable Company or Subsidiary of the Company.

(ii) Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter to that effect from the IRS and, the Company is not aware of any event occurring since the date of such determination that would reasonably be expected to adversely affect such determination.

(iii) No condition exists that is reasonably likely to subject the Company or any of its ERISA Affiliates to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the Company Plans.

(iv) No Actions are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(v) There is no (A) to the Knowledge of the Company, unfair labor practice pending or threatened against or affecting the Company or any of its Subsidiaries, (B) labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or (C) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries.

(vi) With respect to any multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any member of the ERISA Group contributes or has contributed (in the six (6) years prior to the date hereof) for the benefit of an employee of the ERISA Group (“Multiemployer Plan”), none of the members of the ERISA Group has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, any liability for which has not been satisfied in full. With respect to any Multiemployer Plan, to the Knowledge of the Company: (A) no liability under Section 4204 of ERISA has been imposed on any member of the ERISA Group in the six (6) years prior to the date hereof, (B) none of the members of the ERISA Group has received notice that any Multiemployer Plan is or will go into “reorganization” or is “insolvent” as those terms are defined under ERISA, and (C) none of the members of the ERISA Group has received notice that any Multiemployer Plan is in “endangered” or “critical” status (as those terms are defined under ERISA). “ERISA Affiliates” means all employers, trades or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code. “ERISA Group” means the Company and its ERISA Affiliates.

(vii) No Company Plan that is subject to Title IV of ERISA has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code. No member of the ERISA Group has received notice that any Company Plan, which is or is expected to be subject to Title IV of ERISA, is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA). The Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any Company Plan subject to Title IV of ERISA, and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted by the PBGC. No Encumbrance has been imposed on the assets of any member of the ERISA Group under Section 303(k) of ERISA or Section 430(k) of the Code, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Encumbrance on any such assets, on account of any Company Plan pursuant to Section 303(k) of ERISA or Section 430(k) of the Code.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to any material severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee or officer.

Section 3.13 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants, subtenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.14 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights that are required to operate the Company’s business as presently conducted, and (ii) (x) there is no pending, and, to the Knowledge of the Company, the Company has not since August 1, 2012, received any written notice of any actual or threatened, Actions alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by Company or its Subsidiaries except for any of the foregoing that have since been fully and finally resolved, (y) to the Knowledge of the Company, the operation of the business of the Company as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

Section 3.15 Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries comply with all applicable Environmental Laws, and possess and comply with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as currently operated; (ii) none of the Company or any of its Subsidiaries has received any written notification alleging that it is liable, or written request for information, pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person, and (iii) none of the Company or any of its Subsidiaries has received any written notice regarding any actual or alleged violation of any Environmental Laws or Environmental Permits, including a notice of violation, a notice of non-compliance, or notice of requirements, except, with respect to any such notice, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 3.16 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its Subsidiaries has timely filed all Tax Returns that it was required to file and has timely paid all Taxes shown thereon as due and owing and all other Taxes required to be paid by it. All such Tax Returns were correct and complete.

(b) No audit or other proceeding with respect to any Taxes due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy proposed in writing by any Governmental Entity with respect to any Taxes due and owing by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, indemnity or sharing agreement.

(e) The Company and each of its Subsidiaries has withheld and remitted all Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other party.

(f) There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(g) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(h) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) in the two years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries has received any written claim in the past three years from a Governmental Entity in a jurisdiction in which the Company or a Subsidiary of the Company does not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(j) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Credit Suisse Securities (USA) LLC (the “Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, limitations, and qualifications set forth in such opinion, the Merger Consideration to be received by the holders of Shares other than Parent and its Affiliates in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of Shares. A copy of such opinion shall be provided to Parent, solely for informational purposes, promptly following receipt thereof by the Company Board.

Section 3.18 Brokers or Finders. Except for the Financial Advisor, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.19 State Takeover Statutes; Shareholder Rights Agreement.

(a) Assuming the accuracy of the representation and warranty made in Section 4.4, no “moratorium,” “fair price,” “control share acquisition,” “business combination” or other anti-takeover Laws (each, a “Takeover Statute”) are applicable to the Transactions. Except for the Shareholder Rights Agreement, the Company is not a party to any shareholder rights agreement or otherwise subject to a shareholder rights plan or similar arrangement.

(b) The Shareholder Rights Agreement has been amended in accordance with its terms to render it inapplicable to the Transactions. The Company has made available to Parent a true and correct copy of the Shareholder Rights Agreement, as amended, in effect as of the execution and delivery of this Agreement.

Section 3.20 Transactions with Affiliates. Since the date the Company’s last proxy statement was filed with the SEC and through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations.

(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of the New York Stock Exchange, and (D) the HSR Act, and any other Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub or of any of their respective Subsidiaries or (ii) assuming that any required authorizations, consents and approvals are duly obtained, (x) violate any Order or Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of either Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either Parent or Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4 Ownership of Common Stock. Subsidiaries of Parent own 2,695,109 Shares. Pension funds of certain Subsidiaries of Parent own, in the aggregate, less than 2% of the outstanding Shares. None of Parent, any of its Subsidiaries (including Merger Sub) or any of their Affiliates or Associates owns (directly or indirectly, beneficially or of record), in the aggregate, more than 14.99% of the outstanding Shares, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Shares (other than as contemplated by this Agreement).

Section 4.5 Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

Section 4.6 Financing. Parent and Merger Sub have, and at all times through the Closing shall have, sufficient funds available to finance and consummate the Transactions.

Section 4.7 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.8 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.9 Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, including any “Evaluation Material,” as defined in the Confidentiality Agreement, except as expressly set forth in Article III, and Parent and Merger Sub further agree that, except for the matters expressly set forth in Article III, neither the Company nor any Person shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent’s or Merger Sub’s use of, any such information.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company. Except (A) as expressly contemplated by this Agreement, (B) as set forth on Section 5.1 of the Company Disclosure Letter, (C) as required by applicable Law, or (D) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent solely for clauses (vii), (viii) and (x) (but with respect to clause (x) only as such clause relates to clauses (vii) and (viii)) shall not be unreasonably withheld or delayed, the Company agrees that:

(i) each of the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice;

(ii) the Company will not amend its Articles of Incorporation or Bylaws and the Company’s Subsidiaries will not amend their certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iii) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than the Company’s ordinary course quarterly dividends to holders of Shares in a per Share amount no greater than the Company’s most recently declared dividend, with record and payment dates in accordance with the Company’s customary dividend schedule; (B) issue, sell, grant, transfer, pledge, dispose of or encumber or authorize or propose to issue, sell, grant, transfer, pledge, dispose of or encumber any additional shares of capital stock or other Rights of the Company or any of its Subsidiaries (including treasury stock), other than in respect of the shares of the Company’s capital stock reserved for issuance on the date of this Agreement and issued pursuant to the exercise or settlement of awards outstanding under the Company Stock Plans as of the date of this Agreement, (C) split, combine, subdivide or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of capital stock or other Rights of the Company or any of its Subsidiaries, (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries (other than (1) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Options in order to pay the exercise price of the Options, (2) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (3) the acquisition by the Company of Rights in connection with the forfeiture of awards granted pursuant to the Company Stock Plans) or (E) accelerate the vesting of any Options, except as may be required pursuant to the terms of such Options;

(iv) except as required by applicable Law or under the terms of any Company Plan in effect as of the date of this Agreement, the Company will not and will not permit its Subsidiaries to increase the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or Affiliates, or enter into, establish, amend or terminate any Company Plans, except increases in salaries, wages and benefits of employees who are neither directors or officers of the Company, nor segment or division presidents, made in the ordinary course of business consistent with past practice;

(v) neither the Company nor any of its Subsidiaries will, except in the ordinary course of business consistent with past practice (A) incur or assume any Indebtedness, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (C) make any loans, advances or capital contributions to, or investments in, any other Person;

(vi) other than pursuant to agreements in force at the date of this Agreement as set forth in Section 5.1 of the Company Disclosure Letter, make any acquisition of or investment in a business in excess of $2 billion, individually or in the aggregate, either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other Person other than a direct or indirect wholly owned Subsidiary of the Company;

(vii) neither the Company nor any of its Subsidiaries will pay, discharge, waive or settle any claims involved in any Action, other than the payment, discharge, waiver or settlement of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice, (B) reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements) for amounts not in excess of those so reflected or reserved or (C) in an amount not to exceed $20 million in each instance;

(viii) neither the Company nor any of its Subsidiaries will materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law;

(ix) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), or (B) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets with a minimum value in excess of $50 million, individually or in the aggregate, except that this clause (B) shall not prohibit sales of inventory in the ordinary course of business consistent with past practice; and

(x) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2 No Solicitation by the Company.

(a) The Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative (“Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, following the receipt of a Superior Proposal (as hereinafter defined) or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, the Company Board determines in good faith, after considering applicable provisions of state Law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable Law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(b) and Section 5.2(c), (A) request information from the party making such Takeover Proposal for the sole purpose of the Company Board informing itself about the Takeover Proposal that has been made and the party that made it, (B) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (C) participate in negotiations with such party regarding such Takeover Proposal. It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer, director or investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company. The Company agrees not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual Takeover Proposal, other than the waiver of or failure to enforce any provision that would otherwise prevent a Takeover Proposal from being made to the Company.

(b) Except as expressly permitted in this Section 5.2(b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by the Company Board or such committee of this Agreement, the Merger, and the other Transactions, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal (other than a customary confidentiality agreement referred to in clause (B) of the proviso to Section 5.2(a)). Notwithstanding the foregoing, in the event that the Company Board determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state Law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, the Company Board may (subject to compliance with this sentence and to compliance with Section 5.2(a) and Section 5.2(c))

(x) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other Transactions or (y) approve, determine to be advisable, or recommend a Superior Proposal, or (z) cause the Company to enter into an Acquisition Agreement, provided, however, that any actions described in clause (x), (y) or (z) may be taken only (1) after the second (2nd) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Company Board of what actions described in clause (x), (y) or (z) the Company Board has determined to take, (2) if the Company has negotiated in good faith with Parent during such notice period, to the extent Parent requests to negotiate, to enable Parent to propose revisions to the terms of this Agreement, (3) if, following the end of such notice period, the Company Board shall have considered in good faith any written revisions to the terms of this Agreement proposed by Parent, and shall have determined in good faith (after consultation with financial advisors and receiving the advice of outside counsel) that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (4) if in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 5.2(b) anew with respect to such additional notice pursuant to clauses (1) through (4) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under Section 8.1(c) and Section 8.2(b). Notwithstanding anything in this Agreement to the contrary, the Company Board may at any time in response to an Intervening Event withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other Transactions in the event it determines in good faith, after considering applicable provisions of state Law and after consultation with outside counsel, that such withdrawal or modification of its approval, determination of advisability or recommendation is required in order for the Company Board to comply with its fiduciary duties under applicable Law, provided that the Company has provided to Parent five (5) Business Days’ prior written notice advising Parent that it intends to take such action and specifying the Intervening Event in reasonable detail.

(c) In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(b), the Company shall promptly advise Parent orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Company Board withdrawing, modifying or amending its recommendation of this Agreement, the Merger and the other Transactions, or in exercising any of its other rights under Section 5.2(a) or Section 5.2(b).

(d) Nothing contained in this Section 5.2 or Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s determination in good faith after consultation with outside counsel, the failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, neither the Company nor the Company Board nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination of advisability or recommendation of this Agreement, the Merger and the other Transactions or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will use reasonable efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation and the Company shall use reasonable best efforts to obtain the Shareholder Approval.

(b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement of all required information relating to Parent or its Affiliates. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company will provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and will provide Parent and its counsel the opportunity to review and comment on the Company’s proposed response thereto. The Company will respond promptly to any such comments from the SEC or its staff.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2 Shareholders Meeting.

(a) The Company shall take all actions in accordance with applicable Law, its constituent documents and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Special Meeting”) for the purpose of considering and taking action upon the approval of this Agreement as soon as practicable following the date hereof. The Company shall include in the Proxy Statement the (i) recommendation of the Company Board that the Company shareholders vote in favor of the approval of the Merger and the approval of this Agreement, unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with Section 5.2, and (ii), subject to the consent of the Financial Advisor, the opinion of the Financial Advisor described in Section 3.17. Notwithstanding anything to the contrary contained in this Agreement, (x) the Company in its sole discretion may adjourn or postpone the Special Meeting after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Special Meeting, and (y) the Company shall adjourn or postpone the Special Meeting if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting.

(b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates (for the avoidance of doubt, not including Shares owned by certain pension funds of its Subsidiaries) in favor of the approval of the Merger and the approval of this Agreement.

Section 6.3 Reasonable Best Efforts. Subject to Section 6.3(e):

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, and (iv) the execution and delivery by the Company of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use reasonable best efforts to effect such transfers.

(c) The Company and Parent shall use reasonable best efforts to file antitrust notifications as promptly as practicable in each relevant jurisdiction and shall use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and information requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters.

(d) Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of Parent and the Company shall cooperate and use all reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(d). Each of Parent and the Company shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(e) Notwithstanding Section 6.3(a) through Section 6.3(d) or any other provision of this Agreement to the contrary, in no event shall Parent or its Subsidiaries (including Merger Sub and, after the Closing, the Surviving Corporation and its Subsidiaries) or Affiliates be required to agree to, or the Company be permitted to agree to, (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the Transactions, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions, (iii) any limitation on its or their ability to effect the Merger, or the ability of the Company (or Merger Sub) or its or their respective subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of the Company or any Subsidiary of the Company, or (iv) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations, including after giving effect to the Transactions (any such action or limitation described in clauses (i) through (iv) of this Section 6.3(e), a “Restriction”), other than Restrictions with respect to the Surviving Corporation and its Subsidiaries, individually or in the aggregate with all other such Restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the Merger, would not exceed $250,000,000. Nothing in this Section 6.3(e) shall require any party to take or agree to take any such action with respect to its business or operations pursuant to this Section 6.3(e) unless the effectiveness of such agreement or action is conditioned upon the Closing.

(f) Without limiting the generality of the parties’ obligations under Section 6.3(a) through Section 6.3(d), Parent and the Company shall make such informational filings and submissions as are reasonably required by any Governmental Entity enforcing a foreign investment or similar Law, and shall submit such affirmations or commitments with respect to the Company or its Subsidiaries as are (i) of the same or similar nature, type and magnitude as those that the Company or its Subsidiaries have made or submitted relating to such Laws in connection with previous acquisitions of facilities or assets, which affirmations or commitments are described on Section 6.3(f) of the Company Disclosure Letter, and (ii) reasonably required by such Governmental Entity. For the avoidance of doubt, such affirmations or commitments shall not constitute Restrictions.

Section 6.4 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate, in any respect that would cause any condition to the Merger to be unsatisfied, at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 6.5 Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to provide, and shall cause its Subsidiaries to provide, Parent and its representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective properties, books, contracts, commitments, personnel and records, (ii) such other information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations. Parent shall and shall cause Parent’s Affiliates and representatives to keep confidential any non-public information received from the Company, its Affiliates or representatives, directly or indirectly, pursuant to this Section 6.5 and in accordance with the Confidentiality Agreement.

Section 6.6 Publicity. Neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, if practicable, except as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, is required by Law or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority and except as may be requested by a Governmental Entity.

Section 6.7 Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions; provided, however, that, in the case of the Surviving Corporation, such indemnification shall only be to the fullest extent a corporation is permitted under Oregon Law to indemnify its own directors and officers, and in the case of Parent, such indemnification shall not be limited by Oregon Law but Parent shall not be required to indemnify the Indemnified Parties if a final, non-appealable judgment or adjudication in an action against such Indemnified Parties by a claimant (not including an action brought by Parent, Surviving Corporation, or any insurer of either) with respect to such claims establishes: (A) that the acts or omissions of such Indemnified Parties were the result of deliberate criminal or fraudulent acts by the Indemnified Parties seeking indemnification; or (B) that the claim against such Indemnified Parties arises out of, is based upon, or is attributable to the gaining in fact of any financial profit or other advantage to which such Indemnified Parties were not legally entitled. Parent, Merger Sub, and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding, but in the case of Merger Sub and the Surviving Corporation only to the fullest extent permitted by Oregon Law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to Parent, (ii) Parent shall, or shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, Merger Sub or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 6.7 except to the extent such failure materially prejudices such party). The Indemnified Parties (as a group) may each retain only one law firm (in addition to local counsel in each applicable jurisdiction if reasonably required) to represent them with respect to each such matter unless there is a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Articles of Incorporation and Bylaws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is an Indemnified Party, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(c) The rights of each Indemnified Party under this Section 6.7 shall be in addition to any rights such individual may have under the Articles of Incorporation and Bylaws (or other governing documents) of the Company and any of its Subsidiaries, under Oregon Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The rights under this Section 6.7 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(d) In the event that the Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies; provided, however that following the Closing there shall be no obligation to continue or extend such policies.

Section 6.8 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.9 Employee Matters.

(a) For a period of one year from the Effective Time, Parent shall cause the Surviving Corporation to provide, or cause to be provided, to (i) the employees of the Company or any of its Subsidiaries (collectively, “Company Employees”) as of immediately prior to the Effective Time whose employment is terminated prior to such first anniversary of the Effective Time, severance payments and severance benefits no less favorable than those that were made available to terminated Company Employees immediately prior to the Effective Time, and (ii) Company Employees as of immediately prior to the Effective Time who remain employed by the Surviving Corporation or any of its Subsidiaries, compensation and benefits that are no less favorable to the Company Employees, in the aggregate, than the compensation and benefits provided such Company Employees immediately prior to the Effective Time (including in prior compensation and benefits the value of one year of annual benefit accruals under each SERP, but excluding (I) the value of all accelerated payments of accrued SERP benefits paid in connection with the Merger, (II) the value of any other benefits that are accelerated in connection with the Merger, and (III) any bonuses other than annual bonuses); provided, that the foregoing obligation shall not restrict Parent and the Surviving Corporation from making changes that (A) are consistent with changes currently planned or contemplated by the Company, (B) are in response to business conditions which may exist at the time of such changes or (C) are collectively bargained for. Parent shall cause the Surviving Corporation to honor in accordance with their terms all Company Plans; provided, however, that Parent or the Surviving Corporation may amend, modify or terminate any individual Company Plan in accordance with its terms and applicable Law (including obtaining the consent of the other parties to and beneficiaries of such Company Plan to the extent required thereunder). Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Surviving Corporation and its Subsidiaries shall not, after the

Effective Time, provide any form of equity-based compensation, including options to purchase shares of capital stock in the Surviving Corporation or any of its Subsidiaries; provided that any equity-based compensation provided by the Company and its Subsidiaries pursuant to the Company Plans immediately prior to the Effective Time shall be taken into account in determining whether the compensation and benefits provided by Parent and the Surviving Corporation are less favorable to the Company Employees, in the aggregate, than those provided by the Company for purposes of the first sentence of this Section 6.9(a), unless the Company grants cash-based performance awards prior to the Effective Time, in which case such equity-based compensation shall not be taken into account.

(b) For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of the Surviving Corporation under which an employee’s benefits depend, in whole or in part, on length of service, credit will be given to current employees of the Company and its Subsidiaries for service with the Company or any of its Subsidiaries or predecessors prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits; provided, further, that such service would have been recognized under the corresponding Company Plan.

(c) The provisions of this Section 6.9 shall be binding upon and inure solely to the benefit of the respective parties to this Agreement, and nothing in this Section 6.9, express or implied, shall confer upon any Company Employee, legal representative or beneficiary thereof, or any other person any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits, of any nature or kind whatsoever under this Agreement. Nothing contained in this Section 6.9, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of such entities.

(d) With respect to matters described in this Section 6.9, the Company will not send any written notices or other written communication materials to the Company Employees without the prior written consent of Parent.

Section 6.10 Takeover Statutes; Shareholder Rights Agreement. Each of the Company, Parent, Merger Sub and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render the restrictions of any Takeover Statutes that become or are deemed to be applicable to the Company, Parent, Merger Sub or the Transactions, to be inapplicable to the foregoing. The Company covenants and agrees not to amend the Shareholder Rights Agreement (as amended as described in clause (v) of Section 3.2(c)) without the written consent of Parent and Merger Sub, and further agrees not to take any steps to render the Shareholder Rights Agreement applicable to the Transaction.

Section 6.11 Shareholder Litigation. Each party to this Agreement shall give the other parties to this Agreement the opportunity to participate in the defense or settlement of any shareholder litigation against any party and/or its respective directors relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or officers by any shareholder of the Company relating to this Agreement, the Merger or any other Transaction or otherwise, where such settlement would impose obligations (monetary or otherwise) on the Company or the Surviving Corporation without the prior written consent of Parent.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent and Merger Sub to the extent permitted by applicable Law, except for the condition set forth in clause (ii) of Section 7.1(b), which may be waived in whole or in part by Parent and Merger Sub:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and (ii) with respect to non-U.S. jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter, all notifications and filings have been made, all appropriate waiting periods (including extensions thereof) have expired or been terminated and all clearances and approvals have been granted (or been deemed in accordance with the relevant Law to have been granted) by the relevant Governmental Entity on terms consistent with Section 6.3(e) unless Parent has decided to exceed such terms.

(c) No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that, subject to Section 6.3, each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered to the extent required by and subject to Section 6.3.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in this Agreement (other than those specified in clauses (ii), (iii) or (iv) below) shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The representations and warranties of the Company contained in Section 3.4(b)(i) and Section 3.4(c)(i) shall be true and correct in all material respects.

(iii) The representations and warranties of the Company contained in Section 3.2(c), Section 3.4(a), Section 3.18 and Section 3.19(b) of this Agreement shall be true and correct in all respects (except, in the case of Section 3.4(a) for de minimis inaccuracies therein) at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(iv) The representations and warranties of the Company contained in Section 3.6(b) of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing, as though made at and as of such time.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Orders or Laws. No Order or Law shall have been promulgated, entered, enforced, enacted, issued or applicable to the Merger by any Governmental Entity which imposes any Restrictions on Parent or its Subsidiaries (including Merger Sub and, after the Closing, the Surviving Corporation and its Subsidiaries), other than Restrictions with respect to the Surviving Corporation and its Subsidiaries, individually or in the aggregate with all other such Restrictions, for which the aggregate fair value of all businesses or assets (including stock) affected, prior to giving effect to the Merger, would not exceed $250,000,000.

(d) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer and chief financial officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer of Parent or Merger Sub, as applicable, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other Transactions to the extent required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Shareholder Approval):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company if:

(i) the Merger has not been consummated on or before March 8, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further, however, that, if, on the Outside Date, any of the conditions to the Closing set forth in Section 7.1(b) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended day-by-day for each day during which any of the conditions set forth in Section 7.1(b) remain unfulfilled, but in no event shall the Outside Date be extended to be later than August 8, 2016;

(ii) a permanent injunction or other Order which is final and nonappealable shall have been issued or taken restraining or otherwise prohibiting consummation of the Merger or any of the other Transactions (any such injunction or Order, a “Final Order”); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such permanent injunction or other Order to the extent required by and subject to Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Shareholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares, provided, however, that the Company’s right to terminate this Agreement pursuant to this Section 8.1(b)(iii) is subject to the Company’s compliance with clause (y) of the third sentence of Section 6.2(a);

(c) by the Company prior to the receipt of the Shareholder Approval, if the Company concurrently enters into a definitive agreement with respect to a Superior Proposal; provided that the Company shall have complied with all provisions of Section 5.2 and shall have previously paid or shall concurrently with such termination pay the fee due under Section 8.2(b);

(d) by Parent, if the Company Board or any committee thereof shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability or recommendation of this Agreement, the Merger and the other Transactions, or approved, determined to be advisable or recommended, or proposed publicly to approve, determine to be advisable or recommend, any Takeover Proposal, or the Company Board or any committee thereof shall have resolved to take any of the foregoing actions;

(e) by Parent, if the Company breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by the Outside Date (provided that Parent is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement); or

(f) by the Company, if Parent or Merger Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured by the Outside Date (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement).

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.1 for any such termination.

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform an agreement or covenant hereof, such party shall not be relieved of any liability to the other party as a result of such failure or breach, and in the case of fraud or a willful breach of this Agreement by Parent or Merger Sub, the Company shall have the right to pursue damages on behalf of its shareholders (which the parties acknowledge and agree may include, to the extent proven, the benefit of the bargain lost by such shareholders); provided further, however, that the provisions of Section 6.5 relating to confidentiality, Section 6.6, this Section 8.2, Article IX and Article X hereof shall survive such termination.

(b) If this Agreement is terminated (i) by either Parent or the Company pursuant to the provisions of Section 8.1(b)(i), Section 8.1(b)(ii) or Section 8.1(b)(iii), but in the case of a termination pursuant to Section 8.1(b)(ii), only if the applicable Final Order is based on the existence of a Takeover Proposal (whether or not modified after it is first made), and, in the case of any termination under this clause (i), (A) prior to such termination a Takeover Proposal shall have been made known to the Company or generally to its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, and (B) at any time on or prior to the 12-month anniversary of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Takeover Proposal or the transactions contemplated by any Takeover Proposal are consummated (provided that solely for purposes of this Section 8.2(b), the term “Takeover Proposal” shall have the meaning set forth in the definition of “Takeover Proposal” except that all references to 20% shall be deemed to be references to 50%; provided further, however, that with respect to any Person that makes a Takeover Proposal covered by Section 8.2(b)(i)(A) and then such Person or any of its Affiliates or Associates enters into a definitive agreement with respect to, or consummates, a Takeover Proposal within the time period specified in Section 8.2(b)(i)(B), the references to 20% in the term “Takeover Proposal” shall remain at 20% for purposes of Section 8.2(b)(i)(A)), or (ii) by Parent pursuant to the provisions of Section 8.1(d), or by the Company pursuant to the provisions of Section 8.1(c), the Company shall pay Parent the Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds (x) in the case of clause (i) of this Section 8.2(b), upon the earlier of entering into such definitive agreement with respect to a Takeover Proposal or consummation of the transactions contemplated by a Takeover Proposal, and (y) in the case of clause (ii) of this Section 8.2(b), prior to or concurrently with such termination. “Termination Fee” shall mean a cash amount equal to $600 million.

(c) The Company acknowledges that the agreements contained in Section 8.2(b) are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b) and, in order to obtain such payment, Parent or Merger Sub commences a claim, action, suit or other proceeding that results in a judgment against the Company, the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 2%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

(d) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. The Termination Fee, if paid, shall be credited against any damages recovered by Parent or Merger Sub from the Company arising from a breach of this Agreement by the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers. Subject to applicable Law, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after approval of this Agreement by the shareholders of the Company and Merger Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time.

Section 9.3 Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 prior to 5:00 p.m. (New York City time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 later than 5:00 p.m. (New York time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above), or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

(a) if to Parent or Merger Sub, to:

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Telephone No.: (402) 346-1400

Facsimile No.: (402) 346-3375

Attention:         Marc D. Hamburg

with a copy to:

Munger, Tolles & Olson, LLP

355 South Grand Avenue, Suite 3500

Los Angeles, California 90071

Telephone No.: (213) 683-9100

Facsimile No.: (213) 687-3702

Attention:      Robert E. Denham, Esq.

                      Mary Ann Todd, Esq.

(b) if to the Company, to:

Precision Castparts Corp.

4650 S.W. Macadam Avenue

Suite 400

Portland, OR 97239

Telephone No.: (503) 946-4778

Facsimile No.: (503) 417-4817

Attention:         Ruth A. Beyer

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Telephone No.: (212) 474-1000

Facsimile No.: (212) 474-3700

Attention:      Faiza J. Saeed

                      George F. Schoen

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.

Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement, including the Company Disclosure Letter) and, prior to the Closing, the provisions of the Confidentiality Agreement other than those referenced in clause (i) of the last sentence of this Section 9.6, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Section 6.7, solely to the extent stated therein, is not intended to and shall not confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than the right of the holders of Shares of the Company to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred). In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall prevail. The parties hereby agree that (i) Sections 3 and 7 and the last sentence of Section 9 of the Confidentiality Agreement shall terminate and be of no further force or effect as of the date hereof and (ii) the remaining provisions of the Confidentiality Agreement shall terminate and be of no further force or effect as of the Effective Time.

Section 9.7 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Oregon without giving effect to the principles of conflicts of law of the Laws of the State of Oregon.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. Any attempted assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Oregon in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Oregon, or that any such dispute brought in any such court has been brought in an inconvenient forum.

Section 9.11 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or the Merger was not consummated, and that monetary damages, even if available, would not be an adequate remedy in such event. The parties accordingly agree that the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Oregon or an Oregon state court, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees not to oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to prove damages or provide any bond or other security in connection with any such order or injunction.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section
Acquisition Agreement	5.2(b)
Action	10.2
Affiliates	10.2
Agreement	Preamble
Anti-Corruption Laws	3.8(b)
Antitrust Laws	6.3(d)
Articles of Merger	1.3
Articles of Incorporation	3.2(d)
Associate	10.2
Book-Entry Shares	2.1(a)
Business Day	10.2
Certificates	2.1(a)

Defined Term	Section
Closing	1.2
Closing Date	1.2
Code	10.2
Common Stock	3.4(a)
Company	Preamble
Company Board	3.2(a)
Company Disclosure Letter	Article III
Company Employees	6.9(a)
Company Permits	3.8(a)
Company Plan	3.12(a)
Company Recommendation	3.2(c)
Company SEC Documents	3.5(a)
Company Stock Plans	10.2
Covered Employees	3.12(a)
Deferred Payment	2.3(a)(iii)
Effective Time	1.3
Encumbrance	10.2
Environmental Laws	10.2
Environmental Permits	10.2
ERISA	3.12(a)
ERISA Affiliate	3.12(b)(vi)
ERISA Group	3.12(b)(vi)
Exchange Act	3.3(a)
Final Order	8.1(b)(ii)
Financial Advisor	3.17
Financial Statements	3.5(a)
GAAP	3.5(a)
Governmental Entity	3.3(a)
HSR Act	3.3(a)
Indebtedness	10.2
Indemnified Liabilities	6.7(a)
Indemnified Parties	6.7(a)
Intellectual Property Rights	10.2
Intervening Event	10.2
IRS	10.2
Knowledge	10.2
Law	10.2
Leased Real Property	10.2
Material Adverse Effect	10.2
Material Contract	3.9(a)
Material Lease Agreement	10.2
Materials of Environmental Concern	10.2
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plan	3.12(b)(vi)
Option	2.3(a)(i)
Option Cash Payment	2.3(a)(i)
Order	10.2
Oregon Law	10.2
Outside Date	8.1(b)(i)

Defined Term	Section
Owned Real Property	10.2
Parent	Preamble
Participating Subsidiary Shares	10.2
Paying Agent	2.2(a)
Payment Fund	2.2(a)
PBGC	3.12(b)(vii)
Permitted Encumbrances	10.2
Person Post-2008 Phantom Stock Units	10.2 2.3(a)(iii)
Proxy Statement	3.10
Representatives	5.2(a)
Restraints	7.1(c)
Restriction	6.3(e)
Rights	3.4(a)
SEC	10.2
Securities Act	3.5(a)
Serial Preferred Stock	3.4(a)
SERP	10.2
Share Unit	2.3(a)(ii)
Share Unit Payment	2.3(a)(ii)
Shareholder Approval	3.2(b)
Shareholder Rights Agreement	3.4(a)
Shares	Recitals
Site	10.2
SOX	3.5(a)
Special Meeting	6.2(a)
Stock-Based Deferred Compensation Plan	10.2
Subsidiary	10.2
Superior Proposal	10.2
Surviving Corporation	1.1
Takeover Proposal	10.2
Takeover Statute	3.19(a)
Tax	10.2
Tax Return	10.2
Termination Fee	8.2(b)
Transactions	2.2(e)

Section 10.2 Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Entity.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Associate” means, with respect to any party, (a) any entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest (which, for the avoidance of doubt, includes percentage beneficial interests equal to or greater than 20%), or as to which such Person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person or who is a director or officer of the Company or any of its subsidiaries and (d) any Person who is a director or officer of such specified entity or any of its parents or subsidiaries (other than the Company or an entity controlled by or under common control with the Company).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Stock Plans” means, collectively, the Company’s 1994 Stock Incentive Plan, the Company’s 1999 Nonqualified Stock Option Plan and the Company’s 2001 Stock Incentive Plan.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument and (c) all obligations under capital leases.

“Intellectual Property Rights” means (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals thereof, (iii) copyrights and copyrightable works and all applications and registrations thereof, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) web site addresses and Internet domain names, and registrations therefor, (vii) moral and economic rights of authors and inventors and (viii) all other similar proprietary rights whether now known or hereafter recognized in any jurisdiction.

“Intervening Event” means any material event or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that (i) was neither known by nor reasonably foreseeable to the Company Board as of or prior to the date hereof and (ii) does not relate to (A) any Takeover Proposal, or (B) clearance of the Merger or satisfaction of any waiting period under any Antitrust Laws.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the Chief Executive Officer and Chief Financial Officer of Parent and (ii) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the following executive officers of the Company: Chairman and Chief Executive Officer; Chief Financial Officer; and General Counsel.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Leased Real Property” means all material real property leased or subleased (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the ability of the Company to consummate the Merger, or (ii) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions, (B) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in such industries, (C) any decline in the market price of the Common Stock, (D) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (G) any change in applicable Law, regulation or GAAP (or authoritative interpretations thereof), (H) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, or (I) any hurricane, tornado, flood, earthquake or other natural disaster.

“Material Lease Agreement” means any lease agreement for Leased Real Property where the relevant facilities generated revenue for the 2015 fiscal year in excess of $100 million.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Oregon Law” means the Oregon Business Corporation Act, as amended.

“Owned Real Property” means all material real property reflected in the latest audited balance sheet included in the Company SEC Documents as owned by the Company or any Subsidiary of the Company or material real property acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business).

“Participating Subsidiary Shares” means any Shares held immediately before the Effective Time by wholly-owned Subsidiaries of Parent that Parent has elected, by written notice to the Company and the Paying Agent received at least 2 Business Days prior to the Closing, to be canceled pursuant to Section 2.1(b).

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company or any of its Subsidiaries arising or incurred in the ordinary course of business, (v) reversionary obligations in respect of real estate granted to the Company or any of its Subsidiaries by Governmental Entities, (vi) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vii) other imperfections or irregularities in title, charges, easements, rights-of-way, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, covenants, restrictions and other customary encumbrances on title to or use of real property, (viii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (vi) through (x), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, and (xi) as to any Leased Real Property, any Encumbrance placed by a developer or lessor thereof, or otherwise affecting the interest of the lessor thereof.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“SEC” means the United States Securities and Exchange Commission.

“SERP” means the Company’s Supplemental Executive Retirement Program—Level One—Ongoing and the Company’s Supplemental Executive Retirement Program—Level Two—Ongoing.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Stock-Based Deferred Compensation Plan” means any Company Plan or part thereof that provides for the deferral of compensation and represents amounts notionally invested in a number of Shares or otherwise provides for distributions or benefits that are calculated based on the value of a Share.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, (i) that would be required to be consolidated in such party’s financial statements under GAAP as adopted (whether or not yet effective) in the United States or (ii) of which at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries; provided, that, in the case of Parent, “Subsidiary” shall not include any pension funds of the Subsidiaries of Parent.

“Superior Proposal” means a bona fide written Takeover Proposal (with all references to “20%” in the definition of Takeover Proposal being deemed to be references to “50%”) which the Company Board determines in good faith (after consultation with financial advisors and receiving the advice of outside counsel) (i) is in the best interests of the Company, (ii) is more favorable to the Shareholders from a financial point of view than the Merger, taking into account all financial, legal, financing, regulatory, timing, conditions and other aspects of such Takeover Proposal (including the Person or group of Persons making the Takeover Proposal) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent and any fees to be paid by the Company pursuant to Section 8.2(b)), and (iii) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Subsidiaries, Affiliates, and representatives) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more of the consolidated assets (including equity interests in Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or (B) equity securities of the Company which together with any other equity securities of the Company beneficially owned by such Person or group of Persons would equal 20% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning 20% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving (1) the Company or (2) Subsidiaries of the Company representing 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, other than the Transactions.

“Tax” or “Taxes” means all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.

Section 10.3 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. The term “or” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. For purposes of analyzing the Company’s representations and warranties and related disclosures under this Agreement, Parent and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its Subsidiaries unless it is disclosed in the Company SEC Documents or the Company Disclosure Letter or is information otherwise generally available to the public as of the date hereof.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett
Name: Warren E. Buffett
Title: Chairman & CEO

NW MERGER SUB INC.

By:	/s/ Marc D. Hamburg
Name: Marc D. Hamburg
Title: President

PRECISION CASTPARTS CORP.

By:	/s/ Mark Donegan
Name: Mark Donegan
Title: Chairman and Chief Executive Officer

EXHIBIT A

PLAN OF MERGER

Names and Types of the Entities Proposing to Merge. The name, type of entity and state of organization of each entity proposing to merge are Precision Castparts Corp., an Oregon corporation (the “Company”) and NW Merger Sub Inc., an Oregon corporation (“Merger Sub”).

Name and Type of Surviving Entity. The Company shall be the surviving entity, the name of the surviving entity shall continue to be Precision Castparts Corp. and the surviving entity shall continue to be a corporation incorporated under the laws of the State of Oregon.

Summary of the Material Terms and Conditions of the Merger, including Manner and Basis of Converting Shares. The following summary is qualified in its entirety by the Agreement and Plan of Merger dated as of August 8, 2015, by and among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), Merger Sub and the Company (the “Agreement”):

Merger. Upon the terms and subject to the conditions of the Agreement and in accordance with the Oregon Business Corporation Act, at the Effective Time (as defined below), Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”). The Merger shall become effective as of the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Oregon, or such later time as is specified in the Articles of Merger (the “Effective Time”).

Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Oregon Business Corporation Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of common stock, without par value and with $1 stated value, of the Company (the “Shares”) or securities of Parent or Merger Sub:

Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 3.3(ii)) will be cancelled and extinguished and be converted into the right to receive $235.00 in cash payable to the holder of such Share, without interest (the “Merger Consideration”), upon surrender of either certificates formerly representing such Shares or any book-entry Shares. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of certificates or book-entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate or book-entry Share, without interest.

Each Share owned by Parent immediately before the Effective Time and any Shares held by wholly-owned subsidiaries of Parent that Parent has elected, by written notice to the Company and the paying agent, to be cancelled, will be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares.

Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

A-A-1

Surviving Corporation.

Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the articles of incorporation and bylaws of Merger Sub, and as so amended shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended.

Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

A-A-2

Annex B

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

August 8, 2015

Precision Castparts Corp.

4650 SW Macadam Avenue

Suite 400

Portland, OR 97239

Attention: Board of Directors

Members of the Board of Directors:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Precision Castparts Corp. (the “Company”) with respect to the fairness, from a financial point of view, to the holders of common stock, without par value and $1 stated value (“Common Stock”), of the Company other than Berkshire Hathaway Inc. (“Parent”) and its affiliates, of the Merger Consideration (as defined below) to be received by such holders other than Parent and its affiliates in the Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated August 8, 2015 (the “Merger Agreement”), by and among Parent, NW Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. You have advised us that, among other things, pursuant to the Agreement Merger Sub will merge with the Company (the “Merger”), (ii) each outstanding share of Common Stock other than shares of Common Stock owned by Parent and certain shares of Common Stock owned by subsidiaries of Parent will be converted into the right to receive $235.00 in cash (the “Merger Consideration”) and (iii) the Company will become a wholly owned subsidiary of Parent.

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts relating to the Company prepared and provided to us by the management of the Company (the “Company Projections”). We have also spoken with the management of the Company regarding the business and prospects of the Company. We have also considered certain financial and stock market data for the Company, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all respects. With respect to the Company Projections, management of the Company has advised us and we have assumed that the Company Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company and are a reasonable basis on which to evaluate the Company and the proposed Merger. We express no views or opinions with respect to the Company Projections or the assumptions on which they are based.

We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger. With your consent we have also assumed that the Merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

B-1

Our opinion only addresses the fairness, from a financial point of view, to the holders of Common Stock other than Parent and its affiliates of the Merger Consideration to be received by such holders other than Parent and its affiliates in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication (financial or otherwise) of the Merger, the Merger Agreement or any other agreement, arrangement or understanding entered into in connection therewith or otherwise or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, Parent and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation including, during the past two years, having acted as a co-managing underwriter of an offering of debt securities by the Company in June, 2015 and having participated in the financings for the acquisition of Kraft Foods Group Inc. by H.J. Heinz Company (“Heinz”), an affiliate of Parent, in July, 2015, having acted as a co-managing underwriter of an offering of debt securities by Heinz in January, 2015 and having participated in the financing for the acquisition of Heinz by an affiliate of Parent in June, 2013. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the Merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Merger and does not constitute a recommendation to the Board with respect to the Merger or advice or a recommendation to any holder of Common Stock as to how such holder should act or vote on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Common Stock other than Parent and its affiliates in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders other than Parent and its affiliates.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

B-2

4650 SW MACADAM AVE. SUITE 400 PORTLAND, OR 97239

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M96219-TBD KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PRECISION CASTPARTS CORP.

The Board of Directors recommends you vote FOR Proposals 1 and 2:	For	Against	Abstain
1. Approve the Agreement and Plan of Merger, dated as of August 8, 2015, by and among Berkshire Hathaway Inc., NW Merger Sub Inc., and Precision Castparts Corp.	☐	☐	☐

2.     Approve on a non-binding, advisory basis the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.

	☐	☐	☐

NOTE:

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. The proxies will vote in their discretion as to any other matters that properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

M96220-TBD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF SHAREHOLDERS - NOVEMBER 19, 2015

The shareholder(s), revoking all prior proxies, hereby appoint(s) Mark Donegan, Shawn R. Hagel and Ruth A. Beyer, and each of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Precision Castparts Corp. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held on November 19, 2015 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES WILL VOTE IN THEIR DISCRETION AS TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side